    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996
                                                          REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  SIMULA, INC.
             (Exact name of Registrant as specified in its charter)

        ARIZONA                         3728                        86-0320129
(State of Incorporation)      (Primary Standard Industrial      (I.R.S. Employer
                              Classification Code Number)       Identification No.)

                            ------------------------
                     2700 NORTH CENTRAL AVENUE, SUITE 1000
                             PHOENIX, ARIZONA 85004
                                 (602) 631-4005
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------
                             BRADLEY P. FORST, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                     2700 NORTH CENTRAL AVENUE, SUITE 1000
                             PHOENIX, ARIZONA 85004
                                 (602) 631-4005
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                with copies to:

CHRISTIAN J. HOFFMANN, III, ESQ.                    ROBERT S. KANT, ESQ.
     STREICH LANG, P.A.                          MICHELLE S. MONSEREZ, ESQ.
      RENAISSANCE ONE                           O'CONNOR, CAVANAGH, ANDERSON,
  TWO NORTH CENTRAL AVENUE                      KILLINGSWORTH & BESHEARS, P.A.
 PHOENIX, ARIZONA 85004-2391                 ONE EAST CAMELBACK ROAD, SUITE 1100
      (602) 229-5200                               PHOENIX, ARIZONA 85012-1656
                                                        (602) 263-2400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================
TITLE OF EACH CLASS                                  PROPOSED           PROPOSED
OF SECURITIES TO BE             AMOUNT TO BE     MAXIMUM OFFERING   MAXIMUM AGGREGATE      AMOUNT OF
REGISTERED                       REGISTERED     PRICE PER SHARE(3)   OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Convertible Preferred Stock,
  par value $.05 per share(1).  1,380,000 shares       $25.00           $34,500,000          $11,896
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share(2)...............  2,300,000 shares         --                 --                 (4)
=========================================================================================================

(1) Includes 180,000 shares that may be purchased pursuant to the Underwriters' over-allotment option.
(2) This number is estimated on the date of this Registration Statement. The actual number of shares of Common Stock issuable upon conversion will be determined by the Conversion Rate on the date this Registration Statement becomes effective.
(3) Estimated solely for purposes of calculating the registration fee.
(4) The shares of Common Stock being registered hereby are issuable upon conversion of shares of Convertible Preferred Stock. Accordingly, no additional filing fee is required pursuant to Rule 457(i) under the Securities Act of 1933.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996

PROSPECTUS

                                1,200,000 SHARES
                LOGO               SIMULA, INC.
                       $ SERIES A CONVERTIBLE PREFERRED STOCK

     Simula, Inc. (the "Company") is hereby offering 1,200,000 shares of its
$     Series A Convertible Preferred Stock, par value $.05 per share
("Convertible Preferred Stock"). Dividends on the Convertible Preferred Stock are cumulative from the date of original issuance and payable quarterly
commencing January 30, 1997 at an annual rate of $     per share. Each share of
Convertible Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into shares of the Company's Common Stock, par
value $.01 per share ("Common Stock") at a rate of           shares of Common
Stock for each share of Convertible Preferred Stock (the "Conversion Rate"),
equivalent to a conversion price of $     per share of Common Stock, subject to
adjustment in certain events.

     The Convertible Preferred Stock is redeemable by the Company, in whole or
in part on a pro rata basis, at $     plus accrued dividends payable through the
redemption date, upon 30 days' written notice to the holders, mailed within 15 days after the closing price of the Company's Common Stock as quoted on the New
York Stock Exchange ("NYSE") has equaled or exceeded $     for any 10
consecutive trading days. The Convertible Preferred Stock is also redeemable at the option of the holders of the Convertible Preferred Stock in the event of a Change of Control of the Company.

     The Common Stock of the Company is traded on the NYSE under the symbol "SMU." On October 3, 1996, the closing price of the Common Stock on the NYSE was $14.25. See "Price Range of Common Stock." The Convertible Preferred Stock will be listed for trading on the NYSE under the symbol "SMU-pfA."

     INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS," BEGINNING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================
                                                   PRICE TO        UNDERWRITING      PROCEEDS TO
                                                  PUBLIC(1)        DISCOUNT(2)      COMPANY(1)(3)
----------------------------------------------------------------------------------------------------
Per Share.....................................         $                $                 $
----------------------------------------------------------------------------------------------------
Total(4)......................................         $                $                 $
====================================================================================================

(1) Plus accrued dividends, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $          .
(4) The Company has granted to the Underwriters an option for 45 days to purchase up to an additional 180,000 shares of Convertible Preferred Stock at the Price to Public less the Underwriting Discount, solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          , and $          , respectively. See "Underwriting."

     The shares of Convertible Preferred Stock are being offered by the Underwriters on a "firm commitment" basis, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to withdraw, cancel, modify or reject any orders, in whole or in part, and subject to certain other conditions. It is expected that delivery of the certificates representing
the shares will be made on or about             , 1996.

                              HD BROUS & CO., INC.

                The date of this Prospectus is October   , 1996

                                   [ARTWORK]

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CONVERTIBLE PREFERRED STOCK AND THE UNDERLYING COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters will not be exercised. All information in this Prospectus gives retroactive effect to the Company's 3-for-2 stock split of its Common Stock on September 28, 1995.

                                  THE COMPANY

     The Company is a market-focused developer of technologies and advanced products and solutions to safety-related problems and is a recognized world leader in energy absorption and related safety technologies. The Company designs and manufactures occupant safety systems and devices engineered to safeguard human life in a wide range of air, ground, and sea transportation vehicles and provides seating systems for aircraft, rail, and other mass transit vehicles. Through strategic acquisitions and successful application of its various proprietary technologies in energy-absorbing seating systems, inflatable restraints, and high-strength, lightweight advanced composite materials in a variety of industries, the Company, in recent years, has expanded its market focus and is introducing new products for commercial and military applications. The Company's current principal products are aircraft, rail, and mass-transit seating systems, and composite materials including armor. The Company plans to enter full scale production for the roll-out of new products in 1997, including its energy-absorbing seating systems for commercial aircraft, a side-impact inflatable restraint system for automobiles, a bulkhead airbag system for commercial aircraft, and two cockpit inflatable restraint systems for military aircraft.

     Energy-Absorbing and Other Seating Systems. For over 20 years, the Company has been the world's leading provider of energy-absorbing, or "crashworthy," seating systems. The Company is the largest supplier of energy-absorbing military helicopter and other military aircraft seats. As an outgrowth of this core business, in late 1995 the Company commenced the manufacture and sale of commercial airline seating systems that comply with stringent FAA safety standards mandating seats designed to absorb 16 times the force of gravity upon impact. Seating systems incorporating this crashworthy technology absorb shock upon impact that would otherwise be absorbed by an occupant of the vehicle. This is accomplished through engineering and utilization of the Company's proprietary data bases regarding the properties of materials, failure characteristics, and human body dynamics. The Company also is the leading North American provider of seating systems for rail and other mass transit vehicles, with an approximate 80% market share. As a prominent provider of aircraft interior services, the Company repairs and refurbishes commercial airline seats, overhauls and modifies seat assemblies, and designs and integrates telephone and entertainment systems into aircraft seats for several major airlines.

     Armor and Other Composite Materials. The Company develops and manufactures a variety of composite materials which are integrated into its products and the products of third parties. The Company's principal composite products include high-strength, ultra-lightweight armor systems for use in targeted applications, such as surrounding crew seats in aircraft (V-22 Osprey, Apache, Blackhawk, and CH-53 Sea Stallion), protecting vital components of aircraft (C-17 cockpits and tank power units), and providing additional floor protection (multi-wheeled and transport vehicles). Other new products utilizing the Company's composite technology include portable transparent armor products for use in commercial vehicles, such as police cars and executive vehicles.

     Inflatable Restraint Systems. The Company has developed proprietary and patented structures and systems that are used as inflatable restraints. The first product for automobiles, the inflatable tubular structure ("ITS"), is being introduced in certain 1997 BMW models to provide head and neck protection in side-impact collisions. The Company has a variety of other inflatable restraint applications and configurations for automobiles. The Company has also developed and certified the first airbag systems for commercial and military aircraft, which will be introduced in 1997. In addition to providing inflatable restraint products directly to automobile and aircraft manufacturers, the Company licenses its proprietary inflatable restraint technology and products to first tier component suppliers.

     Introductory Stage Technologies. The Company has several technologies and products in various phases of development that it believes will provide it with new products over the next several years. These products include additional applications of the Company's inflatable restraint technology, light-weight transparent armor, advanced sensors with multi-axial sensing ability, a vacuum-packed sealed parachute, and new polymers that may be used for high-performance windows, lenses, visors, and a number of other applications.

     The Company has experienced substantial growth since fiscal 1992 resulting from the broader application of its technology, its strategic acquisitions, and its development of new products. The Company's revenue increased from $18.8 million in 1992 to $59.1 million in 1995. During this time period, the percentage of the Company's revenue derived from government contracts declined from 100% in 1990 to approximately 30% in 1995, with the balance from commercial customers. The Company's principal customers include America West Airlines, Autoliv GmbH, BMW, Boeing, Continental Airlines, Matsushita, McDonnell Douglas, Morton International, Sikorsky Aircraft, Southwest Airlines, metropolitan transit authorities in major North American cities, and various branches of the United States armed forces and agencies.

     The Company incurred a loss before the cumulative effect of change in accounting principle of $183,000 for the six months ended June 30, 1996, principally as a result of expensing pre-contract costs and incurring plant start-up costs and corporate and sales infrastructure expenses necessary to support the production and shipment of its 16g seat ("16g Seat"), ITS, and bulkhead airbag products. The Company's contracts for its ITS and bulkhead airbag products provide for deliveries of commercial quantities beginning in 1997. Because of limited revenues from these products in 1996, the costs associated with these products are expected to continue to negatively impact 1996 results and are anticipated to result in a loss for the third quarter and possibly the fourth quarter of 1996. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's strategy is to maintain its leading position in creating and applying proprietary technologies and advanced solutions to safety related problems and to develop its products for commercial sale to a wide range of transportation customers. The key elements in executing this strategy are to (i) develop and utilize technology to enhance current products and create new products, (ii) focus on new product markets and regulatory requirements, (iii) expand manufacturing capabilities and maximize internal synergies, and (iv) pursue acquisitions and strategic alliances that complement existing businesses or provide manufacturing or distribution opportunities.

     The Company maintains its principal executive offices at 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004, and its telephone number is (602) 631-4005. Unless the context indicates otherwise, all references to the "Company" or "Simula" refer to Simula, Inc. and its subsidiaries.

                                  THE OFFERING
               See "Description of Convertible Preferred Stock."

Securities Offered.........  1,200,000 shares of $     Convertible Preferred
                             Stock.

Capital Stock
Outstanding................  8,977,623 shares of Common Stock and no shares of
                             Preferred Stock.

Capital Stock
  Outstanding After
  Offering.................  8,977,623 shares of Common Stock and 1,200,000 shares of Convertible Preferred Stock that is
                             convertible into an aggregate of      shares of
                             Common Stock.

Liquidation Preference.....  $25 per share of Convertible Preferred Stock, plus accumulated and unpaid dividends.

Dividends..................  Cumulative annual dividends of $     per share
                             payable quarterly out of assets legally available therefor on the 30th day of January, April, July, and October of each year (or if such day is not a business day, on the next succeeding business day), commencing January 30, 1997, when, as, and if declared by the Board of Directors.
                             Dividends will cumulate from the date of issuance.

Conversion Rights..........  Each share of Convertible Preferred Stock is convertible at the option of the holder at any
                             time, unless previously redeemed, into    shares of
                             the Company's Common Stock (the "Conversion Rate"),
                             equivalent to a conversion price of $   per share
                             of Common Stock, subject to adjustment in certain events.

Optional Redemption........  If not earlier converted or redeemed, the
                             Convertible Preferred Stock is redeemable at the option of the Company in whole or in part on a pro
                             rata basis, at $   per share plus accrued dividends
                             payable through the redemption date, upon 30 days' written notice to the holders, mailed within 15 days after the closing price of the Company's Common Stock on the NYSE has equaled or exceeded
                             $   for any 10 consecutive trading days. Holders
                             will have the right to convert their shares at any time until the close of business on the day prior to the date fixed for redemption.

Change of Control
Redemption.................  Within 30 days following the occurrence of any
                             Change of Control, as defined herein, the Company will offer ("Change of Control Offer") to purchase all outstanding Convertible Preferred Stock at a purchase price of $25 per share plus accrued and unpaid dividends to the date of the Change of Control Offer.

Voting Rights..............  The holders of the Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by law. On matters subject to a vote by holders of the Convertible Preferred Stock, the holders are entitled to one vote per share. If the equivalent of six consecutive quarterly dividends payable on the Convertible Preferred Stock, or on any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to dividends or liquidation rights and having similar voting rights, are in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding series of parity preferred stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment. Without the consent of the holders of Convertible Preferred Stock, the Company may issue other series of preferred stock that are pari passu with, or junior to, the Convertible Preferred Stock as to dividends and liquidation rights. Without the approval of the holders of at least a majority of the number of shares of Convertible Preferred Stock, voting separately as a class, the Company may not issue preferred stock that is senior to the Convertible Preferred Stock as to dividends or liquidation rights or amend, alter, or repeal any of the voting rights, designations, preferences, or other rights of the holders of the Convertible Preferred Stock or amend the Company's Articles of Incorporation so as to adversely affect such voting rights, designations, preferences, or other rights.

Listing....................  The Convertible Preferred Stock will be listed for trading on the NYSE under the symbol "SMU-pfA." The Company's Common Stock is listed on the NYSE under the symbol "SMU."

Use of Proceeds............  Establishment and expansion of manufacturing facilities, working capital and other general purposes, and potentially for acquisitions. See "Use of Proceeds."

Risk Factors...............  Prospective purchasers of shares of Convertible
                             Preferred Stock should consider carefully the factors set forth under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEAR ENDED DECEMBER 31,                           SIX MONTHS ENDED JUNE 30,
                               --------------------------------------------------------------     -----------------------------
                                  1991         1992         1993         1994         1995           1995             1996
                               ----------   ----------   ----------   ----------   ----------     ----------     --------------
INCOME STATEMENT DATA:
Revenue......................  $   15,144   $   18,833   $   24,781   $   41,158   $   59,089     $   28,802       $   36,358
Operating income(1)..........       2,089        2,387        2,665        5,184        6,858          3,559              487
Earnings (loss) before
  cumulative effect of a
  change in accounting
  principle(2)...............       1,732        1,270        1,121        2,114        4,102          1,553             (183)
  Cumulative effect of change
    in accounting
    principle(2).............          --           --           --           --           --             --           (3,240)
                               ----------   ----------   ----------   ----------   ----------     ----------       ----------
Net earnings (loss)(2)(3)....       1,732        1,270        1,121        2,114        4,102          1,553           (3,423)
                               ==========   ==========   ==========   ==========   ==========     ==========       ==========
PER SHARE AMOUNTS:
Earnings (loss) before
  cumulative effect of a
  change in accounting
  principle(2)(4)............  $     0.31   $     0.29   $     0.22   $     0.37   $     0.48     $     0.20       $    (0.02)
Cumulative effect of change
  in accounting
  principle(2)...............          --           --           --           --           --             --             (.36)
                               ----------   ----------   ----------   ----------   ----------     ----------       ----------
Net earnings (loss)(2)(5)....  $     0.31   $     0.29   $     0.22   $     0.37   $     0.48     $     0.20       $    (0.38)
                               ==========   ==========   ==========   ==========   ==========     ==========       ==========
Weighted average shares
  outstanding(5).............   3,571,940    4,608,825    5,024,679    5,704,926    8,576,817      7,748,819        8,916,287
Ratio of earnings to fixed
  charges and preferred
  dividends(6)...............        3.85x        5.86x        3.00x        2.67x        3.20x          2.97x              --
OTHER DATA:
Research and development:
  Funded by the Company......  $      127   $      240   $      376   $      688   $    1,419     $      729       $      338
  Funded through contracts...       1,161        4,529        1,813        3,165        4,722          2,023            1,958

                                                                                                   SIX MONTHS ENDED JUNE 30,
                                                   YEAR ENDED DECEMBER 31,                                   1996
                                --------------------------------------------------------------   -----------------------------
                                   1991         1992         1993         1994         1995      PRO FORMA(7)   AS ADJUSTED(8)
                                ----------   ----------   ----------   ----------   ----------   ------------   --------------
BALANCE SHEET DATA:
Working capital...............  $    2,197   $    4,049   $    8,209   $    5,236   $   21,476    $   33,885      $   52,624
    Total assets..............       9,073       18,007       26,787       47,691       74,739        88,059         110,755
Long-term debt................       1,456        4,839       12,794       15,339       11,261        23,725          20,964
Shareholders' equity..........       2,800        7,232        8,078       16,649       47,532        44,892          72,392

---------------
(1) Includes an unusual item to pay certain settlement costs of $919,000 for the year ended December 31, 1993. See Note 13 to Consolidated Financial Statements.

(2) During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. These costs were previously deferred and recovered over the revenue streams from the Company's customers. Effective January 1, 1996, these costs have been expensed. As a result, periods prior to January 1, 1996 are not comparable. Net earnings and earnings per share for the year ended December 31, 1995 and the six-month period ended June 30, 1995 would have been $1,658,299, $.19, $1,116,402, and $.14, respectively, if the new method of accounting had been adopted in such periods.

(3) Pro forma net earnings for 1991 and 1992, reflecting pro forma tax provisions and the elimination of certain expenses related to the period prior to the Company's initial public offering, were $1,123,000 and $1,313,000, respectively.

(4) Amounts for 1991 and 1992 are pro forma earnings per share reflecting pro forma income noted in (3) above.

(5) The Company effected a 3-for-2 split of its Common Stock on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

(6) Ratio of earnings to fixed charges and preferred dividends is computed by dividing (i) earnings (loss) before income taxes plus fixed charges and preferred stock dividend requirements by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest on indebtedness, amortization of debt issuance cost and the estimated interest component (one-third) of rental and lease expense. There were no preferred stock dividend requirements during the periods presented. Earnings were insufficient to cover fixed charges by $304,000 for the six months ended June 30, 1996.

(7) Pro forma reflects historical amounts adjusted to reflect the issuance of $14,300,000 of Series C 10% Senior Subordinated Convertible Notes in September 1996.

(8) Adjusted to reflect the issuance of the 1,200,000 shares of Convertible Preferred Stock offered hereby and the application of the estimated net proceeds of $27.5 million.

                                  RISK FACTORS

     Prospective purchasers of the Convertible Preferred Stock offered hereby should carefully consider the following factors in addition to the other information in this Prospectus. This Prospectus contains certain forward-looking statements and information. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere herein.

RECENT AND ANTICIPATED LOSSES

     In order to prepare for the production of the 16g Seat in commercial quantities and the commercial introduction of the ITS and bulkhead airbag, the Company has incurred significant pre-contract costs, which have been charged to expense in 1996. In prior years, such costs were capitalized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 20 to the Consolidated Financial Statements. In order to support the introduction and production of these products, the Company has incurred plant start-up costs and has also significantly increased expenses applicable to its corporate and sales infrastructure, which expenses were necessary to develop markets and support the production of these products that are anticipated to produce revenue in late 1996 and 1997. In addition, the Company has accelerated research and development expenses applicable to potential new products related to these technologies. The incurrence of these costs resulted in a loss before the cumulative effect of the change in accounting principle of $183,000 for the six months ended June 30, 1996 and are anticipated to result in a net loss in the third quarter and possibly the fourth quarter of 1996. The Company is unable to estimate the range of loss at this time. The Company's contracts for the ITS and bulkhead air bag provide for deliveries of commercial quantities in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENTRY INTO NEW MARKETS

     The Company plans to enter full scale production for new product roll-outs in 1997 for its crashworthy seating systems for commercial aircraft, a side-impact inflatable restraint system for automobiles, a bulkhead airbag system for commercial aircraft, and two cockpit inflatable restraint systems for military aircraft. There can be no assurance that the Company will be successful in the introduction of its new products. Such success will depend on a variety of factors, including successful product testing and acceptance by its potential customers, particularly airlines and automobile manufacturers; the success of the Company's sales and marketing efforts in markets not previously addressed by the Company; successful and rapid expansion of the Company's manufacturing capacity, including the expansion or establishment of additional manufacturing facilities, particularly for inflatable restraints and aircraft seating systems; the ability of the Company's products to provide their intended benefits; and increasing government safety regulations and consumer safety concerns, particularly for energy-absorbing seating systems and for inflatable restraints. If the Company is unable to manufacture and market its new products successfully, its business, results of operations, and financial condition will be materially and adversely affected. See "Business."

PRODUCTION RISKS AND MANUFACTURING EXPERIENCE

     The Company does not have experience in high-volume manufacturing and must build capacity to meet anticipated demand for certain of its new products. The Company is currently adding to its production capabilities through new plant and equipment. The Company plans to use approximately $6.0 million of the net proceeds of this offering to establish new and expand existing manufacturing facilities, primarily for the manufacture of aircraft systems and components related to the Company's automobile side-impact inflatable restraint system. See "Use of Proceeds." While the Company has received initial purchase orders for its new products, it is committing substantial resources to the manufacture of such new products prior to the receipt of volume orders for any of them. The Company could also incur significant start-up costs, expenses, and delays in connection with its attempts to manufacture commercial quantities of its new products. There can be no assurance that the anticipated level of demand will occur or that the Company will not experience either overcapacity or undercapacity in its new production facilities. Further, there can be no assurance that the Company will be successful in overcoming the technological, engineering, and management challenges associated with the production of commercial quantities of its new products, at any given volume, at acceptable costs, or on a timely or profitable basis. Operating results could be adversely affected if the expansion of the Company's manufacturing capacity is delayed or inefficiently implemented. No assurance can be given that the Company will not experience manufacturing inefficiencies or delivery problems in the future in the event of fluctuations in demand. When and if the Company receives volume orders for its products, it may determine to license or outsource the manufacturing of certain of the components. There can be no assurance that the Company will be able to identify manufacturers that will meet its requirements as to quality, reliability, timeliness, and cost-effectiveness. Any such failure will limit the Company's ability to satisfy customer orders and would have a material adverse effect on the Company's business, results of operations, and financial condition. See "Business -- Production, Manufacturing, and Licensing."

     The Company believes that its products and components have passed, and will continue to pass, certain product performance and reliability testing by its customers; however, there can be no assurance that its products will continue to pass such testing in the future, particularly as the Company moves toward higher production volumes. If such problems occur, the Company could experience increased costs, delays, reductions or cancellations of orders and shipments, and warranty issues, any of which could adversely affect the Company's business, results of operations, and financial condition.

ABILITY TO PAY CONVERTIBLE PREFERRED STOCK DIVIDENDS

     The ability of the Company to pay dividends on the Convertible Preferred Stock is limited by covenants contained in the Company's Indenture governing the issuance of the Company's 12% Senior Subordinated Notes due 1998 (the "12% Notes") and 10% Series C Senior Subordinated Convertible Notes due 1999 (the "10% Notes"). The covenants restrict the Company from making certain payments, including the payment of dividends, in the event the Company is in default in the payment of principal or interest or fails to meet certain prescribed debt coverage ratios. To date, the Company has never been in default under its debt instruments or failed to comply with any covenants or debt coverage ratios in the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Convertible Preferred Stock," and "Description of Other Capital Stock and Debt Securities."

INVESTMENT IN AND DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company's future success and competitive position depend to a significant extent upon its proprietary technology. The Company must make significant investments to continue to develop and refine its technologies. Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect the Company's operations unless the Company is able to adapt to the resulting change in conditions. As a result, the Company will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production, and test equipment, and the enhancement of design and manufacturing processes and techniques. The Company's future operating results will depend to a significant extent on its ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost, and performance with the design and manufacturing capabilities of aircraft and automobile suppliers. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions, and market acceptance of customers' end products. Because of the complexity of the Company's products, the Company may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If the Company were unable to design and manufacture solutions for new products of its customers on a timely and cost-effective basis, its future operating results would be adversely affected.

     The Company relies in part on patent, trade secret, and copyright law to protect its intellectual property. There can be no assurance that any patent owned by the Company will not be invalidated or challenged, that the rights granted thereunder will provide competitive advantages to the Company, or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology, or design around the patents owned by the Company. In addition, effective patent and other intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. Litigation may be necessary in the future to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, and to determine the validity and scope of the proprietary rights of others. Similarly, there can be no assurance that the Company's technologies will not be subject to claims that they infringe the rights of others, which would require the Company to defend such claims. Patent and trade secret litigation could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's operating results and financial condition. See
"Business -- Proprietary Technology."

DEPENDENCE ON INDUSTRY RELATIONSHIPS

     A number of the Company's products are components in its customers' final products. In particular, the Company's automobile and aircraft inflatable restraint systems are intended for use as components in automobiles or aircraft. Accordingly, to gain market acceptance, the Company must demonstrate that its products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that the Company's products will be able to achieve any of these advantages for the products of its customers. Furthermore, even if the Company is able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate the Company's products into their final products, or if they do, that the Company's products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that the Company's relationships with its manufacturer customers will ultimately lead to volume orders for the Company's products. The failure of manufacturers to incorporate the Company's products into their final products would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company also depends on its relationships with first tier component suppliers to which it licenses its proprietary technology to facilitate the marketing and distribution of its products, particularly its inflatable restraint products. See "Business -- Operating and Growth Strategy -- Expanding Manufacturing Capabilities and Maximizing Internal Synergies."

SUBSTANTIAL RELIANCE UPON MAJOR CUSTOMERS

     The Company's business has relied to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then current contracts. During fiscal 1995 and to date in fiscal 1996, no commercial customer accounted for more than 10% of the Company's revenue. Although the Company has long-established relationships with a number of its customers, the Company does not have long-term supply contracts with any customers. The Company's customers also generally do not commit to long-term production schedules and, as a result, customer orders generally can be canceled and volume levels changed or delayed. The timely replacement of canceled, delayed, or reduced orders cannot be assured. The loss or reduction in sales to a major customer may have a more material adverse effect on the Company's operations and financial condition than would be the case if the Company's revenue were less concentrated by customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     The Company believes that the United States Army and other branches of the United States armed forces as well as prime defense contractors, to which the Company has supplied products for approximately 20 years, will continue to be major customers, although the percentage of the Company's revenue attributable to them can be expected to decrease as a result of the Company's expanding commercial operations. See

"Business -- Customers" and "Business -- Backlog." Reliance upon defense contracts involves certain inherent risks, including dependence on Congressional appropriations, changes in governmental policies that reflect military and political developments, and other factors characteristic of the defense industry. The Company believes that the impact of reductions in military expenditures have been and may continue to be less significant on the Company than on many other military suppliers because completed and currently announced reductions in military expenditures have tended to relate more to strategic programs than to the types of tactical programs that the Company's products address. There can be no assurance, however, that reductions in military expenditures or the type of reductions instituted will not adversely affect the Company's business, operating results, and financial condition. See
"Business -- Overview of Markets and Industry -- Safety Related Military Products."

EFFECT OF GOVERNMENT CONTRACT PROVISIONS

     As a contractor and subcontractor to the United States government, the Company is subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Sales of many of the Company's products are governed by rules favoring the government's contractual position. As a consequence, such contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction, or modification in the event of changes in government requirements, reductions of federal spending, or other factors. The Company's government-related revenue has resulted almost exclusively from firm, fixed-price contracts. Fixed-price contracts involve certain inherent risks to the Company, including underestimating costs, problems with new technologies, and economic and other changes that may occur over the contract period. The accuracy and appropriateness of certain costs and expenses used to substantiate direct and indirect costs of the Company for the United States government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency ("DCAA"), an arm of the United States Department of Defense. The DCAA has the right to challenge the Company's cost estimates or allocations with respect to any such contract. If a DCAA audit establishes overcharges or discrepancies in costs or accounting, it can seek the repayment of such overcharges or seek other reconciliations. DCCA audits are routine in the defense contracting industry, and the Company has been subject to such audits from time to time. Since the inception of the Company's operations, no DCAA audit has resulted in an adverse determination against the Company. In September 1993, however, the Company agreed to pay $445,000 over a 12-month period to resolve an overcharge dispute, without any admission of liability. The investigation and settlement resulted in the review of virtually all of the Company's government contracts entered into between April 1987 and June 1990. The settlement agreement concluded any other potential defective pricing claims on all of the Company's contracts with the United States Department of Defense negotiated during that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 13 to the Consolidated Financial Statements.

NEED FOR ADDITIONAL CAPITAL

     The Company must continue to make significant investments in research and development, equipment, and facilities, including capital expenditures to construct and equip the facilities it presently has under development in the balance of fiscal 1996 and into fiscal 1997. The Company's operating results may be adversely affected if its revenue does not increase sufficiently to offset the increase in fixed costs and operating expenses relating to these capital expenditures. The continued expansion of the Company's business may require it, from time to time, to seek debt or equity financing in addition to the funds to be provided by this offering. Such capital expenditures may be required to maintain or expand the Company's engineering, design, and production facilities and equipment as well as to otherwise finance the growth of its business. The Company cannot predict the timing or amount of any such capital requirements. The Company anticipates that such financing may include bank financing or the issuance of debt or equity securities. The Company's ability to incur indebtedness is limited by covenants and restrictions under the Company's loan agreement with Wells Fargo Bank N.A. and the Indenture pursuant to which its 12% Notes and 10% Notes were issued. See "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The ability of the Company to obtain bank financing or raise additional debt or equity capital also will depend on its financial condition and results of operations. In addition, there can be no assurance that additional financing will be available to the Company if and when required and under terms acceptable to the Company.

ACQUISITIONS

     The Company's acquisition strategy depends in large part on its continued ability to successfully acquire, integrate, and operate additional companies that have complementary businesses that can utilize or enhance the Company's technologies or that can provide benefits in terms of manufacturing, distribution, or availability of component parts. The Company has completed three major acquisitions since August 1993. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, that it will be able to consummate or finance any such acquisitions, or that it will be able to integrate any such acquisitions successfully into its operations. See "Business -- Operating and Growth Strategy -- Exploring Acquisition and Strategic Alliance Opportunities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUARTERLY OPERATING RESULTS; CYCLICALITY

     Since the beginning of 1993 the Company has experienced significant growth in its revenue and net income as a result of internal growth and its acquisitions. As a growth company, the Company's quarterly results may be especially variable and historic results are not a reliable basis on which to predict future operating results. Further, during the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs under which various costs are expensed as incurred rather than being deferred. The effect of changing this accounting principle resulted in a restatement and reduction of earnings per share previously reported for the first quarter of 1996. The Company's change in accounting method in 1996 will make year to year and quarter to quarter comparisons of earnings difficult. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The continued success of the Company will be impacted by the cyclical nature of the airline, rail, and automobile industries as well as other markets served by the Company's products; the level and makeup of military expenditures; technological changes; competition and competitive pressures on pricing; new government regulations; and economic conditions in the United States and worldwide markets served by the Company and its customers. The Company's products are incorporated into a variety of transportation vehicles. A slowdown in demand for such new transportation vehicles or modification services to existing transportation vehicles as a result of economic or other conditions in the United States or in the worldwide markets served by the Company and its customers or other broad-based factors could adversely affect the Company's operating results and financial condition. Conversely, an increase in demand for new transportation vehicles or modification services could strain the Company's capacity, its manufacturing efficiency, and delivery schedules. See "Business."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has been and in the future may be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, actual or anticipated announcements of technical innovations or new products by the Company or its competitors, contracts with key customers, new agreement negotiations, changes in analysts' estimates of the Company's financial performance, general industry conditions, military expenditures, worldwide economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The markets served by the Company's aircraft and rail seating and inflatable restraint systems are intensely competitive. Most of the Company's competitors have greater marketing capabilities and financial resources than the Company. Although most of the Company's technology is proprietary, many businesses are actively engaged in the research and development of new products and in the manufacture and sale of products that may compete with the Company's inflatable restraint systems, structures, and materials capabilities. The Company's present or future products could be rendered obsolete by technological advances by one or more of its competitors or by future entrants into its markets. Competition for commercial contracts relates primarily to technical know-how, cost, and marketing efforts. Competition for government contracts relates primarily to the award of contracts for the development of proposed products rather than for the supply of products that have been developed under contracts. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. The demand for aircraft seating, which is one of the Company's target markets, currently exceeds supply; however, the Company's competitors may seek to cover such undercapacity. As a result, there is no assurance that such undercapacity in those markets will continue to exist in the future. A substantial increase in the capacity of all manufacturers in those markets may have an adverse impact on the Company's results of operations and financial condition. See "Business -- Competition."

MANAGEMENT OF GROWTH

     The Company currently is experiencing a period of significant growth. The Company's ability to manage its growth effectively will require it to enhance its operational, financial, and management information systems. In addition, the Company must also effectively oversee operations of geographically dispersed subsidiaries in diverse lines of business. The Company is increasing staffing and other expenses as well as its expenditures on manufacturing plants, capital equipment and leasehold improvements in order to meet the anticipated demand of its customers for its new products. However, the Company's customers generally do not commit to firm production schedules for other than a relatively short time in advance. The Company's profitability would be adversely affected if the Company increased its expenditures in anticipation of future orders that do not materialize. Its customers may also require, from time to time, rapid increases in design and production services, which place an excessive short-term burden on the Company's resources. The failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, operating results, and financial condition.

PRODUCT LIABILITY

     The Company will face increasing exposure to product liability claims as it increases its presence in commercial markets. Product liability claims may be particularly significant in connection with the Company's commercial aircraft and automobile products. The Company maintains product liability insurance, including general product liability, special aircraft product liability, and product recall insurance. In connection with its government business, product liability defense is available to some extent under the so-called "government contractor defense." In addition, the Company's product liability insurance also provides protection with respect to exposure, if any, under government contracts and products. The Company believes its insurance is adequate.

GOVERNMENT SAFETY REGULATIONS

     The Company regularly monitors regulations adopted or being considered by the Federal Aviation Administration ("FAA") relating to airlines, particularly those relating to seating and restraints, and by the National Highway Traffic Safety Administration ("NHTSA"), particularly those relating to airbags and other safety features in automobiles, rail, and other mass transit vehicles. Administratively promulgated regulations are typically subject to industry resistance, comment periods, and significant delays in implementation. To the extent that proposed regulations are withdrawn or that new or existing regulations are subsequently amended, rescinded, or deadlines for compliance extended, the demand for improved safety systems, such as those provided by the Company, could be adversely impacted. See "Business -- Overview,"
"Business -- Operating and Growth Strategy -- Market and Regulatory Focus," "Business -- Overview of Markets and Industry --

Commercial Airliner Safety Systems," and "Business -- Overview of Markets and Industry -- Automobile Safety Systems."

HOLDING COMPANY STRUCTURE

     The Company is a holding company with no business operations of its own. The Company's only material assets are the outstanding capital stock of its subsidiaries, through which it conducts its operations. See
"Business -- Operating and Growth Strategy." As a holding company, the Company depends on dividends from its subsidiaries to pay dividends on the Convertible Preferred Stock.

ENVIRONMENTAL REGULATIONS

     The Company is subject to a variety of federal, state, and local government regulations related to the storage, use, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in its manufacturing processes. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's operating results and financial condition. See "Business -- Environmental Regulations."

INTERNATIONAL TRADE AND CURRENCY EXCHANGE

     Approximately 11% of the Company's revenue in fiscal 1995 was derived from international customers. The Company has acquired manufacturing facilities outside the United States in anticipation of an increased volume of business overseas, particularly with respect to its inflatable restraint systems for automobiles. Therefore, the Company may purchase an increasing portion of its raw materials and equipment from foreign suppliers and incur labor costs in foreign locations. The foreign sale of products and the purchase of raw materials and equipment from foreign suppliers may be adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in current tariff structures, export compliance laws, or other trade policies, could adversely affect the Company's ability to sell its products in foreign markets and purchase materials or equipment from foreign suppliers.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     The Company's success depends upon the retention of key personnel, particularly Stanley P. Desjardins, its founder and Chairman, and Donald W. Townsend, its President. The Company has entered into five-year employment contracts with Messrs. Desjardins and Townsend through the year 2001. The loss of Messrs. Desjardins or Townsend or other existing key personnel or the failure to recruit and retain necessary additional personnel would adversely affect the Company's business prospects. Additionally, the covenants of one of the Company's credit facilities requires that the Company continue to employ Messrs. Desjardins and Townsend. There can be no assurance that the Company will be able to retain its current personnel or attract and retain necessary additional personnel. See "Business -- Employees" and "Management."

CONTROL BY MANAGEMENT

     Following the completion of this offering and assuming the conversion of the Convertible Preferred Stock into Common Stock, the directors and executive officers of the Company will own an aggregate of 3,901,474 shares of Common
Stock, or approximately      % of the outstanding Common Stock of the Company,
of which Stanley P. Desjardins owns 3,555,752 shares. Through the ownership of such Common Stock, the ability to elect or otherwise designate members of the Board of Directors, as a practical matter, will continue to reside with the current management of the Company. The directors and executive officers have the right to acquire additional shares upon exercise of options granted under the Company's stock option plans, and the executive officers may acquire additional shares under the Company's Employee Stock Purchase Plan. See "Principal Shareholders," "Management -- Stock Options," and "Management -- Employee Stock Purchase Plan."

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company had 8,977,623 shares of Common Stock outstanding, of which 3,682,049 shares are "restricted securities" (the "Restricted Shares") as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Act"). Such Restricted Shares may be subject to volume and other resale limitations described below. The directors and executive officers have agreed with the Company at the request of the Representative not to sell or otherwise dispose of any shares of Common Stock in the public market for a period of 90 days after the date of this Prospectus without the prior written consent of the Representative. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior the sale, and who beneficially owns restricted securities with respect to which at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. See "Principal Shareholders -- Shares Eligible For Future Sale" and "Underwriting."

REGISTRATION RIGHTS

     In September 1996, the Company issued $14.3 million principal amount of the 10% Notes in a private placement. The 10% Notes are convertible into approximately 850,000 shares of Common Stock. The Company committed to use its best efforts to file a registration statement in November 1996 covering resales by the holders of the Common Stock issuable upon conversion of the 10% Notes. In addition, for the term of the 10% Notes, the holders of at least 25% of the 10% Notes, or Common Stock if converted, may require the Company to file a registration statement under the Act with respect to the Common Stock underlying the Notes. The Company also committed to use its best efforts to cause such registration statement to become effective and will bear the expenses associated with the registration. Sales of substantial amounts of Common Stock in the public market subsequent to the completion of this offering, and the possibility that such sales may be made, could adversely affect the prevailing market price of the Company's Common Stock into which the Convertible Preferred Stock may be converted. See "Description of Other Capital Stock and Debt Securities."

NO PRIOR PUBLIC MARKET

     There has been no public market for the Convertible Preferred Stock prior to this offering, and there can be no assurance that such market will develop or be sustained upon completion of this offering.

                                USE OF PROCEEDS

     The net proceeds of the 1,200,000 shares being offered hereby, after deducting underwriting discounts and offering expenses, are estimated to be approximately $27.5 million. The Company plans to use approximately $6.0 million of the net proceeds to establish new and expand existing manufacturing facilities, primarily for the manufacture of aircraft and rail seating systems and components related to the Company's automobile side-impact inflatable restraint system. The Company also intends to use approximately $4.8 million of the net proceeds for repayment of various debt obligations, of which approximately $2.0 million was included in the current portion of long-term debt at June 30, 1996. The indebtedness to be repaid was incurred primarily to fund equipment purchases. The remaining net proceeds will be used for working capital and other general corporate purposes, including potential future acquisitions. The Company does not have any acquisitions pending at this time.

     Pending the uses described above, the Company will invest the net proceeds of this offering in high quality government and short-term investment grade, interest bearing securities.

     The foregoing represents the Company's best estimate of its allocation of the proceeds of this offering based upon its present plans and business conditions. However, there can be no assurance that unforeseen events or changed business conditions will not result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. Any such reallocation of the net proceeds of this offering would be substantially limited to the categories set forth above.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at June 30, 1996; (ii) the pro forma capitalization giving effect to the issuance of $14.3 million long-term debt; and (iii) the capitalization as adjusted to give the effect to the estimated net proceeds of this offering of $27.5 million. See "Use of Proceeds" and Consolidated Financial Statements contained elsewhere in this Prospectus.

                                                                      JUNE 30, 1996(1)
                                                         ------------------------------------------
                                                          ACTUAL       PRO FORMA(3)     AS ADJUSTED
                                                         ---------     ------------     -----------
                                                         (Dollars in thousands)
SHORT-TERM DEBT:
  Revolving line of credit.............................  $   6,700       $     --         $    --
  Current portion of long-term debt....................      4,891          4,891           2,848
                                                           -------        -------         -------
                                                            11,591          4,891           2,848
                                                           -------        -------         -------
LONG-TERM DEBT:
  12% Senior Subordinated Notes Due December 1998......      5,700          5,700           5,700
  10% Senior Subordinated Convertible Notes due
     September 1999....................................                    14,300          14,300
  Mortgage notes and other(2)..........................      3,725          3,725             964
                                                           -------        -------         -------
                                                             9,425         23,725          20,964
                                                           -------        -------         -------
SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $.05 per share; 50,000,000
     shares authorized; no shares outstanding and
     1,200,000 shares as adjusted......................         --             --              60
  Common stock, par value $.01 per share; 50,000,000
     shares authorized; 8,966,442 shares issued........         90             90              90
  Additional paid-in capital...........................     38,697         38,697          66,137
  Retained earnings....................................      6,105          6,105           6,105
                                                           -------        -------         -------
                                                            44,892         44,892          72,392
Total capitalization...................................  $  65,908       $ 73,508         $96,204
                                                           =======        =======         =======

---------------
(1) Excludes shares of Common Stock reserved for issuance under stock option plans, the Employee Stock Purchase Plan and an estimate of 850,000 shares of Common Stock reserved for issuance upon conversion of the 10% Notes. See "Management -- Stock Option Plans, "Management -- Employee Stock Purchase Plan" and "Description of Other Capital Stock and Debt Securities."

(2) Consists of various loans payable, secured by property and equipment; unsecured installment notes; and obligations under capital leases. See Note 8 to Consolidated Financial Statements.

(3) Actual June 30, 1996 amounts adjusted to reflect the issuance of $14.3 million of the 10% Notes in September 1996 and the use of proceeds to repay the June 30, 1996 balance of the revolving line of credit.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed on the NYSE under the symbol "SMU" since January 31, 1996. From October 14, 1993 until January 30, 1996, the Company's Common Stock traded on the American Stock Exchange, and from April 14, 1992 until October 13, 1993, the Company's Common Stock traded on the Nasdaq National Market System.

     On September 28, 1995, the Company completed a 3-for-2 stock split for all holders of record of the Company's Common Stock as of September 15, 1995, thereby increasing the number of shares of the Company's Common Stock issued and outstanding from 5,904,647 to 8,856,952.

     Giving effect to the stock split, the following table sets forth the quarterly high and low closing prices of the Company's Common Stock for each calendar quarter of the years indicated.

                                                                  HIGH       LOW
                                                                 ------     ------
            1994:
            First Quarter......................................  $ 6.25     $ 3.58
            Second Quarter.....................................    7.67       5.17
            Third Quarter......................................   12.50       6.67
            Fourth Quarter.....................................   16.67      11.58
            1995:
            First Quarter......................................  $14.92     $12.83
            Second Quarter.....................................   16.42      13.50
            Third Quarter......................................   25.13      14.83
            Fourth Quarter.....................................   24.13      16.50
            1996:
            First Quarter......................................  $19.25     $12.75
            Second Quarter.....................................   20.63      15.88
            Third Quarter......................................   18.38      15.75
            Fourth Quarter (through October 3, 1996)...........   15.75      14.25

     The number of holders of the Common Stock of the Company, including beneficial holders of shares held in street name, is estimated to be in excess of 2,500. On October 3, 1996, the closing price of the Common Stock was $14.25 per share.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends and does not plan to pay cash dividends on its Common Stock in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business. Any payment of cash dividends on its Common Stock in the future will depend upon the Company's earnings, financial condition, capital requirements, restrictions imposed by creditors of the Company, including restrictions in the loan agreement pertaining to the Company's Credit Agreement with Wells Fargo Bank N.A. and in the Indenture governing the 12% Notes and the 10% Notes, and other factors which the Board of Directors deems relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The Selected Consolidated Financial Data presented below has been derived from historical audited consolidated financial statements of the Company for each of the five years in the period ended December 31, 1995 and the unaudited interim consolidated financial statements of the Company for the six-month periods ended June 30, 1995 and 1996. The financial statements included elsewhere herein at December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors. The interim consolidated financial statements for the six-month periods ended June 30, 1995 and 1996 are unaudited, but in the opinion of management of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial data for such periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto.

                                                                                                          SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                          JUNE 30,
                                             -------------------------------------------------------     -------------------
                                              1991        1992        1993        1994        1995        1995        1996
                                             -------     -------     -------     -------     -------     -------     -------
INCOME STATEMENT DATA:
Revenue....................................  $15,144     $18,833     $24,781     $41,158     $59,089     $28,802     $36,358
Cost of revenue............................    9,967      12,135      15,728      27,709      36,622      18,587      27,795
                                             -------     -------     -------     -------     -------     -------     -------
Gross margin...............................    5,177       6,698       9,053      13,449      22,467      10,215       8,563
Administrative expenses....................    3,088       4,311       5,469       8,265      15,609       6,656       8,076
Unusual item...............................       --          --         919          --          --          --          --
                                             -------     -------     -------     -------     -------     -------     -------
Operating income...........................    2,089       2,387       2,665       5,184       6,858       3,559         487
Interest income............................       --          57          --          22         440         191          --
Interest expense...........................      357         209         800       1,832       2,030       1,162         791
                                             -------     -------     -------     -------     -------     -------     -------
Income (loss) before taxes.................    1,732       2,235       1,865       3,374       5,268       2,588        (304)
Income tax expense (benefit)...............                  965         744       1,260       1,166       1,035        (121)
                                             -------     -------     -------     -------     -------     -------     -------
Earning (loss) before cumulative effect of
  change in accounting principle(1)........    1,732       1,270       1,121       2,114       4,102       1,553        (183)
Cumulative effect of change in accounting
  principle(1).............................       --          --          --          --          --          --      (3,240)
                                             -------     -------     -------     -------     -------     -------     -------
Net earnings (loss)(1)(2)..................  $ 1,732     $ 1,270     $ 1,121     $ 2,114     $ 4,102     $ 1,553     $(3,423)
                                             =======     =======     =======     =======     =======     =======     =======
PER SHARE AMOUNTS:
Earnings (loss) before cumulative effect of
  a change in accounting principle(1)(3)...  $   .31     $   .29     $   .22     $   .37     $   .48     $   .20     $  (.02)
Cumulative effect of change in accounting
  principle(1).............................       --          --          --          --          --          --        (.36)
                                             -------     -------     -------     -------     -------     -------     -------
Net earnings (loss)(1)(2)..................  $   .31     $   .29     $   .22     $   .37     $   .48     $   .20     $  (.38)
                                             =======     =======     =======     =======     =======     =======     =======
Weighted Average shares outstanding(4).....  3,571,940   4,608,825   5,024,679   5,704,926   8,576,817   7,748,819   8,916,287
Ratio of Earnings to Fixed Charges and
  Preferred Dividends(5)...................     3.85x       5.86x       3.00x       2.67x       3.20x       2.97x         --
OTHER DATA:
Research and development:
  Funded by the Company....................  $   127     $   240     $   376     $   688     $ 1,419     $   729     $   338
  Funded through contracts.................    1,161       4,529       1,813       3,165       4,722       2,023       1,958

                                                                            DECEMBER 31,
                                                       -------------------------------------------------------     JUNE 30,
                                                        1991        1992        1993        1994        1995         1996
                                                       -------     -------     -------     -------     -------     --------
BALANCE SHEET DATA:
Assets:
  Current assets.....................................  $ 7,014     $ 9,616     $13,779     $20,594     $37,264     $46,467
  Property and equipment.............................    1,330       7,540       7,803      13,199      15,779      18,445
  Deferred costs.....................................      542         595       1,460       1,460       6,385         406
  Intangibles, patents and licenses..................       --         169       3,517      12,164      13,870      13,715
  Other..............................................      187          87         228         274       1,441       1,426
                                                       -------     -------     -------     -------     -------     -------
Total assets.........................................  $ 9,073     $18,007     $26,787     $47,691     $74,739     $80,459
                                                       =======     =======     =======     =======     =======     =======
Liabilities:
  Current liabilities................................  $ 4,817     $ 5,567     $ 5,570     $15,358     $15,788     $25,984
  Long-term debt.....................................    1,456       4,839      12,794      15,339      11,261       9,425
  Other..............................................       --         369         345         345         158         158
                                                       -------     -------     -------     -------     -------     -------
Total liabilities....................................    6,273      10,775      18,709      31,042      27,207      35,567
Shareholders' equity.................................    2,800       7,232       8,078      16,649      47,532      44,892
                                                       -------     -------     -------     -------     -------     -------
                                                       $ 9,073     $18,007     $26,787     $47,691     $74,739     $80,459
                                                       =======     =======     =======     =======     =======     =======

---------------
(1) During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. These costs were previously deferred and recovered over the revenue streams from the Company's customers. Effective January 1, 1996, these costs have been expensed. As a result, periods prior to January 1, 1996 are not comparable. Net earnings and earnings per share for the year ended December 31, 1995 and the six month period ended June 30, 1995 would have been $1,658,299, $.19, $1,116,402, and $.14, respectively, if the new method of accounting had been adopted in such periods.

(2) Prior to the Company's April 1992 initial public offering, the Company was an S corporation for tax purposes. Pro forma net earnings for 1991 and 1992, reflecting pro forma tax provisions and the elimination of certain expenses, were $1,123,000, and $1,313,000, respectively.

(3) Amounts for 1991 and 1992 are pro forma earnings per share reflecting pro forma income noted in (2) above.

(4) The Company effected a 3-for-2 split of its Common Stock on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

(5) Ratio of earnings to fixed charges and preferred dividends is computed by dividing (i) earnings (loss) before income taxes plus fixed charges and preferred stock dividend requirements by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest on indebtedness, amortization of debt issuance cost, and the estimated interest component (one-third) of rental and lease expense. There were no preferred stock dividend requirements during the periods presented. Earnings were insufficient to cover fixed charges by $304,000 for the six months ended June 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information that the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition for the three years ended December 31, 1995 and the six months ended June 30, 1996 compared to the same periods of the prior years. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements and information. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere herein. See "Business."

OVERVIEW

     In 1993, management made a strategic decision to enter the commercial aircraft seating market to bring its proprietary energy-absorption technologies to a new industry and take advantage of positive industry trends. To implement its decision, the Company completed three acquisitions that allowed it to develop the necessary infrastructure to support future growth. In August 1993, the Company acquired Airline Interiors, Inc. (the "Airline Acquisition"), which was primarily involved with the refurbishment, reupholstery, reconditioning, and reconfiguring of existing passenger seats. The Airline Acquisition provided certain FAA certifications, enhanced the Company's management team and customer base, and provided substantial assembly capacity. During 1994, the Company acquired Coach and Car Equipment Corporation ("Coach and Car") and Artcraft Industries Corp. ("Artcraft"). The acquisitions of Coach and Car and Artcraft are collectively referred to as the 1994 Acquisitions. The 1994 Acquisitions' existing operations included providing a majority of all manufacturing and refurbishment of rail and mass transit seating systems in North America. The 1994 Acquisitions also provided the Company with substantial large-scale manufacturing capacity and synergies, which will be utilized in the production of its 16g Seat. The Company has taken advantage of the synergies between these three entities in the manufacture of rail and mass transit seating systems. While each of these businesses individually contribute to the consolidated earnings of the Company, their full strategic value will not be realized until the Company begins large scale manufacturing of its 16g Seat. As a result of the size and timing of its acquisitions, the financial statements for the years 1993, 1994, and 1995 may not be directly comparable.

     Simula's revenue has historically been derived from three sources: sales of Company manufactured products; contract research and development for third parties; and technology sales and royalties. A substantial portion of its current revenue is accounted for under the percentage of completion method of accounting. Under this method, revenue is recorded as production progresses so that revenue less costs incurred to date yields the percentage of gross margin estimated for each contract. Overall gross margin percentages can increase or decrease based upon changes in estimated gross margin percentages over the lives of individual contracts. During 1993, 1994, and 1995, the Company incurred costs related to third-party contract research of $1.8 million, $3.2 million and $4.7 million, respectively. Technology sales and royalties in 1993, 1994, and 1995 totaled $100,000, $400,000 and $2,800,000, respectively.

     The Company is a holding company for wholly owned subsidiaries, principally including Simula Government Products, Inc. ("Simula Government Products"), an entity conducting the Company's defense business, and Intaero, Inc. ("Intaero"), an entity conducting the Company's commercial seating businesses. The Company has established several developmental stage companies that engage primarily in research and development activities, with only minimal current revenue. In 1995, the Company established Simula Automotive Safety Devices, Inc. ("Simula ASD"), an entity which conducts substantially all of the Company's operations encompassing inflatable restraints for automobiles. Simula ASD will not have significant operations until 1997.

     In order to prepare for the production of the 16g Seat in commercial quantities and the commercial introduction of the ITS and bulkhead airbag, the Company has incurred significant pre-contract costs, which have been charged to expense in 1996. In prior years, such costs were capitalized. See Note 20 to the Consolidated Financial Statements. In order to support the introduction and production of these products, the Company has incurred plant start-up costs and has also significantly increased expenses applicable to its corporate and sales infrastructure, which expenses were necessary to develop markets and support the production of these products that are anticipated to produce revenue in late 1996 and 1997. In addition, the Company has accelerated research and development expenses applicable to potential new products related to these technologies. The incurrence of all of these costs resulted in a loss before the cumulative effect of the change in accounting principle of $183,000 for the six months ended June 30, 1996 and are anticipated to result in a net loss in the third quarter and possibly the fourth quarter of 1996. The Company is unable to estimate the range of loss at this time. The Company's contracts for the ITS and bulkhead airbag provide for deliveries of commercial quantities in 1997.

RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
REVENUE
  Simula Government Products.............  $21,344     $22,034     $25,533     $12,055     $18,752
  Intaero................................    3,437      18,093      29,609      15,051      16,702
  Other..................................        0       1,031       3,947       1,696         904
                                           -------     -------     -------     -------     -------
          Total..........................   24,781      41,158      59,089      28,802      36,358
                                           =======     =======     =======     =======     =======
GROSS MARGIN
  Simula Government Products.............    8,210       8,652       9,632       4,914       5,399
  Intaero................................      843       4,944       9,952       4,464       3,879
  Other..................................        0        (147)      2,883         837        (715)
                                           -------     -------     -------     -------     -------
          Total..........................    9,053      13,449      22,467      10,215       8,563
                                           =======     =======     =======     =======     =======
ADMINISTRATIVE EXPENSES
  Simula Government Products.............    4,760       5,114       6,337       2,852       3,186
  Intaero................................      709       2,775       6,885       2,544       3,763
  Other..................................        0         376       2,387       1,260       1,127
                                           -------     -------     -------     -------     -------
          Total..........................    5,469       8,265      15,609       6,656       8,076
                                           =======     =======     =======     =======     =======
OPERATING INCOME
  Simula Government Products.............    2,448       3,038       3,295       2,062       2,213
  Intaero................................      217       2,168       3,067       1,920         116
  Other..................................        0         (22)        496        (423)     (1,842)
                                           -------     -------     -------     -------     -------
          Total..........................    2,665       5,184       6,858       3,559         487
                                           =======     =======     =======     =======     =======

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the components of the consolidated statements of income expressed as a percentage of revenues.

                                                                                          SIX MONTHS
                                                                                             ENDED
                                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                                           ----------------------------------------     ---------------
                                           1991     1992     1993     1994     1995     1995       1996
                                           ----     ----     ----     ----     ----     ----       ----
INCOME STATEMENT DATA
Revenue..................................  100 %    100 %    100 %    100 %    100 %    100 %      100 %
Cost of revenue..........................   66       64       63       67       62       65         76
Gross margin.............................   34       36       37       33       38       35         24
Administrative expenses..................   20       23       22       20       26       23         22
Unusual item.............................                      4
                                           ---      ---      ---      ---      ---      ---        ---
Operating income.........................   14       13       11       13       12       12          2
                                           ===      ===      ===      ===      ===      ===        ===

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs as more fully described in Note 20 to the Consolidated Financial Statements. Beginning in 1996, the Company now expenses pre-contract costs as incurred rather than deferring these costs to be amortized over the revenue streams from the Company's customers. This change resulted in a cumulative catch-up adjustment for the effect of costs capitalized as of December 31, 1995. The effect of the change on the six months ended June 30, 1996 was to increase cost of revenue by $3.1 million, resulting in a reduction in net earnings before the cumulative effect of a change in accounting principle of $1.8 million ($.21 per share) net of the related income tax benefit. In addition, net income for the six months ended June 30, 1996 was reduced by $3.2 million ($.36 per share) for the cumulative effect on prior years (to December 31, 1995) of changing accounting for pre-contract costs. Assuming the change in accounting had been applied retroactively to the six months ended June 30, 1995, cost of revenue would have increased approximately $728,000 to $19.3 million and gross margins would have decreased from 35% to 33%.

     Revenue for the six months ended June 30, 1996 increased 26% to $36.4 million from $28.8 million for the comparable period in 1995. Revenue for Simula Government Products increased 56%, or $6.7 million, primarily as a result of increased contract activity, principally resulting from an armor contract completed during the second quarter of 1996. Revenue for Intaero increased 11%, or $1.6 million, primarily as a result of increased sales of the 16g Seat. Other revenue decreased approximately $800,000, primarily as a result of the sale of certain non-strategic assets in 1995.

     Gross margins for the six months ended June 30, 1996 decreased 16% to $8.6 million from $10.2 million for the comparable period in 1995. As a percent of sales, gross margin decreased to 24% from 35% for the comparable period in 1995. As noted above, cost of revenue for the six-month period ended June 30, 1996 includes $3.1 million for pre-contract costs. This amount was significantly greater than the pre-contract costs of approximately $728,000 incurred and capitalized in the six months ended June 30, 1995. These costs primarily relate to adaptations of the existing capabilities of the ITS and bulkhead airbag products, which are not yet in production, and the 16g Seat, which is in the initial phase of production. The inclusion of these costs is in part offset by increased margins attributable to the increased revenue at Simula Government Products. Excluding the effect of expensing pre-contract costs, the gross margin percentage for the six months ended June 30, 1996 would have been 32%. The gross margin percentage at Simula Government Products decreased from 41% to 29%, primarily as a result of the expensing of pre-contract costs and the lower gross margin percentages from the mix of contracts in process or completed during the period including the armor contract completed in the second quarter of 1996, which had lower than anticipated margins due to the accelerated delivery requirements. The gross margin percentage at Intaero decreased from 30% to 23%, primarily as a result of the expensing of pre-contract costs. Such decrease in the gross margin percentage at Intaero also resulted from the lower gross margin from the initial deliveries of the 16g Seat compared to the historic margins from aircraft seat refurbishment services, and the accelerated completion of two lower-margin rail seating contracts that were committed to by Coach and Car prior to its acquisition by the Company. The negative gross margins in "Other" are the result of pre-contract and related product costs, principally related to the ITS and 16g Seat, incurred by the Company's subsidiaries that are not yet generating significant revenue.

     Administrative expenses for the six months ended June 30, 1996 increased 21% to $8.1 million from $6.7 million for the comparable period in 1995. These increases are primarily attributable to the continued expansion of the corporate and sales infrastructure related to the commercial introduction of the Company's technologies, principally the 16g Seat by Intaero. Administrative expenses also include research and development costs related to the development of sensors. In addition, general administrative expenses increased as a result of increased activity.

     Operating income for the six months ended June 30, 1996 decreased $3.1 million to $500,000. The reduction in operating income resulted primarily from the reduction in gross margins attributable to the expensing of pre-contract costs and increased administrative expenses noted above.

     Interest expense net of interest income for the six months ended June 30, 1996 decreased 18% to approximately $800,000 from $1.0 million for the comparable period in 1995 as a result of the higher level of debt outstanding in 1995 prior to the Company's public offering in April 1995, offset by interest income earned on the proceeds from such offering in 1995.

     The effective income tax rate approximates 40% for both the 1996 and 1995 periods.

1995 COMPARED TO 1994

     Revenue for the year ended December 31, 1995 increased 44% to $59.1 million from $41.2 million in 1994. Simula Government Products revenue increased 16%, or $3.5 million, as a result of increased contract activity including increases in funded research and development. Intaero revenue increased 64%, or $11.5 million, primarily as a result of the full year inclusion of the 1994 Acquisitions and the initial delivery of the 16g Seats. Other revenue increased principally as a result of technology sales and royalties of approximately $2.0 million in 1995.

     Gross margin for the year ended December 31, 1995 increased 67% to $22.5 million from $13.4 million for the comparable period in 1994. The increase is attributable to increased revenue noted above. As a percent of sales, gross margin increased to 38% from 33%. Gross margin percentages of Simula Government Products in 1995 decreased to 38% from 39%. The gross margin percentage at Intaero increased to 34% from 27% in 1994, primarily as a result of the full integration of the 1994 Acquisitions, which allowed the Company to increase its vertical integration, thereby eliminating several third-party vendors. These benefits were offset to a certain extent by the acceleration of two low-margin contracts that were committed to by Coach and Car prior to its acquisition by the Company. The gross margin percentage of the Other category increased to 73% from a negative margin of (14%) in 1994 as a result of the technology sales and royalties.

     Administrative expenses for the year ended December 31, 1995 increased 89% to $15.6 million from $8.3 million for the comparable period in 1994. As a percent of sales, administrative expenses increased to 26% from 20%. Research and development expenses increased 106% to $1.4 million from approximately $700,000 as a result of the Company's increased investment in several products and developmental subsidiaries that are expected to begin generating revenue subsequent to 1996. Depreciation and amortization expenses increased 86% to $3.1 million from $1.7 million, primarily as a result of amortization relating to the 1994 Acquisitions. Simula Government Products administrative expenses increased 24% or $1.2 million, primarily as a result of increased activity and increased research and development. Intaero's administrative expenses increased 148% or $4.1 million, primarily as a result of the inclusion of the acquired companies for the entire 1995 period and the expansion of the corporate and sales infrastructure necessary to support the anticipated increase in activity related to the 16g Seat. Other administrative expenses increased 536% or $2.0 million, primarily as a result of an increased investment in personnel and operations of the Company's developmental subsidiaries.

     Operating income for the year ended December 31, 1995 increased 32% to $6.9 million from $5.2 million for the comparable period in 1994. Operating income increased as a result of the increase in revenue and gross margin percentage, partially offset by the increase in administrative costs.

     Interest expense for the year ended December 31, 1995 increased by approximately $200,000 over the comparable period in 1994 as a result of a higher average debt balance in 1995. Additional debt was incurred to finance working capital requirements and assumed in connection with the 1994 Acquisitions. Approximately $8.2 million of debt was retired in the second quarter of 1995 with a portion of the proceeds of the Company's 1995 public offering.

     The effective income tax rate was approximately 22% for 1995 and 37% for 1994. The decrease in the effective tax rate in 1995 is attributable to the realization of tax attributes of an acquired subsidiary. The effects of the tax attributes of this acquired subsidiary were substantially recognized in 1995. Accordingly, management does not expect that the remaining tax attributes will have a significant impact on the Company's effective income tax rate in future periods. See Note 10 to the Consolidated Financial Statements.

1994 COMPARED TO 1993

     Revenue for the year ended December 31, 1994 increased 66% to $41.2 million from $24.8 million for the comparable period in 1993. Revenue for Simula Government Products increased approximately 3% or $700,000, primarily as of result of increased activity in research and development contracts. Revenue for Intaero increased 426%, or $14.7 million as a result of a full year's inclusion of the Airline Acquisition and a partial year's inclusion of the 1994 Acquisitions. Other revenue increased $1.0 million as a result of the establishment of several early-stage companies in 1994.

     Gross margins for the year ended December 31, 1994 increased 49% to $13.4 million from $9.1 million for the comparable period in 1993. The increase was a result of the increase in revenue noted above. As a percentage of sales, gross margin decreased to 33% in 1994 from 37% in 1993. Gross margin percentage of Simula Government Products in 1994 and 1993 was relatively constant at 39%. The gross margin percentage at Intaero increased to 27% in 1994 from 25% in 1993, primarily as a result of the partial year inclusion of the 1994 Acquisitions which had a higher gross margin percentage.

     Administrative expenses for the year ended December 31, 1994 increased 51% to $8.3 million from $5.5 million in 1993. Research and development expense increased 83% to $700,000 from $400,000 in 1993. Depreciation and amortization expense increased $900,000 to $1.7 million from $800,000 as a result of the Airline Interiors acquisition. Administrative expenses for Simula Government Products increased 7% for 1994 from amounts for 1993 as a result of normal cost increases. Administrative expenses for Intaero increased 291% or $2.1 million as a result of the inclusion of administrative expenses of the acquired companies, including amortization of intangibles resulting from their respective acquisitions.

     The unusual item in 1993 resulted from the Company's obligation to pay certain settlement costs incurred in connection with a DCAA audit and the related Settlement Agreement and Release dated and effective on September 17, 1993.

     Operating income of the Company increased 95% in 1994 as compared to 1993. Operating income of Simula Government Products increased in 1994 compared to 1993, primarily as a result of the absence of an unusual item in 1994. Operating income of Intaero increased as a result of the incremental income recorded by Intaero.

     Interest expense for 1994 increased from 1993 as a result of the issuance of the 12% Notes, the Series B 9% Convertible Notes (the "9% Notes"), and debt incurred to finance the working capital of Intaero. The increase in interest expense of Intaero represents the cost associated with debt incurred and assumed in the Airline Acquisition and the 1994 Acquisitions.

     The effective income tax rate approximated 40% for both such periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its operations through operating cash flow, lines of credit, and debt and equity offerings. In August 1993, the Company began to acquire companies, primarily with borrowed funds. The Company issued $5.7 million of the 12% Notes in connection with the acquisition of Airline Interiors in August 1993; the Company issued approximately $6.5 million of the 9% Notes in connection with the acquisition of Coach and Car in June 1994; and the Company issued 67,228 shares Common Stock and assumed a bank line of credit of $1.7 million, of which $650,000 was repaid simultaneously with the closing, in connection with the acquisition of Artcraft in September 1994. But for the acquisitions, the Company would have been able to satisfy its financial needs through operating cash flow. These acquisitions resulted in substantially increased working capital requirements to fund the large vendor payable balances at the date of acquisition and to increase receivables and inventories for all of the acquired companies after the respective dates of acquisition. In addition, restrictive covenants under the Company's then existing bank line of credit required the Company to seek alternative financing. In September 1994, the Company obtained an aggregate of $6.2 million of financing from three non-bank lenders, including $2.0 million from the Company's Chairman.

     The 9% Notes were converted into Common Stock during 1994. The Company completed a public offering of Common Stock, which closed and funded in April 1995. As a result of that offering, 2,328,750 shares were sold by the Company at $12 per share. Approximately $8.2 million of indebtedness was repaid at that time, including the $6.2 million described above.

     On October 20, 1995, the Company executed a loan agreement with First Interstate Bank, N.A. (now Wells Fargo Bank) to provide up to $15 million of credit. Ten million dollars of the facility is available under a revolving credit arrangement to finance working capital requirements and $5 million is available under a five-year amortizing term loan for the financing of U.S. based equipment. The outstanding balances of the revolving credit facility and equipment facility at June 30, 1996 were $6.7 million and $3.1 million, respectively. In September 1996, the Company issued $14.3 million of the 10% Notes in a private placement. Proceeds from the 10% Notes were used to repay the balance outstanding under the revolving line of credit at June 30, 1996.

     The Company's liquidity is greatly impacted by the nature of the billing provisions under its contracts. Generally, in the early period of contracts, cash expenditures and accrued profits are greater than allowed billings, while contract completion results in billing previously unbilled costs and profits. Contract receivables, net of advances on contracts, increased $6.1 million for the six months ended June 30, 1996 and $15.1 million for the year ended December 31, 1995, principally due to the timing of billings and increased volume at Coach and Car and Simula Government Products.

     Operating activities required the use of $8.1 million of cash during the six months ended June 30, 1996 compared to the use of $7.3 million of cash during the same period in 1995. This resulted primarily from the working capital required for growth in contract activity and receivables noted above, the funding of the $4.9 million investment in inventories, primarily at Simula Government Products for upcoming contracts, and Airline Interiors for the 16g Seat and pre-contract costs. Operating activities required the use of $14.5 million of cash during 1995 compared to $2.7 million of cash in 1994. This resulted primarily from the working capital required for the growth in contract activity and receivables noted above and from the funding of the pre-contract costs for technologies being adapted to meet customers' requirements. The majority of the pre-contract costs incurred in 1995 and 1996 related to the ITS, 16g Seat, and bulkhead airbag. See "Business" for a discussion of such products.

     For the six months ended June 30, 1996, cash used in investing activities was $3.9 million, which was expended primarily for the purchase of manufacturing equipment for the ITS and computer and test equipment at Simula Government Products. For 1995, cash used in investing activities was $3.4 million and was expended primarily for the acquisition of fixed assets.

     Cash provided by financing activities was $9.2 million for the six months ended June 30, 1996, of which $6.7 million resulted from borrowings on the revolving credit facility primarily for working capital needs. The

Company also borrowed $2.4 million under other borrowing arrangements, primarily for the financing of fixed assets. Cash provided by financing activities for the year ended December 31, 1995 was $20.1 million and primarily resulted from the sale of the Company's Common Stock for $26.4 million offset by the net reduction of borrowings of $6.3 million.

     The Company believes that it will invest approximately $6.0 million in property and equipment for the production of the l6g Seat and ITS over the next year. In addition, the Company will invest approximately $17 million in working capital related to the production and sales of such products. It is anticipated that the cash flow from operations, borrowings under its bank credit facilities, and the proceeds from this offering will be adequate to satisfy the Company's capital requirements through 1997.

RESEARCH AND DEVELOPMENT

     The Company's research and development occurs primarily under fixed-price, government-funded contracts as well as Company-sponsored efforts. The revenue received under government-funded contracts is recorded under the percentage completion method of accounting, and the costs of independent research and development efforts are expensed as incurred.

     Historically, research and development efforts have fluctuated based upon available government-funded contracts. As noted in Note 16 to the Consolidated Financial Statements, the Company expended $2.2 million in unfunded research and development in 1995 to advance its primary new commercial technologies.

SEASONALITY

     The Company's operations and financial results are affected by the seasonal variations in deliveries by suppliers. Historically, the Company has experienced its highest level of deliveries of materials in the fourth quarter and its lowest level of deliveries in the first quarter. Accordingly, the Company has historically recorded its highest revenue in the fourth quarter and lowest revenue in the first quarter.

                                    BUSINESS

OVERVIEW

     The Company was formed in 1975 when its founder accepted a government research contract to focus on engineering solutions that could be used to protect the lives of American helicopter crews in crash situations. Because of the rotary blade utilized by helicopters, helicopter pilots cannot eject in the same manner as pilots in fixed-wing aircraft. The contract led to the Company's development of a crashworthy seat, first introduced in the Army Blackhawk helicopter.

     The core technology developed under the Company's first contract was energy-absorbing seating which, upon impact, absorbs shock that otherwise would be directed onto the occupant. In the course of supplying the United States armed forces and agencies with crashworthy seating, the Company performed years of research and tests and developed proprietary databases with respect to how materials stretch, bend, and break. Similarly, in an effort to provide additional protection for pilots, the Company conducted extensive research and development in the late 1970s on armor systems composed of a variety of lightweight, high-strength composites and ceramics. Such lightweight armor systems were eventually incorporated into most helicopter seating systems. This armor technology has also led to the development of a variety of other armor and occupant protection systems. In the 1980s, the Army asked the Company to develop a solution to injuries suffered by pilots caused by contact with instrumentation on hard landings or during crashes. From its extensive research, the Company developed its inflatable restraint systems, which include harnesses, belts, and other types of sophisticated airbags. The Company leveraged this evolving research and development into applications in a variety of technologies and products.

     The Company's operations can be described in three phases: (i) providing contracted research and development activities to third parties to solve specific safety related issues and undertaking Company funded research to expand existing technologies to new applications, (ii) leveraging such research into advanced, high-performance, cost-efficient product solutions to influence market preferences in a wide range of applications and industries, and (iii) manufacturing, selling, and marketing such products. As a result of the development of the Company's core technologies, the Company, through its 10 operating subsidiaries, currently operates in four principal areas: (a) the commercial airliner and rail business, (b) government and defense contracts, (c) inflatable restraints for automobiles and aircraft, and (d) contracted research and testing services.

     The Company regards its reputation and relationship with various military branches and regulatory agencies throughout the world, including the FAA, NHTSA, National Aeronautics and Space Administration ("NASA"), and the National Transportation Safety Board ("NTSB") to be a significant asset and intends to continue to pursue government-funded research and development when it can retain proprietary rights. The Company intends to continue to expand its government business; however, this segment's revenue has declined as a percentage of overall Company revenue as demand for the Company's commercial products has steadily increased.

OPERATING AND GROWTH STRATEGY

     The Company's strategy is to maintain its leading position in creating and applying proprietary technologies and advanced solutions to safety related problems and to develop its products for commercial sale to a wide range of transportation customers. The key elements in executing this strategy are to (i) develop and utilize technology to enhance current products and create new products, (ii) focus on new product markets and regulatory requirements, (iii) expand manufacturing capabilities and maximize internal synergies, and (iv) pursue acquisitions and strategic alliances that complement existing businesses or provide manufacturing or distribution opportunities.

INNOVATION, ENGINEERING, AND TECHNOLOGY DEVELOPMENT

     The Company focuses on the development of technologically advanced, high-performance, cost-efficient solutions to influence existing markets to move in new directions or create entirely new markets. The

Company's growth strategy is "engineering-driven," taking technologies learned, developed, and refined in one arena, and applying them to another sector. Management's objective is to selectively identify and manage engineering solutions to create market opportunities rather than allow the Company's current product base to define the Company's markets. The Company believes that its competitive advantage is technology and innovation. The Company employs approximately 120 engineers and scientists and maintains an active research and development program to enhance its existing products and to develop new products and product applications. The Company has a substantial base of proprietary technologies embodied in numerous trade secrets, 13 patents, and 35 patents pending. The Company enhances and supports products by the development of a compatible family of products, such as its various inflatable restraint technologies designed into four automobile applications and three aircraft applications. The Company seeks to pursue a diverse technology and product base that minimizes dependence on one or a few products and technologies.

MARKET AND REGULATORY FOCUS

     The Company endeavors to demonstrate the technological feasibility of new standards, provide the basis for new regulations, and utilize its technological expertise to develop and introduce products that meet these new standards and regulations ahead of its competitors. The Company seeks to remain at the forefront of industry developments by being proactive in developing industry trends and regulatory guidelines. The Company's long-standing involvement with governmental departments and agencies facilitates its ability to anticipate regulatory safety requirements and consumer safety issues and to develop products that address these concerns. In this regard, the Company authors the "Aircraft Crash Survival Design Guide," a five-volume text published by the United States Army regarding crash survival technology, which is commonly used worldwide as a guide in the design of crashworthy aircraft. The Company also co-authored "The Transport Seat Performance and Cost Benefit Study," a study commissioned by the FAA to analyze the performance of seats in commercial airliner accidents. This study, which was first published in October 1986, was cited as a principal consideration in the FAA's changes in commercial airliner seat design specifications. The Company also owns and operates the International Center for Safety Education ("ICSE"), a Phoenix-based training school established in 1958 that sponsors courses which have been attended by more than 5,000 safety investigators from United States and foreign government agencies, armed services, the aircraft industry, and the field of aviation medicine. The function of ICSE is to teach the analysis of aircraft behavior in a crash, the causes of injury or death to passengers and crew, and the design and structural changes that can be made to improve survivability. See "Risk
Factors -- Government Safety Regulations."

EXPANDING MANUFACTURING CAPABILITIES AND MAXIMIZING INTERNAL SYNERGIES

     The Company seeks to maintain integrated testing and manufacturing capacity for its products; however, the Company may also subcontract certain non-proprietary components of its products and provide its proprietary products for integration and sale in the final products of customers. Over the last two years, the Company has significantly expanded its manufacturing capabilities and infrastructure, through both acquisitions and internal development, to support the commercial production of several new product lines. In addition, the Company has vertically integrated the manufacturing of several components used in its seating systems, which has positively impacted overall profitability. The Company expects to continue to expand its manufacturing capabilities, to develop its infrastructure to support its new product development programs, and to enter into licensing relationships to facilitate the distribution of its products. See "Risk Factors -- Dependence on Industry Relationships."

EXPLORING ACQUISITION AND STRATEGIC ALLIANCE OPPORTUNITIES

     The Company explores acquisition opportunities as they arise and enters into strategic alliances when it believes such acquisitions or alliances will enable the Company to introduce new products or enhance existing products, to exploit its technologies or acquire complementary technologies, to improve its manufacturing capabilities, to broaden its distribution channels, or to obtain components or supplies necessary for its products. In its last three fiscal years, the Company has experienced substantial growth resulting from strategic acquisitions to maximize the market potential of new technologies, wider application of technologies, and new product introductions. The Company has no present commitments or agreements with respect to any additional acquisitions or alliances. See "Risk
Factors -- Acquisitions."

OVERVIEW OF MARKETS AND INDUSTRY

     The Company believes that the entire transportation market is poised for transformation as society's awareness of safety issues increases. Simula seeks to position itself to benefit from consumer demand and government regulations requiring progressive safety equipment on all forms of transportation, from automobiles and aircraft, to school buses and high speed trains.

COMMERCIAL AIRLINER SAFETY SYSTEMS

     At the end of 1995, there were approximately 11,000 passenger aircraft in operation worldwide, representing over 2.0 million passenger seats. A study conducted by the Boeing Commercial Airplane Group projects that 3,142 new passenger aircraft will be put into service during the next five years, replacing 1,532 older aircraft and adding 1,610 additional aircraft to airline fleets. The study further projects that 14,054 aircraft will be manufactured and put into service over the next 20 years, representing over 3.2 million passenger seats.

     Historically, annual production of new aircraft seats has been between 120,000 and 130,000 worldwide, exclusive of repaired and refurbished seats. The Company believes that the recent growth of the airline industry, with the resulting increase in passenger miles flown and the recent trend toward installation of communication and entertainment systems in aircraft seats, will increase demand for new seats. Additionally, there has been a recent significant consolidation in the new seat industry, which the Company believes will benefit it because of the desire of airlines to have a broader supplier base. Although the Boeing study did not include refurbished seats, the Company also believes that the demand for refurbished aircraft seats will grow as the airline industry expands and new airlines purchase used aircraft.

     Additionally, demand for both new and refurbished aircraft passenger seats may further increase as new regulations are adopted or enforced that raise the standards for crashworthiness in light of recent heightened attention to airline safety and FAA initiatives. For example, the continued phase-in of FAA standards requiring airliner passenger seats to withstand the force of 16g's (16 times the force of gravity) in a crash is expected to create increased demand for new aircraft seating systems meeting such requirements. Similarly, in 1988, the FAA adopted regulations requiring that all passengers on an aircraft have a certain specified level of head injury protection, as measured by Head Injury Criteria ("HIC"). Presently, most commercial aircraft certificated since the adoption of the FAA regulations are flying under waivers granted by the FAA because such aircraft do not meet the HIC criteria for passengers sitting immediately behind bulkheads and other cabin partitions. The Company believes that the FAA waiver policy will be reviewed and updated, thus creating an increased demand for installation of inflatable bulkhead restraints on commercial aircraft to improve the safety of passengers. See "Risk Factors -- Government Safety Regulations."

     The FAA initiatives, and the resulting products of the Company focusing on 16g seats and bulkhead HIC standards, are intended to address injuries in "survivable" crashes. According to NTSB statistics, there were 2,211 aviation accidents in the United States in 1995. Commercial airlines were involved in 145 of such accidents, 20% of which had some fatalities and 80% of which resulted only in injuries. Of these injuries, approximately 80% were to passengers and 20% to the crew. Common causes of aircraft accidents include overruns, hard landings, and ground collisions with objects. These survivable accidents, which have historically resulted in injuries, are the type for which the Company's products increase safety and reduce the risk or severity of injuries on commercial airliners.

AUTOMOBILE SAFETY SYSTEMS

     Demand for automobile safety products results primarily from government regulations and consumer demands. One regulation, adopted in 1984 by NHTSA, provided the impetus for the development of the airbag market in the United States by requiring installation of passive restraints in all new cars sold after 1989. Passive restraints typically consist of either frontal airbags or passive seat belt systems. Applicable 1991 regulations require the use of airbags for both sides of the front passenger compartment of all new cars sold in the United States by the 1998 model year. Frontal impact is the leading cause of automobile injuries, accounting for approximately 51% of fatal and injury automobile collisions. See "Risk Factors -- Government Safety Regulations."

     Consumer demand has outpaced regulation as the primary impetus for the growth of the airbag market. According to publicly available automotive industry data, in the 1989 model year, only 7% of the automobiles produced in the United States included an airbag. This percentage increased to 28% in 1990, 42% in 1991, 59% in 1992, and 71% in 1993. Industry sources estimate that standard driver's side airbags were installed in approximately 90% of 1995 model year autos sold in the United States and, to a lesser extent, overseas. This high degree of penetration has been achieved in advance of the regulatory deadline as a result of consumer demand.

     Side-impact collisions comprise the second leading cause of injury, accounting for approximately 30% of all serious and fatal automobile injuries, with a significant majority of such injuries caused by impact to the head and neck. Present United States side-impact safety standards address the use of foam padding and/or structural beams. However, NHTSA is currently examining head crash standards, measured in quantifiable HICs for side-impact collisions. Rollover injuries are the third leading cause of injury, accounting for approximately 15% of all automobile injuries. The Company's ITS is the only available product designed specifically to protect the head and neck of vehicle occupants in side-impact collisions and potentially provide containment of occupants in rollover and secondary impact collisions. See "Inflatable Restraint Systems -- Automobile Inflatable Restraint Systems."

RAIL AND MASS TRANSIT SEATING SYSTEMS

     The rail and mass transit industries are undergoing significant changes, including growth in ridership and upgrading of fleets. Demand for rail and mass transit seating results from the traveling public's desire for safety and comfort as well as new laws and regulations, such as the Clean Air Act Amendments of 1990 and the Americans with Disabilities Act, which require that transit authorities and rail operators purchase new or retrofit existing equipment.

     The Company believes that the United States bus industry will purchase over 13,000 new buses between 1995 and 1998 and that railcar-purchasing agencies will purchase up to 3,500 rail and mass transit cars during the same period. Rail and mass transit seat manufacturers may also potentially benefit from the development of lighter weight and high-speed rail systems in North America.

SAFETY RELATED MILITARY PRODUCTS

     The Company believes that the United States government will continue to fund a significant defense budget and will increasingly support high technology and safety improvements. In part as a result of a shifting focus on tactical weaponry designed to meet the needs of a military primarily adopting a containment defense posture, certain strategic programs, such as the Stealth B-2 Bomber and the MX missile, have been cut or eliminated, while government contract revenue for containment, mobile, and tactical programs has increased. Certain technical military aircraft programs in which the Company is involved, such as the Black Hawk helicopter, C-17 utility air transport, and Apache attack helicopter, continue to be funded. The Company expects that pilot and passenger safety will continue to be a critical part of these and other programs, although no assurances can be offered in this regard. As part of the shifting focus of the military, defense forces are more mobile than ever before, with the United States and many foreign governments placing greater emphasis on transportation safety. The United States is widely regarded as the world leader in military safety and technology development, and expenditures in these areas are expected to continue in the future as military forces become increasingly mobile. The Company believes that there will be continued government spending on and demand for military safety technology products, such as advanced energy absorbing seating, lightweight armor systems, and inflatable restraints. See "Risk
Factors -- Substantial Reliance Upon Major Customers."

EMERGING TECHNOLOGIES

     The Company believes that regulatory mandates and consumer demands will continue to drive the demand for advanced safety products and technologies, creating opportunities for the development of new technologies and products and providing additional markets for existing technologies. The Company believes that included among the products and technologies with significant present or future market potential in which the Company is developing capabilities are (i) sensor equipment for the deployment of airbags, (ii) remote sensing devices programmed to analyze the failure characteristics of vehicles and structures,
(iii) advanced lightweight composite materials, and (iv) other advanced materials, such as urethanes and polymers, with a wide variety of potential product applications, including high-performance windows for aircraft and automobiles, and protective lenses and visors.

THE COMPANY'S PRODUCTS, SERVICES, AND EMERGING MARKETS

     The Company's growth to date has resulted principally from its core products and technologies involving energy-absorbing seating systems, armor, and seat repair and refurbishment. The Company develops and markets these products and technologies in four principal business areas: (i) the commercial airliner and rail business, (ii) government and defense contracts, (iii) inflatable restraints for automobiles and aircraft, and (iv) contracted research and testing services. The following table shows each of the Company's products currently in production and each of the products the Company expects to commence delivery of on the rollout schedule indicated.

                         PRODUCT AND TECHNOLOGY STATUS

           PRODUCT/TECHNOLOGY                          STATUS                  PRODUCT ROLLOUT
-----------------------------------------  -------------------------------  ----------------------
Energy Absorbing Seating
  Systems -- Military....................           In Production              1975 -- On-going
Composite Armor..........................           In Production              1985 -- On-going
Airliner Seat Repair and Refurbishment...           In Production            Acquired 1993 -- On-
                                                                                    going
Rail and Transit Seating.................           In Production            Acquired 1994 -- On-
                                                                                    going
16g Seats................................           In Production            Rollout Late 1995 --
                                                                            Commercial Production
                                                                                  Late 1996
Inflatable Tubular Structure.............       Low Volume Production                1997
Bulkhead Airbag System...................  Certified/Ready for Production            1997
Cockpit Airbag System....................       Ready for Production                 1997
Inflatable Body and Head Restraint
  System.................................       Ready for Production                 1997

ENERGY ABSORBING SEATING SYSTEMS AND COMPONENTS

     Military Aircraft Seating Systems. The Company has been a major supplier of energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the United States armed forces and their prime defense contractors for approximately 20 years. The seating systems focus on reducing injury and increasing survivability in crashes involving aircraft. These crashworthy seating systems contain proprietary energy-absorbing components and devices that activate upon crash impact to absorb shock that otherwise would be absorbed by the seat occupant.

     Based on publicly available information and industry sources, the Company believes that it is the leading provider of crashworthy helicopter seats purchased by the United States armed forces, being the sole supplier for 11 helicopter programs. Aircraft for which the Company has designed and manufactured seat assemblies for pilots, flight crews, troops, or SONAR operators include the AH-64A Apache attack helicopter; UH-60A Blackhawk transport and cargo helicopter; SH-60B Sea Hawk reconnaissance helicopter; SH-3 Sea King utility helicopter; CH-53 Sea Stallion transport and cargo helicopter; V-22 Osprey tilt-roar aircraft; Indian

Hindustan Aeronautics, Ltd. ALH utility helicopter; and C-17 fixed wing utility aircraft. Aircraft manufacturers in the Company's customer base include the Boeing Company, McDonnell Douglas Corporation, and Sikorsky Aircraft.

     Commercial Airliner Seating Systems and Components. The Company, through its wholly owned subsidiary Airline Interiors, manufactures and sells commercial airline seating systems that comply with FAA-mandated 16g standards for airline seats and repairs, refurbishes, and retrofits commercial aircraft seats. With the acquisition of Airline Interiors in 1993, the Company obtained FAA certifications and an established customer base of commercial airlines as well as the operations to repair, refurbish, and retrofit commercial aircraft seats. The Company's entrance into the airline seating market is an outgrowth of both the Company's technologies and Airline Interiors' traditional core business -- the repair, refurbishment, and retrofitting of commercial aircraft seats.

     The 16g Seats are designed to absorb 16 times the force of gravity upon impact. The prices and features of the Company's new 16g Seats are competitive with more established 16g seat suppliers, but exceed existing and currently anticipated industry and regulatory standards for crashworthiness. The Company's 16g Seats have been tested, approved, and certified for use in numerous classes of commercial aircraft. The Company's customer base for its 16g Seats includes Air Transit, The Boeing Company, GATX Leasing, International Leasing Finance Corp., Onur Air, Flying Colors Airlines, and two other major U.S. carriers. The Company currently has more than $40 million in bid proposals outstanding for proposed seating contracts with international, national, and regional airlines. There can be no assurance, however, that the Company will be awarded these or other seating contracts. See "Risk Factors -- Entry into New Markets," "Risk Factors -- Competition," and "Business -- Overview of Markets and
Industry -- Commercial Airliner Safety Systems.")

     The Company also repairs, refurbishes, and retrofits existing commercial aircraft seats. Its services include (i) the supply of seat components, including upholstery, cushioning, and fiber blocking; (ii) the overhaul and modification of seat assemblies, including arm rests and tray tables; and (iii) the design and integration of communication and entertainment systems into aircraft seats. Customers of Airline Interiors for such services include America West Airlines, Continental Airlines, Southwest Airlines, and United Airlines.

     The Company believes that various developments in the airline industry may increase the demand for new energy-absorbing seats and for the repair, refurbishment, and retrofitting of existing airliner seats. These factors include the potential for increased federal regulation requiring improvements in passenger seat crashworthiness, increased safety concerns by passengers, the growth of airline travel, restructurings and reorganizations of air carriers, the need to reconfigure and upgrade existing aircraft interiors, the delivery of new aircraft, and the growth of demand for communications and entertainment features in aircraft seats.

     Rail and Other Mass Transit Seats. The Company's acquisition of Coach and Car and Artcraft in 1994 brought to the Company an established seat manufacturing identification, contract backlog, and additional manufacturing capacity for airline seats. In addition to these synergies with Airline Interiors and its seat technology, the Company became, and continues to be, the leading North American provider of seating systems for rail and other mass transit vehicles. Through an integrated design, development, and production capability, the Company supplies seating in a variety of styles, materials, colors, configurations, and optional features. The Company produces stainless steel, plastic, and fiberglass seating systems for subways, cushioned and upholstered seating for other mass transit vehicles, and deluxe recliners for railroad cars. The seating systems feature lightweight construction; ease of installation and maintenance; vandal resistant, durable, and long-lasting components; reinforced structures for superior strength and support; fire and smoke resistance; sound and energy absorption; and passenger safety and comfort. Customers include Amtrak, ABB Traction, Inc., Bombardier, Inc., Amerail (formerly Morrison Knudsen Corporation), Siemens Duewag Corporation, Kawasaki Rail Car, Inc., and the metropolitan transit authorities in major North American cities.

     The Company believes that additional opportunities exist in its seating business as a result of the need to expand and modernize mass transit systems across the United States, the Company's pursuit of international business, and potentially the application of various aspects of the Company's energy-absorption and other safety technologies to rail and other mass transit vehicles, including high-speed trains.

COMPOSITE MATERIALS

     As an outgrowth of its military aircraft seating systems, the Company developed an expertise in armor, which comprises a significant portion of both materials in and costs of such seating systems. In addition, the Company has developed a variety of other composite materials for integration in its existing and proposed products and for sale as raw material to customers. Composites are structures, typically made of layered materials, glues, resins, metal alloys, and ceramics, which provide advantages in terms of weight, flexibility, and strength over traditional metal components. Composite materials often much lighter than conventional materials such as basic metals, and by their complex nature are generally more expensive than such materials. Composite materials have a wide variety of product applications, ranging from shaped or molded plastic structures to advanced, lightweight, protective ballistic armor systems. Advanced composite materials with which the Company has expertise include silicon carbide, aluminum, and ceramics matched with fiber reinforcements of Kevlar, carbon, Spectra, S-glass, E-glass, and hybrid weaves. The Company also has the capability to process thermoset resins including epoxies, polyesters, and vinyl esters.

     The Company's principal composite products are high-strength, lightweight armor systems that have been incorporated into a variety of United States armed forces vehicles, including aircraft, naval landing craft, and personnel carriers. The Company is a principal supplier of such lightweight armor systems in the United States. The Company develops and manufactures armor systems for seats as well as for structural and other vital components of military aircraft. Aircraft components incorporating armors developed or produced by the Company include V-22 Osprey crew seats; C-17 cockpit components; AH-64A Apache crew seats; Blackhawk crew seats and floor armor; CH-53 Sea Stallion crew seats; United States Navy landing craft air cushion pilot station armor; and high-mobility, multi-wheeled vehicles ("HMMWV") and transport vehicles ("HEMTT"). Other products include oil and cable armor and ballistic radomes. The Company has an on-site ballistics firing range, enabling it to conduct tests on armor products.

     The Company has recently developed a number of commercial applications for its composites technology, including high-strength transparent armors and portable armor kits for use in police cars and other vehicles, high-performance equipment such as archery bows, bicycle components, and 16g Seat backs. The Company believes that composite materials will increasingly be incorporated in a wide range of goods requiring strong, advanced, or lightweight components.

INFLATABLE RESTRAINT SYSTEMS

     The Company developed its core inflatable restraint technology under a contract with the United States government and, commencing in late 1997, will use this technology to manufacture an inflatable body and head restraining system ("IBAHRS") for military helicopter crew members. As customary with government contracts, the Company retained the proprietary commercial rights to the IBAHRS technology and has expanded and developed such technology into numerous other applications in various products and industries. As an outgrowth of IBAHRS, the Company currently produces or is developing four types of inflatable restraint systems for automobiles and three systems for commercial and military aircraft.

     Automobile Inflatable Restraint Systems. The Company developed, patented, and is manufacturing the ITS, which is an automobile inflatable restraint system. The ITS occupies a stored position above a side window and inflates upon impact to extend diagonally across the side window, which provides protection against head and neck injuries from side-impact collisions. An automobile may be equipped with an ITS at each side window. The Company's ITS technology recently comprised two of the 36 finalists out of 4,000 technology entrants submitted for Discovery Magazine's "Technology of the Year Award."

     The ITS provides protection in certain side-impact collisions beyond that provided by conventional airbags currently utilized in automobiles. Unlike a conventional airbag, which must be trapped by a structure such as a steering wheel, dashboard, or door, the ITS is attached to and supported by the structure of the vehicle frame and door pillars. During a side-impact crash, a tube located above the door inflates and becomes shorter in length, which causes it to drop out of its molding and form a tight diagonal structure across the side window. As a result, the ITS provides protection despite the window being open or breaking upon impact, while a conventional airbag would not have adequate support in these situations. Therefore, the ITS is able to substantially reduce head rotation to the side, preventing contact with vehicle components. Additionally, the diagonal arrangement of the activated ITS offers protection for occupants of different sizes, weights, and seating positions, and in different types of side-impact collisions, as well as in rollover, secondary impact, and ejection situations.

     Recent tests have shown that a side-impact collision at approximately 30 miles per hour with a combination of the most extensive safety protection systems available in 1996 model automobiles (consisting of a seat belt and shoulder harness along with conventional frontal and side impact airbags) results in a HIC of about 1500, which is an impact sufficient to cause a fatal injury to the vehicle occupant. Conversely, tests performed under the same conditions with the addition of an ITS resulted in a HIC of only approximately 560, which, barring injury to other parts of the anatomy not addressed by the ITS, would allow the occupant to survive the crash.

     The Company has developed various additional applications for the ITS. Through different configurations, the ITS provides protection to other parts of the body and in other types of collisions. Such applications include the inflatable tubular cushion ("ITC"), a seat mounted torso protection system, and the inflatable tubular bolster ("ITB"), a system to protect knees and legs, and various inflatable restraint harness and belt applications.

     The Company, through Autoliv GmbH, is currently preparing to provide the ITS to BMW, a major European automobile manufacturer, for inclusion in certain 1997 models of its automobiles. The Company also has agreements with another first tier auto supplier to provide ITS to a second automobile manufacturer and to provide a different application of the ITS technology to another automobile manufacturer. The Company has a low-volume production facility in Phoenix and is presently establishing a European manufacturing plant, to be located in Northumberland County in the northeast of England, to manufacture the ITS in high volume.

     Alone and with Autoliv GmbH, Morton International, and other first tier component suppliers, the Company is actively pursuing ITS and other product applications with other automobile manufacturers. The Company has entered into strategic alliances with these first tier component suppliers because the Company is able to leverage off of the size and industry strength of such large manufacturers and benefit from their market contacts. Further, such relationships facilitate the marketing and distribution of the ITS and related products through the combined marketing and manufacturing efforts of the Company and the strategic partners. Although the first tier component suppliers produce airbag products, the ITS and related technologies are unique proprietary products and not mere auto part commodities as are most forms of traditional airbags. There can be no assurance, however, that the Company will be successful in its efforts to expand the markets for ITS and other product applications. See "Risk Factors -- Entry into New Markets" and "Risk Factors-- Dependence on Industry Relationships."

     Aircraft Inflatable Restraint Systems. The Company has completed development of and plans to market various inflatable restraint systems for military and commercial aircraft. These systems include the IBAHRS for the protection of military helicopter crew members, a cockpit airbag system ("CABS") for the protection of the flight crew in military aircraft, and a bulkhead airbag system ("BABS") for the protection of passengers sitting immediately behind the bulkhead and other cabin partitions in commercial aircraft.

     Under a contract with the United States Army, the Company served as the prime contractor for the development of the IBAHRS. Following the completion of the initial development, the Company was awarded a contract to serve as the prime contractor to complete the development, perform production design, produce hardware, and perform testing procedures for the IBAHRS. During a crash, the airbags inflate between the aviator and the seat harness, causing the aviator to be pushed back into the seat and providing support under the aviator's chin to reduce the forward rotation of the head. The Company anticipates that it will commence production of the IBAHRS in late 1997.

     The Company is engaged in research and development efforts for CABS under a contract with the United States Army. CABS incorporates airbags in a configuration surrounding the aviator that inflate following sensor detection of crash impact from a variety of directions. CABS then retracts following deployment and thereby protects against mishaps caused by accidental deployment during the normal operations of the aircraft. The Company anticipates that it will complete the research and development project and commence production of CABS in late 1997.

     The Company developed BABS at its own expense to provide a product that satisfies FAA regulations requiring protection against head injuries to passengers sitting immediately behind the bulkhead and other cabin partitions in commercial aircraft certificated after 1988, which includes only complete new aircraft designs, representing a small percentage of aircraft currently in service. Prior to BABS, no other company had introduced a product that satisfied the FAA regulations, and newly certified aircraft have operated under FAA waivers from the regulations. In addition, the regulations have not been extended to aircraft certificated prior to 1988. Although the Company believes that BABS satisfies the FAA regulations, the Company cannot assess weather the FAA will withdraw its waivers as a result of the forthcoming availability of BABS and extend its regulations to apply to presently exempt commercial aircraft. The Company has a contract with Jetstream Aircraft Ltd. ("Jetstream"), a subsidiary of British Aerospace PLC, to manufacture and sell BABS for implementation of the system in the Jetstream J.-41. With its introduction of BABS in Jetstream aircraft in 1997, the Company believes that the FAA waiver policy will be reviewed by the agency. The Company is also discussing the introduction of BABS with other aircraft manufacturers. See "Inflatable Restraint Systems -- Aircraft Inflatable Restraint."

     The Company is also developing the related systems for sensors, electronics, and other applications for its inflatable restraint technology.

DEVELOPMENTAL STAGE TECHNOLOGIES

     Smart Structures. The Company has recently combined its composite technologies with its neural network computer capabilities as part of the development of products known as "smart structures." Smart structures contain sensors and fiber optics that communicate through computers to monitor the integrity or status of a system or structure. As an example, military vehicles equipped with sensors incorporating smart structure technology can be remotely monitored for battlefield status. Similarly, structures such as bridges and overpasses can be remotely monitored to detect early signs of deterioration in structural integrity. The Company is exploring the development of smart system sensors that have potential in a variety of product applications, including crash sensors for airbag and other safety systems in both automobiles and aircraft.

     Parachutes. Under contract with the United States Navy, the Company recently applied its technologies and overall knowledge of materials and structures to develop a parachute that solves numerous functional problems attendant to traditional military parachutes. Specifically, many parachutes traditionally used by the military have (i) been large and heavy, (ii) been unable to be worn during flight or by females, and (iii) had limited shelf life, requiring the labor intensive process of unpacking and repacking parachutes every six months. The parachute developed by the Company is small, lightweight, unisex, capable of being worn during flight, and vacuum-packed so that it maintains more than a five-year shelf life without repacking. The Company plans to commence initial production of its parachute in 1997.

     Other Advanced Materials. As an outgrowth of its development of a proprietary "bladder" for the ITS, the Company has recently developed and tested a number of advanced materials, including polymers and urethanes, possessing a wide variety of potential product applications. Such materials are generally highstrength and lightweight and can be developed to withstand extreme temperatures. Potential uses for such materials include laser protective aircraft canopies, high-performance windows for aircraft and automobiles, and protective lenses and visors.

PROPRIETARY TECHNOLOGY

     The Company maintains a design, development, research, testing, and engineering staff whose duties include the modification and improvement of existing products and the development of new products and applications. The Company regards its research, development, and engineering capabilities as a particular strength and intends to continue to emphasize this aspect of its business.

     The Company retains proprietary rights in the products and services it develops, including those initially financed under government contracts. As an integral component of its strategy, the Company seeks to transfer all of its technology to product applications. The Company's costs for research and development in 1994 and 1995 were approximately $3.9 million and $6.1 million, respectively. These amounts include government-funded, other customer-funded, and Company-funded research and development contracts.

     Since much of its research and development generates proprietary technology, the Company has patent protection on certain products. The Company's ability to compete effectively depends, in part, on its ability to maintain the proprietary nature of its technologies. The Company also relies on unpatented proprietary information and know-how, typically protecting such information as trade secrets, but there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to the Company's technology. See "Risk Factors -- Dependence on Proprietary Technology."

     The Company holds 13 patents, including those recently issued for its ITS and 16g Seat technologies. In addition, the Company has 35 patent applications pending for such items as its ITB and ITC technologies and various of its advanced materials. The Company is also currently developing five additional patent applications for filing.

PRODUCTION, MANUFACTURING, AND LICENSING

     The Company intends to consolidate certain operations, expand and upgrade its existing manufacturing capabilities, and establish new manufacturing facilities in connection with the expansion of its 16g Seating and inflatable restraint businesses. The Company has begun implementing its expansion plans and is presently establishing a high-volume manufacturing plant for the production of inflatable restraints in England. Employees have been hired to work at the UK plant, and it is anticipated that such facility will be operational in late 1996, with production of inflatable restraints commencing in 1997. One additional inflatable restraint manufacturing facility is planned in Wickenberg, Arizona. The Company currently is expanding its airline seat manufacturing capacity in its Chicago and San Diego facilities and may establish an additional new facility in California in late 1997. If demand for the Company's products grows faster than it is able to expand its manufacturing capacities, the Company may consider entering into licensing arrangements with third-party manufacturers of related products, pursuant to which it would receive a royalty on all items manufactured. See "Risk Factors -- Entry Into New Markets," "Risk
Factors -- Management of Growth," and "Risk Factors -- Production Risks and Manufacturing Experience."

     The Company's production and manufacturing consist principally of the bending and welding, molding, ceramic and composites composition and processing, sewing, upholstery, component fabrication, and final assembly, along with airbag and restraint assembly. After assembly, products are functionally tested on a sample basis as required by applicable contracts. The Company's manufacturing capability features computer-integrated manufacturing programs which, among other things, schedule and track production, update inventories, and issue work orders to the manufacturing floor. Products manufactured for government programs must meet rigorous standards and specifications for workmanship, process, raw materials, procedures, and testing. Customers, and in some cases the United States government as the end user, perform periodic quality audits of the manufacturing process. Certain customers, including the United States government, periodically send representatives to the Company's facilities to monitor quality assurance.

MARKETING AND SALES

     Depending upon the product, the Company typically employs one of four methods for marketing: (i) direct sales, which it utilizes in the marketing of its 16g Seats, (ii) technical teams, typically comprised of a combination of administrative personnel and development engineers, which it utilizes in the marketing of inflatable restraints, rail and mass transit seating, and advanced materials, (iii) strategic alliances with first tier component suppliers, which it utilizes in the marketing of inflatable restraints and (iv) responses to formal requests for proposals in bidding for governmental contracts.

     In marketing its commercial seating and restraint products, the Company endeavors to maintain close relationships with existing customers and to establish new customer relationships. Ongoing relationships and repeat customers are an important source of business for the Company's current and new products. For example, the Company believes that its aircraft seat refurbishment customers are excellent prospects for its proposed new aircraft seats. Similarly, the Company will rely in part on forming strategic alliances to gain the established marketing capabilities of first tier component suppliers in connection with the distribution of the Company's automobile restraint systems. See "Risk Factors -- Dependence on Industry Relationships."

     The Company's marketing and sales activities in the government sector focus primarily upon identifying research and development and other contract opportunities with various agencies of the United States government or with others acting as prime contractors on government projects. Key members of the Company's engineering, contracts, and project management staffs maintain close working relationships with representatives of the United States armed forces and their prime contractors. Through these relationships, the Company monitors needs, trends, and opportunities within current or potential military product lines.

     The Company estimates that approximately 11% of its total revenue in 1995 resulted from products sold internationally, either directly by the Company or indirectly through sales made to the United States government or domestic prime contractors for export. Historically, as United States government contracts are awarded and filled, prime contractors have thereafter typically marketed their products to foreign military allies, resulting in sales of the Company's products abroad. The Company has also recently entered into development contracts directly with foreign military organizations. Accordingly, the Company anticipates that its international defense sales will continue to grow. The initial customer of the ITS is BMW, a European automobile manufacturer. The Company believes that there are opportunities for additional sales of the ITS, and for sales of commercial aircraft and rail seating systems, in foreign markets and is conducting marketing efforts internationally. See "Risk
Factors -- International Trade and Currency Exchange."

CUSTOMERS

     Sales of the Company's products to the United States government represented approximately 18% of the Company's revenue in 1995. No other customer accounted for more than 10% of the Company's revenue during 1995.

     The Company's historical and acquired businesses have relied to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then existing contracts. The Company believes that historical customers, such as the United States Army and other branches of the United States armed forces, to which the Company has supplied products for approximately 20 years, will continue to represent major customers although the percentage of the Company's revenue attributable to them can be expected to decrease as a result of the Company's expanding commercial operations. Other historical customers of the Company include the Boeing Company, McDonnell Douglas Corporation, and Sikorsky Aircraft. The loss of or reduction in sales to a major customer may have a more adverse effect on the Company's operations or financial condition than if the Company's revenue was less concentrated by customer. See "Risk Factors -- Reliance Upon Major Customers."

     As the Company has applied its technologies to additional products and markets and grown through strategic acquisitions, the list of customers for the Company's commercial products has expanded rapidly in recent years. Among current customers of the Company include, in addition to its historical customers, America West Airlines, Amtrak, Autoliv GmbH, BMW, Continental Airlines, Morton International, Southwest Airlines, TRW, United Airlines, and the metropolitan transit authorities in major North American cities. Auotliv GmbH, Morton International, and TRW are first tier component suppliers. See "Risk Factors -- Dependence on Industry Relationships."

COMPETITION

     The Company is the largest worldwide supplier of seating systems for military helicopters. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. Competition relates primarily to technical know-how, cost, and marketing efforts. The competition for government contracts relates primarily to the award of contracts for the development of proposed products rather than for the supply of products that have been developed under contracts.

     The Company also is the largest supplier of transit and rail seating systems in North America and a prominent provider of airline seat refurbishment. The commercial airliner seat market is highly concentrated and currently is dominated by Weber Aircraft, Inc., the newly merged Burns Aerospace Corporation and B.E. Aerospace, Inc., and Sicma Aero.

     The worldwide automobile airbag market is currently dominated by TRW, Morton International, Inc., Allied Signal, Inc., Takata, Inc., and Autoliv GmbH, all of which are producing airbag systems in commercial quantities. The market served by the Company's inflatable restraint systems is intensely competitive. As a result of the proprietary nature of the Company's ITS and related technologies, the Company has entered into strategic alliances with a number of the largest suppliers of conventional automotive airbags, including Morton, TRW, Autoliv, and others, to market and produce the Company's products. Under these arrangements, the Company acts as licensor and supplier and, thus, does not compete with first tier automotive suppliers. The Company does not intend to compete as a first tier supplier of a broad range of safety devices. Autoliv and Morton recently announced a proposed business combination relating to their respective airbag operations. The Company does not believe that any such combination will adversely affect its business relationship with these companies.

     Most of the Company's competitors have greater marketing capabilities and financial resources than the Company. The Company's present or future products could be rendered obsolete by technological advances by one or more of its competitors or by future entrants into its markets. See "Risk
Factors -- Competition."

RAW MATERIALS AND SUPPLIES

     The Company purchases raw materials, components, devices, and subassemblies from a wide variety of sources. Principal raw materials used by the Company include urethanes, ceramics, Kevlar, aluminum, steel, upholstery and fabric products, and fire blocking foam. Components include restraints, harnesses, and gas generators for inflatable restraint products. The Company does not depend upon any single supplier. Because of multiple sources of supply, the Company has not experienced difficulties in obtaining components and raw materials for its manufacturing and assembly processes. The Company is not party to any formal contracts regarding the delivery of its supplies and components, but instead generally purchases such items pursuant to individual or blanket purchase orders. Blanket purchase orders usually provide for the purchase of a large amount of items at fixed prices for delivery and payment on specific dates.

BACKLOG

     The Company's backlog at December 31, 1994 and 1995 was approximately $53 million and $58 million, respectively. The backlog at December 31, 1995 consisted of approximately $24 million under defense contracts and approximately $34 million with commercial customers. At August 31, 1996, the Company's backlog was approximately $52 million.

     The backlog includes contracts for major current products as well as for supplies and replacement components. Backlog does not include any agreements for the sale of ITS or related inflatable restraint technologies, including the Company's agreement to supply the ITS for certain of BMW's 1997 models. In the case of government contracts, backlog consists of aggregate contract values for firm product orders, exclusive of the portion previously included in operating revenue utilizing the percentage completion accounting method. All orders included in the backlog are believed to be firm and are expected to be filled over the period from the date of this Prospectus to December 31, 1997.

EMPLOYEES

     The Company has over 700 full-time employees at its locations in Arizona, California, Illinois, New York, North Carolina, Wisconsin, and the United Kingdom. This number includes engineers and research and development personnel, manufacturing personnel, and administrative and other personnel. The Company believes that its continued success depends on its ability to attract and retain highly qualified personnel.

                               PERSONNEL PROFILE

                                                                     APPROXIMATE NUMBER
                              CLASSIFICATION                            OF EMPLOYEES
        -----------------------------------------------------------  ------------------
        Research and Development; Scientists; Engineers; Technical
          Support..................................................          149
        Manufacturing..............................................          310
        Administration.............................................          190
        Other......................................................           64

     In connection with its 1994 acquisition of Coach and Car, the Company executed a collective bargaining agreement with the United Electrical Workers. The predecessor corporation's work force was similarly represented by the collective bargaining unit. The Company's other employees are not represented by a labor union, and the Company has no knowledge of any organizing activities. The Company has never suffered a work stoppage and considers its relations with employees to be excellent.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to a variety of federal, state, and local environmental regulations, including laws regulating air and water quality and hazardous materials and regulations implementing those laws. The Company's principal environmental focus is the handling and disposal of paints, solvents, and related materials in connection with product finishes, welding, and composite fabrication. The Company contracts with a qualified waste disposal company for services. The Company regards its business as being subject to customary environmental regulations, but does not believe it faces unique or special problems. The cost to the Company of complying with environmental regulations is not significant. See "Risk Factors -- Environmental Regulations."

LITIGATION

     The Company is not a party to any material threatened or pending litigation.

PROPERTIES

     The Company is currently expanding its manufacturing and administrative facilities in order to meet the expected demand for its products. The Company is presently establishing a high-volume production facility in England for the manufacture of inflatable restraints and intends to expand existing or establish new manufacturing facilities for certain of its other products, such as commercial airline seating systems. The Company is also studying the acquisition of land and construction of a building northwest of Phoenix for production of aircraft inflatable restraint products and armor products. Upon the completion of such expansion, the Company believes that its manufacturing and administrative facilities will be adequate for the foreseeable future. See "Use of Proceeds."

                               FACILITIES PROFILE

                                                                                        SQUARE
         COMPANY                 LOCATION                        FUNCTION               FOOTAGE
-------------------------  ---------------------    ----------------------------------  -------
Simula, Inc..............  Phoenix, AZ (1)          Corporate Headquarters               10,000
Simula Government
  Products, Inc..........  Phoenix, AZ (2)          Research and Development              5,000
                           Tempe, AZ (2)            Manufacturing and Administration     60,000
                           Tempe, AZ (1)            Manufacturing and Administration     30,000
                           Tempe, AZ (1)            Manufacturing and Administration      8,000
                           Tempe, AZ (1)            Manufacturing and Administration     14,000
Simula ASD, Inc. ........  Phoenix, AZ (1)          ITS Low Rate Production; Testing;     7,000
                                                    Administration
Simula ASD, Ltd. ........  Northumberland, U.K.     ITS Volume Production                30,000
                           (1)
Airline Interiors,
  Inc....................  San Diego, CA (1)        Airliner Seat Refurbishment and      50,000
                                                    New Seat Assembly; Administration
Coach and Car Equipment
  Corporation............  Chicago, IL (1)          Airline, Rail and Transit Seat      110,000
                                                    Manufacturing; Administration
                           Albany, NY (1)           Rail Seat Assembly                   20,000
Aircraft Industries
  Corp...................  Milwaukee, WI (1)        Rail and Airline Seat                45,000
                                                    Refurbishment and Upholstery
ViaTech, Inc.............  Tempe, AZ (1)            Composites Research; Fabrication     14,000
                                                    for Commercial Products;
                                                    Administration
Safety Equipment, Inc....  Asheville, NC (1)        Research and Development; Survival    3,000
                                                    Equipment Manufacturing;
                                                    Potentially Parachute
                                                    Manufacturing
Sedona Scientific,
  Inc....................  Sedona, AZ (1)           Research and Development; Sensors,    2,000
                                                    Smart Systems, Fiber Optics

---------------
(1) Denotes leased facility
(2) Denotes Company-owned facility

                                   MANAGEMENT

     The following sets forth certain information with respect to directors and executive officers of the Company.

             NAME              AGE                             POSITION
    -----------------------    ---     ---------------------------------------------------------
    Stanley P.
      Desjardins...........    65      Chairman of the Board of Directors
    Donald W. Townsend.....    56      President and Director
    Bradley P. Forst.......    42      Vice President, General Counsel, Secretary, and Director
    Sean K. Nolen..........    34      Vice President of Finance, Treasurer, and Director
    James C. Withers.......    62      Director
    Robert D. Olliver......    70      Director
    Scott E. Miller........    36      Director
    Ian Grant..............    61      Director

     Stanley P. Desjardins founded the Company in 1975 and has served as its Chairman since that time. He was President from 1975 until October 1994. Mr. Desjardins pioneered crashworthy seating technology for the United States armed forces and continues to work on technology development as a recognized world expert in the field. He has over 35 years of experience in research and development of aerospace systems and components, including over 20 years in research and development of technology for improving survival in vehicle crashes. Prior to forming the Company, Mr. Desjardins was Manager of Aircraft Safety for a division of Ultrasystems, Inc., where he managed research programs involving the crashworthiness of aircraft seating and restraint systems. From 1958 to 1968, he held various positions in missile programs with Thiokol Chemical Corporation. His work has resulted in several United States patents related to energy-absorption and rocket nozzle design. He is the author or co-author of 26 technical articles related to his research. Mr. Desjardins is a member of the American Helicopter Society, the Survival and Flight Equipment Association, the Arizona Innovation Network, the Center for Aerospace Safety Education, and the Governor's Science and Technology Council (Arizona).

     Donald W. Townsend has served as President since October 1994 and a Director since 1989. He was Executive Vice President from 1989 to 1994 and Treasurer and Secretary from 1986 until 1994. Prior to joining the Company in 1985, Mr. Townsend was employed by Walled Lake Door Company, a manufacturer of wooden doors, in positions as Vice President of Finance, Chief Financial Officer, Director, and Controller. Mr. Townsend also acted as President of Pulsar Corporation, a research and development company affiliated with Walled Lake Door Company, at the same time as he served as Vice President of Finance for Walled Lake Door Company. Mr. Townsend is a Certified Public Accountant. Mr. Townsend also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges and overpasses.

     Bradley P. Forst joined the Company as Vice President and General Counsel in early 1995 and became Secretary and a Director in August 1995. From 1985 until joining the Company in 1995, Mr. Forst was engaged in the private practice of law in Phoenix, Arizona. Included among his clients was the Company, for which he provided corporate, finance, and securities legal services for a number of years. Prior to entering private practice, Mr. Forst was an attorney in the head office legal department of Shell Oil Company based in Houston, Texas. Mr. Forst received his J.D. from the University of Tulsa College of Law in 1978, and his LL.M. from Columbia University School of Law in 1981.

     Sean K. Nolen joined the Company as Vice President of Finance, Chief Financial Officer, Treasurer, and as a Director in April 1996. From 1984 until joining the Company in 1996, Mr. Nolen was employed by Deloitte & Touche LLP, most recently as an Audit Senior Manager, in which capacity Mr. Nolen provided auditing, planning, and other assistance and consultation to numerous privately and publicly held companies, including the Company. Mr. Nolen is a Certified Public Accountant.

     James C. Withers has served as a Director of the Company since 1992. Mr. Withers is the President and Chief Executive Officer of Materials and Electrochemical Research Corporation based in Tucson, Arizona.

He has served in that capacity since 1986. From 1986 to 1988, Mr. Withers was President and Chief Executive Officer of Keramont Research Corporation, also based in Tucson, Arizona.

     Robert D. Olliver has served as a Director of the Company since 1992. Mr. Olliver is the Director of Risk Management Services for Acordia of Arizona based in Phoenix, Arizona. Mr. Olliver has over 46 years experience in the insurance business. Mr. Olliver, through his affiliates, has been the general agent for the Company's insurance program since 1987.

     Scott E. Miller has served as a Director of the Company since January 1995. Mr. Miller is a Director of Investment Banking of HD Brous & Co., Inc. From 1991 to 1994, Mr. Miller was Director of Investment Banking of W.B. McKee Securities, Inc., Phoenix, Arizona, which was the managing underwriter of the Company's initial public offering. From 1987 to 1991, Mr. Miller was the Director of Investments of Bellmar Partners, an investment fund. Mr. Miller also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges, and overpasses. See "Certain Transactions."

     Ian Grant has served as a Director of the Company since January 1995. Mr. Grant is a private business consultant. From 1986 to 1990, Mr. Grant was Director of Planning and Development for a unit of ICI Americas, Inc. ("ICI"), the United States subsidiary of ICI, PLC, headquartered in the U.K. Prior to 1986, Mr. Grant held a number of positions over the course of 26 years with ICI.

     All members of the Board of Directors hold office until the next annual meeting of the shareholders of the Company or until their successors are duly elected and qualified. All officers are elected annually and serve at the discretion of the Board of Directors. The Board of Directors of the Company have several standing committees. The Audit Committee presently consists of Messrs. Grant, Miller and Olliver. The Audit Committee meets with appropriate Company financial and legal personnel and independent public accountants and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee recommends to the Board the appointment of independent public accountants to serve as auditors in examining the corporate accounts of the Company. The independent public accountants periodically meet privately with the Audit Committee and have access to the Committee at any time.

     The Compensation Committee reviews and advises management, makes recommendations to the Board, and reviews and approves proposals regarding the establishment or change of benefit plans, salaries, and compensation afforded the executive officers and other employees of the Company. Messrs. Grant, Miller, Olliver, and Withers currently serve as members of the Committee.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received by the Company's most highly compensated executive officers and key employees whose total remuneration exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                    ANNUAL COMPENSATION                ---------------
                                         -----------------------------------------       SECURITIES
                                                                     OTHER ANNUAL        UNDERLYING
 NAME AND PRINCIPAL POSITION    YEAR     SALARY(1)     BONUS(2)     COMPENSATION(3)    OPTIONS/SARS(#)
------------------------------  ----     ---------     --------     --------------     ---------------
Stanley P. Desjardins.........  1995     $ 201,275
Chairman of the Board           1994       157,656
                                1993       150,871
Donald W. Townsend............  1995       179,454      40,000      Tax Assistance(3)       60,000
President                       1994       108,378                                          75,000
                                1993       100,626                                          30,000
Donald D. Rutter..............  1995       121,001                                          45,750
President of Intaero, Inc.      1994       109,990                                           7,500
                                1993        14,806

---------------
(1) Included as salary are nominal amounts which the Company contributes to the 401(k) accounts of Messrs. Desjardins and Townsend. See
    "Management -- 401(k) Profit Sharing Plan."

(2) The Compensation Committee declared a bonus for Mr. Townsend for services in 1994 and 1995, which was paid in late 1995.

(3) In 1995, the Compensation Committee adopted policies to encourage executive management of the Company to exercise stock options and thereby become equity owners of the Company. In order to exercise such options, members of management were required to sell such underlying shares in the market to provide the funds to pay for the option exercises. Because of the immediate exercise and sale, incentive tax aspects of the options, under relevant IRS rules, were eliminated. Accordingly, taxes on such sales were immediately due and payable. As part of the policy, the Committee determined to pay such taxes for the accounts of the executives. Such payments by the Company were fully deductible as a compensation expense and such amounts did not accrue to the individuals, but were paid to state and federal taxing authorities. In fiscal 1995, the amount of such tax assistance on behalf of Mr. Townsend was $231,367.

OTHER EXECUTIVE COMPENSATION

     Messrs. Taylor, Forst, and Nolen, who are executive officers of the Company, did not receive compensation in fiscal 1995 in excess of $100,000; however, the annualized compensation of each of these individuals will exceed $100,000 in fiscal 1996.

EMPLOYMENT AGREEMENTS

     The Company has a five-year employment agreement with Mr. Townsend. The agreement requires Mr. Townsend to devote his full time to the Company and provides for compensation of $200,000 annually, subject to annual increases upon the agreement of Mr. Townsend and the majority of the disinterested members of the Board of Directors. The agreement is renewable annually for prospective one-year terms. The agreement may not be terminated unilaterally by the Company except for cause, which includes absence, disability, or failure of performance as determined by the Board.

     Mr. Townsend's employment agreement provides that during the term thereof, including renewals, in the event of his resignation or a termination of his employment for any reason following a "change in control" of the Company, the compensation required to be paid by the Company to him under the employment agreement shall continue to be paid as though the agreement had not been terminated. This provision does not apply however to an early termination of the agreement upon Mr. Townsend's death, termination following a conviction for the willful and intentional commission of a crime, or retirement. A "change of control" under the agreement is deemed to occur when any person acquires, directly or indirectly, beneficial ownership of equity securities of the Company representing in excess of 20% of the outstanding shares of any class, or when any person who has acquired, directly or indirectly, beneficial ownership of equity securities of the Company in excess of 10% of the outstanding shares of any class seeks to nominate and cause to be elected to the Board of Directors any person who has not been nominated for election of the board by the majority of the then incumbent directors. If Mr. Townsend dies during the term of his employment, the Company under the agreement will pay to his estate compensation including any bonus which would otherwise be payable to the time of death and thereafter, for a period of three years.

     The Company also has an agreement with Mr. Desjardins, under which the Company retains Mr. Desjardins under terms similar to those contained in Mr. Townsend's employment agreement. Under the agreement, Mr. Desjardins' annual compensation is $200,000.

     In addition to the foregoing, the Company has also entered into change in control employment agreements with six members of executive management, providing for severance pay, the immediate vesting of stock options, and tax assistance payments, in the event of a change in control of the Company. See "Executive Compensation -- Stock Options."

DIRECTOR COMPENSATION

     Directors who are not executive officers receive $5,000 annual cash compensation for their services in that capacity to cover expenses. Directors who are executive officers do not receive such additional compensation for their services as Directors. Directors are also awarded options to purchase 15,000 shares upon commencement of service on the Board and 1,500 additional shares on an annual basis thereafter.

STOCK OPTIONS

STOCK OPTION PLANS

     In 1992, the Company and its then sole shareholder adopted the 1992 Stock Option Plan. The 1992 Plan provided for the issuance of up to 360,000 shares of the Company's Common Stock pursuant to grants made under the 1992 Plan. Through September 30, 1996, 358,125 options had been granted pursuant to the 1992 Plan. In August 1994, the Board of Directors adopted the 1994 Stock Option Plan, which was subsequently approved by the shareholders of the Company at the annual meeting in June 1995. The 1994 Plan reserves up to 1,545,000 shares of Common Stock for issuance under the Plan. Through September 30, 1996, 941,100 options had been granted pursuant to the 1994 Plan.

     The 1992 Plan and the 1994 Plan (together hereafter referred to as the "Plans") authorize the Company to grant to key employees of the Company (i) incentive stock options to purchase shares of Common Stock, and (ii) non-qualified stock options to purchase shares of Common Stock. The objectives of the Plans are to provide incentives to key employees to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Although the Plans do not specify what portion of the shares may be awarded in the form of incentive stock options or non-statutory options, a substantially greater number of incentive stock options were awarded under the 1992 Plan, and it is anticipated that a substantially greater number of incentive stock options will be awarded under the 1994 Plan. The incentive stock options are qualified stock options under the Internal Revenue Code. Persons eligible to participate in the Plans are those employees and others of the Company whose performance can have significant effect on the success of the Company.

     The Plans are administered by the Compensation Committee of the Board of Directors, which has the authority to interpret the Plans' provisions, to establish and amend rules for their administration, to determine the types and amounts of awards made pursuant to the Plans, subject to the Plans' limitations, and to approve recommendations made by management of the Company as to who should receive awards. The Compensation Committee of the Board of Directors must consist of disinterested Directors.

     Incentive stock options may be granted under the Plans for terms of up to 10 years and at an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant, and 85% of the fair market value in the case of non-statutory options, except that incentive options granted to any person who owns stock possessing more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary corporation must have an exercise price at least equal to 110% of the fair market value of the Company's Common Stock on the date of grant. The aggregate fair market value, determined as of the time an incentive stock option is granted, of the Common Stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year may not exceed $100,000. There is no aggregate dollar limitation on the amount of non-statutory stock options which may be exercisable for the first time by an employee during any calendar year. Payment of the exercise price is to be in cash, although the Compensation Committee may, in its discretion, allow payment in the form of shares of the Company's Common Stock under certain circumstances. Any option granted under the Plans will expire at the time fixed by the Committee, which will not be more than 10 years after the date it is granted. Any employee receiving a grant must remain continuously employed by the Company for a period of 12 months after the date of the grant, as a condition to the exercise of the option. The Compensation Committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. In addition, optionees who are directors or executive officers of the Company may not exercise any portion of an option within six months of the date of grant. Subject to the foregoing, the Compensation Committee may accelerate the exercisability of any option in its discretion.

     Options granted under the Plans are not assignable. Options may be exercised only while the optionee is employed by the Company or within 12 months after termination by reason of death, within 12 months after the date of disability, or within 10 days after termination for any other reason.

     The Company may assist optionees in paying the exercise price of options granted under the Plans by either the extension of a loan by the Company for payment by the optionee of the exercise price in installments, or a guarantee by the Company of a loan obtained by the optionee from a third party. The terms of any loan, installment payments or guarantees, including the interest rate and terms of repayment and collateral requirements, if any, will be determined by the Compensation Committee in its sole discretion.

     In addition to the foregoing, the 1994 Plan provides that in the event of a change in control of the Company, that all issued but unvested options become immediately vested and exercisable. The 1994 Plan also provides that in connection with such immediate exercises made by executive officers of the Company, the Company provide tax assistance to supply the funds necessary for those individuals to pay taxes resulting from the loss of tax incentives due to such accelerated exercises and sales. Any such payments by the Company would be fully deductible as a compensation expense and such amounts would not accrue to the individuals exercising the options, but would be paid to state and federal taxing authorities. See "Management -- Employment Agreements."

1992 RESTRICTED STOCK PLAN

     In February 1992, the Company adopted the 1992 Restricted Stock Plan ("Restricted Stock Plan") authorizing the Company to grant to key employees of the Company and other individuals who provide services to the Company the right to purchase up to an aggregate of 19,500 shares of Common Stock at $.01 per share. The Restricted Stock Plan is intended to allow the Company to provide awards of Common Stock to directors or long-term employees who have provided valuable past services to the Company. The Restricted Stock Plan authorizes disinterested members of the Board of Directors to determine the persons to whom awards under the Restricted Stock Plan will be granted and the terms and conditions and restrictions of such awards. To date, 4,500 shares have been awarded under the Restricted Stock Plan.

OPTIONS GRANTED UNDER PLANS

     In April 1995 and March 1996, the Board of Directors approved recommendations of the Compensation Committee and granted certain incentive stock options under the Plans to key employees. The options granted are exercisable, or when vested will be exercisable, for a total of 7,875 shares under the 1992 Plan and 877,000 shares under the 1994 Plan.

     The following table sets forth information regarding options granted in fiscal 1995 to executive officers named in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             (Individual Grants)(1)

                                                                                       POTENTIAL REALIZABLE
                                                PERCENT OF                               VALUE AT ASSUMED
                                  NUMBER OF       TOTAL                                    ANNUAL RATES
                                  SECURITIES     OPTIONS/                                 OF STOCK PRICE
                                  UNDERLYING       SARS       EXERCISE                   APPRECIATION FOR
                                   OPTIONS/     GRANTED TO    OR BASE                     OPTION TERM(3)
                                     SARS      EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
              NAME                GRANTED(2)   FISCAL YEAR     ($/SH)       DATE        5%($)        10%($)
--------------------------------  ----------   ------------   --------   ----------   ----------   ----------
Donald W. Townsend..............    60,000          14%         13.67       2005      $1,335,780   $2,127,080
Donald D. Rutter................    45,750          11%         13.67       2005       1,018,532    1,621,899

---------------
(1) The table does not reflect options granted to certain executive officers including Messrs. Taylor, Forst and Nolen, who did not serve in that capacity for the entire year. See "Summary Compensation Table -- Other Executive Compensation."

(2) All options contained in the table which were granted to named executive officers in 1995 became exercisable for the first time in April 1996.

(3) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved. Further, the number shown is the gross dollar value of the Common Stock, but does not give effect to the payment of the purchase price to exercise the option, and thus does not represent the net value or net gain. The amount also does not reflect the taxes payable on such gain.

                       FISCAL YEAR END OPTION/SAR VALUES

                                           NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                                      OPTIONS/SARS AT FISCAL YEAR END      OPTIONS/SARS AT FISCAL YEAR END
                NAME                   (#) EXERCISABLE/UNEXERCISABLE       ($)(1) EXERCISABLE/UNEXERCISABLE
------------------------------------  -------------------------------     ----------------------------------
Donald W. Townsend..................           36,600/60,000                       $433,088/304,980
Donald D. Rutter....................            7,500/45,750                         88,748/232,547

---------------
(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of the Common Stock on December 29, 1995 ($18.75 per share) and the exercise prices for both exercisable and unexercisable shares. See also, footnotes (1) and
    (3) immediately above.

DEFINED BENEFIT PENSION PLAN

     The Company adopted a non-contributory defined benefit pension plan as of November 1, 1980. To be eligible, participants must have completed six months of continuous service and have attained the age of 21. Benefits are based on the length of service and the participants' final pay (averaged over the five highest consecutive years of his last 10 years of participation). The Company makes contributions to the plan based on actuarially determined amounts. Both Mr. Desjardins and Mr. Townsend are participants in the plan consistent with the normal terms and conditions of the plan.

     The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of service categories for participants.

                               PENSION PLAN TABLE

                                   YEARS OF SERVICE(1)
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
------------     -------     -------     -------     -------     -------
  $ 50,000       $17,500     $17,500     $17,500     $17,500     $17,500
    75,000        26,250      26,250      26,250      26,250      26,250
   100,000        35,000      35,000      35,000      35,000      35,000
   150,000        52,500      52,500      52,500      52,500      52,500
   200,000        70,000      70,000      70,000      70,000      70,000

---------------
(1) As of December 31, 1995, Mr. Desjardins' and Mr. Townsend's credited years of service were 15 and 10, respectively.

(2) Benefits are calculated on a straight-life annuity basis. The compensation covered by the retirement plan includes all wages and salaries but excludes bonuses. Benefits under the retirement plan are not subject to deduction for Social Security or other offset amounts.

401(K) PROFIT SHARING PLAN

     The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The PSP was adopted effective November 1, 1989. The PSP is administered under a trust, and the Company's directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

     Under the PSP, participating employees have the right to elect their contributions to the PSP be made by reductions from compensation owed to them by the Company. In addition, the Company at its discretion can make contributions to the PSP of a percentage of a participant's annual compensation. Participating employees are entitled to full distribution of their share of the Company's contributions under the PSP upon death, disability or when they reach retirement age. If their employment is terminated earlier, their share of the Company's contributions will depend on the number of years of employment with the Company. All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and the employee's contributions, they may receive investment earnings related to the funds in their account under this plan.

EMPLOYEE STOCK PURCHASE PLAN

     At the 1996 Annual Meeting, the Company's Board of Directors and shareholders adopted the Employee Stock Purchase Plan ("ESPP" or "Plan"). The ESPP provides eligible employees with the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions. The purpose of the Plan is to provide incentive to employees of the Company to perform in a manner which enhances the value of the Company's Common Stock by providing a direct ownership stake in the Company's performance.

     The ESPP reserves 400,000 shares of the Company's Common Stock to be issued to employees eligible to participate in the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan following 30 days of continuous service with the Company, provided that such employees work in excess of 20 hours per week and greater than five months per calendar year. The Company, at its discretion, need not include all of its operating subsidiaries in the ESPP.

     Eligible employees invest in the Plan through regular payroll deductions of up to 10% of their gross earnings, deducted net of taxes, for each semi-annual period of participation, provided that no employee may purchase greater than $25,000 worth of the Company's Common Stock in any given calendar year. Payroll deductions will be credited to an account established in each participating employee's name and shares of the Company's Common Stock will automatically be purchased on behalf of participating employees on the last business day of each semi-annual period of participation at the lesser of (i) 85% of the market price per share of Common Stock on an individual's entry date into the Plan (subject to certain limitations), or (ii) 85% of the market price per share on the semi-annual purchase date.

     The Company currently plans to commence operation of the ESPP on October 1, 1996, with semi-annual purchase dates to occur on March 31 and September 30 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Grant, Miller, Olliver and Withers, all of whom are independent disinterested directors for purposes of administering the stock option plans under SEC Rule 16b-3. These individuals do not serve on the Compensation Committees of other corporations.

                              CERTAIN TRANSACTIONS

     In September 1994, Mr. Desjardins lent $2.0 million to the Company evidenced by two promissory notes. The notes were unsecured and matured in September 1995. The annual interest rate was prime plus 3% (11.5% at December 31, 1994). The loan was approved by the disinterested members of the Board of Directors. These notes were repaid in April 1995. Since that date, Mr. Desjardins from time to time has made similar loans on similar terms to the Company totaling approximately $1,650,000. As of the date of this Prospectus, the Company had no loans outstanding to Mr. Desjardins. Approximately $20,000 was paid to Mr. Desjardins by the Company in fiscal 1996 to date for points and interest.

     In 1995 it was determined by management that the regulatory burdens that were imposed on its subsidiary, Comfab, Inc. ("Comfab") in connection with its role as a government subcontractor, were not reasonable under a cost-benefit analysis. In connection with this assessment, it was also determined that the business of Comfab no longer was completely aligned with the Company's overall strategic plan. Consequently, on November 1, 1995, Desjardins Engineering, a proprietorship owned and operated by Mr. Desjardins, purchased the assets of Comfab. The transaction was approved by the independent members of the Board of Directors. In June 1996, Desjardins Engineering sold the assets of Comfab to an unrelated third party for the price of approximately $1,050,000. No gain inured to the benefit of Mr. Desjardins in connection with the sale of Comfab.

     Mr. Miller, a director of the Company since 1995, is a Director of Investment Banking of HD Brous & Co, Inc., headquartered in Great Neck, New York. Mr. Miller is the principal in the office located in Phoenix, Arizona. HD Brous & Co.,Inc. is the Underwriter of this offering. See "Underwriting." HD Brous & Co., Inc. acted as an underwriter in the Company's offering of Common Stock in April 1995 and as a placement agent in the private placement issuance of $14.3 million principal amount of the Company's 10% Notes issued in September 1996. Prior to joining HD Brous & Co., Inc. in 1994, Mr. Miller was Director of Investment Banking of W.B. McKee Securities, Inc., Phoenix, Arizona, which served as the managing underwriter of the Company's initial public offering of Common Stock in 1992. Since that date, Mr. Miller has consulted with the Company as its investment banker in connection with equity and debt financing and mergers and acquisitions. See "Management."

     The Board of Directors has a policy that provides that all transactions between the Company and its executive officers, directors, employees, and affiliates are subject to the approval of a majority of disinterested directors of the Board of Directors and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties.

LIMITATION ON LIABILITY OF DIRECTORS

     The General Corporation Law of Arizona, under which the Company is incorporated, was amended in full effective January 1, 1996. Subsequent to such modification of the Arizona Corporate Code, the Company's Board of Directors recommended, and its shareholders approved, amended and restated Articles of Incorporation of the Company providing for the limitation or elimination of potential monetary liability of directors of the Company to the fullest extent permitted by Arizona law.

     The Arizona Corporate Code limits or eliminates the liability of a director of a corporation for money damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the number of shares of Common Stock of the Company, as of September 30, 1996, beneficially owned by individual directors of the Company, certain named executive officers, all directors and executive officers of the Company as a group, and persons known by the Company to own more than 5% of the Company's Common Stock as well as information regarding the ownership of such shares after this offering assuming the conversion of the Convertible Preferred Stock.

                                      SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING             AFTER OFFERING(12)
                                      --------------------------    --------------------------
      NAME OF BENEFICIAL OWNER        NUMBER(1)    PERCENTAGE(2)     NUMBER         PERCENT
------------------------------------  ---------    -------------    ---------    -------------
Stanley P. Desjardins(3)............  3,555,752          40%        3,555,752
Donald W. Townsend(4)...............   141,800            2%         141,800
Bradley P. Forst(5).................    57,300            *           57,300
Sean K. Nolen(6)....................       -0-            *              -0-
James C. Withers(7).................    23,100            *           23,100
Robert D. Olliver(8)................    23,422            *           23,422
Scott E. Miller(9)..................    24,350            *           24,350
Ian Grant(10).......................    22,500            *           22,500
Donald D. Rutter(11)................    53,250            *           53,250
All directors and executive officers
  as a group (nine persons).........  3,901,474          44%        3,901,474

---------------
  *  Less than 1% of the outstanding Common Stock

 (1) The number of shares shown in the table, including the notes thereto, have been rounded to the nearest whole share. Includes, when applicable, shares owned of record by such person's spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire within 60 days of September 30, 1996 by the exercise of stock options.

 (2) The percentages shown include the shares of Common Stock that the person will have the right to acquire within 60 days of September 30, 1996. In calculating the percentage of ownership, all shares of Common Stock that the identified person will have the right to acquire within 60 days of September 30, 1996 upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

 (3) The address of Mr. Desjardins and all other beneficial owners is 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004.

 (4) Includes options to purchase 96,600 shares of Common Stock, which are presently exercisable, but does not include options to purchase 70,000 shares of Common Stock, which are not exercisable before March 1997.

 (5) Includes options to purchase 56,250 shares of Common Stock, which are presently exercisable, but does not include options to purchase 50,000 shares of Common Stock, which are not exercisable before March 1997.

 (6) Does not include options to purchase 25,000 shares of Common Stock, which are not exercisable before April 1997.

 (7) Includes options to purchase 22,500 shares of Common Stock, which are presently exercisable. Does not include options for 1,500 shares not exercisable before March 1997.

 (8) Includes options to purchase 20,619 shares of Common Stock, which are presently exercisable. Does not include options for 1,500 shares not exercisable before March 1997.

 (9) Includes options to purchase 22,500 shares of Common Stock, which are presently exercisable. Does not include options for 1,500 shares not exercisable before March 1997.

(10) Includes options to purchase 22,500 shares of Common Stock, which are presently exercisable. Does not include options for 1,500 shares not exercisable before March 1997.

(11) Includes options to purchase 53,250 shares of Common Stock, which are presently exercisable, but does not include options to purchase 20,000 shares of Common Stock which are not exercisable before March 1997.

(12) Does not include up to 180,000 shares of Convertible Preferred Stock which may be sold by the Company upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting".

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company had 8,977,632 outstanding shares of Common Stock, of which 3,682,049 shares are "restricted securities" as that term is defined in Rule 144 under the Act (the "Restricted Shares"). Such Restricted Shares may be subject to volume and other resale limitations described below.

     The directors and executive officers have agreed with the Company at the request of the Representative not to sell or otherwise dispose of any shares of Common Stock in the public market for a period of 90 days after the date of this Prospectus without the prior written consent of the Representative.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior the sale, and who beneficially owns restricted securities with respect to which at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

     In September 1996, the Company issued $14.3 million principal amount of 10% Notes in a private placement. The 10% Notes are convertible into approximately 850,000 shares of Common Stock. The Company committed to use its best efforts to file a registration statement in November 1996 covering resales by the holders of the Common Stock issuable upon conversion of the 10% Notes. In addition, for the term of the 10% Notes, the holders of at least 25% of the 10% Notes, or Common Stock if converted, may require the Company to file, on more than one occasion, a registration statement under the Act with respect to the Common Stock underlying the Notes. The Company also committed to use its best efforts to cause such registration statement to become effective and will bear the expenses associated with the registration.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

GENERAL

     Under the Company's Amended and Restated Articles of Incorporation, the Company's Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 50 million shares of preferred stock, $.05 par value, in one or more series, with such voting powers or without voting powers, and with such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of the date of this Prospectus, the Company has no shares of preferred stock outstanding.

     Set forth below is a summary of certain provisions of the Convertible Preferred Stock. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Statement Pursuant to Arizona Revised Statutes sec.10-602 (the "Certificate of Designations") relating to the Convertible Preferred Stock, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

     The Convertible Preferred Stock will, when issued, be fully paid and nonassessable. The transfer agent, registrar, redemption agent, and conversion agent for shares of the Convertible Preferred Stock will be American Stock Transfer & Trust Company, New York, New York.

DIVIDENDS

     Holders of shares of Convertible Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, a cumulative annual cash
dividend of $          per share. Dividends accrue from the date of original
issuance and are payable quarterly on the 30th day of January, April, July, and October (or if such day is not a business day, on the business day immediately succeeding such 30th day), commencing January 30, 1997, to the person in whose name the Convertible Preferred Stock is registered at the close of business on the 15th day of the month next preceding such dividend payment date, or if any such date is not a business day, on the next succeeding day that is a business day.

     Dividends will be computed on the basis of a 360-day year of twelve 30-day months, with each dividend payment to be rounded to the nearest whole cent. Dividends on the Convertible Preferred Stock will accumulate to the extent they are not paid on the dividend payment date for the period for which they accrued whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Dividends on the Convertible Preferred Stock will be cumulative from the date issued. Such dividends will be payable when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment. Accrued dividends, whether current or in arrears, are payable on Convertible Preferred Stock that is converted into Common Stock only if such dividend has been declared and is payable as of a record date prior to the Conversion Date (as hereinafter defined).

     No dividends shall be declared, paid, or set apart for payment on Common Stock, or the preferred stock of any series ranking, as to dividends, junior to the Convertible Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Convertible Preferred Stock, all dividends declared upon shares of Convertible Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that in all cases the amount of dividends declared per share on the Convertible Preferred Stock and such other preferred stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Convertible Preferred Stock and such other preferred stock bear to each other.

     No dividends on the Convertible Preferred Stock can be paid if at the time of payment or immediately after giving effect to such payment the Company is in default under, including the maintenance of certain prescribed debt coverage ratios, the loan agreement pertaining to the Company's credit facilities with Wells Fargo Bank, N.A. and its Indenture dated December 17, 1993 governing the issuance of the 12% due and the 10% Notes due 1999. To date, the Company has never been in default under its debt instruments or failed to comply with any prescribed debt coverage ratios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIQUIDATION RIGHTS

     In the event of any involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Convertible Preferred Stock are entitled to receive out of assets of the Company available for distribution to the shareholders, before any distribution of assets is made to holders of Common Stock or other stock of the Company ranking junior to the Convertible Preferred Stock, liquidating distributions in the amount of $25 per share plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Convertible Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Such liquidation rights are not triggered by (i) any consolidation or merger of the Company with or into any other corporations, (ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by reincorporation of another corporation or creation of a partnership, or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation or a partnership, provided that in each case effective provision is made in the certificate of incorporation of the resulting and surviving corporation or the articles of partnership, or otherwise, for the protections of the rights of the holders of Convertible Preferred Stock.

CONVERSION RIGHTS

     Each share of the Convertible Preferred Stock is convertible at any time after the date of this Prospectus, unless previously redeemed, at the option of
the holder thereof into           shares of the Company's Common Stock,
equivalent to a conversion price of $          per share of Common Stock,
subject to adjustment as set forth below. A holder of Convertible Preferred Stock may convert his shares by surrendering to the conversion agent each certificate covering shares to be converted together with a statement of the name or names in which the shares of Common Stock shall be registered upon issuance (the date of such surrender, the "Conversion Date"). Every such notice of election to convert will constitute a contract between the holder giving such notice and the Company whereby such holder will be deemed to subscribe for the shares of Common Stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Convertible Preferred Stock to be converted and to release the Company from all further obligation thereon and whereby the Company will be deemed to accept the surrender of such shares of Convertible Preferred Stock in full payment of the shares of Common Stock so subscribed for and to be issued upon such conversion. As promptly as practicable after the Conversion Date, the Company shall issue and deliver to the converting holder of the Convertible Preferred Stock a certificate representing the number of shares of Common Stock into which the Convertible Preferred Stock was converted together with dividends, if any, payable on the Convertible Preferred Stock so converted as may be declared and made payable to holders of record of Convertible Preferred Stock on the record date immediately preceding the Conversion Date. If a holder of Convertible Preferred Stock elects to convert only a portion of his Convertible Preferred Stock, upon such conversion the Company shall also deliver to the holder of the Convertible Preferred Stock a new Convertible Preferred Stock certificate representing his unconverted Convertible Preferred Stock. In lieu of fractional shares of Common Stock, there will be paid to the holder of the Convertible Preferred Stock at the time of conversion an amount in cash equal to the same fraction of the current market value of a share of Common Stock of the Company. This current market value will be deemed the closing price of the Common Stock on the NYSE on the last trading day preceding the Conversion Date.

     The Conversion Rate is subject to adjustment upon the occurrence of certain events, including the issuance of shares of Common Stock or other securities of the Company as a dividend or distribution on shares of Common Stock of the Company to the holders of all of its outstanding shares of Common Stock; subdivisions, combinations, or certain reclassifications of shares of Common Stock of the Company; the issuance of shares of Common Stock of the Company or of rights, options, or warrants to subscribe for or purchase shares of Common Stock of the Company at less than the effective Conversion Price of the Convertible Preferred Stock; or the distribution to the holders of shares of Common Stock of the Company generally of evidences of indebtedness or assets (excluding cash dividends and distributions made out of current or retained earnings) or rights, options, or warrants to subscribe for securities of the Company other than those mentioned above. No adjustment in the Conversion Rate will be required to be made with respect to the Convertible Preferred Stock until cumulative adjustments amount to 1% or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment. No accrued and unpaid cumulative dividends will be paid upon conversion of the Convertible Preferred Stock unless the conversion occurs after the record date for such dividend.

     In the event of any consolidation with or merger of the Company into another corporation, or sale of all or substantially all of the properties and assets of the Company to any other corporation, or in case of any reorganization of the Company, each share of Convertible Preferred Stock would thereupon become convertible only into the number of shares of stock or other securities, assets, or cash to which a holder of the number of shares or Common Stock of the Company issuable (at the time of such consolidation, merger, sale, or reorganization) upon conversion of such share of Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale or reorganization.

VOTING RIGHTS

     The holders of the Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by law. On matters subject to a vote by holders of the Convertible Preferred Stock, the holders are entitled to one vote per share.

     If the equivalent of six consecutive quarterly dividends payable on the Convertible Preferred Stock, or on any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to dividends or liquidation rights and having similar voting rights, are in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding series of parity preferred stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment.

     Without the consent of the holders of Convertible Preferred Stock, the Company may issue other series of preferred stock which are pari passu with, or junior to, the Convertible Preferred Stock as to dividends and liquidation rights. Without the approval of the holders of at least a majority of the number of shares of Convertible Preferred Stock then outstanding, voting or consenting separately as a class, the Company may not issue preferred stock which is senior to the Convertible Preferred Stock as to dividends or liquidation rights, or amend, alter or repeal any of the voting rights, designations, preferences or other rights of the holders of the Convertible Preferred Stock so as adversely to affect such voting rights, designations, preferences or other rights.

OPTIONAL REDEMPTION

     If not earlier converted or redeemed, the Convertible Preferred Stock is
redeemable by the Company in whole or in part on a pro rata basis at $     per
share plus accrued dividends payable through the redemption date, upon 30 days written notice to the holders, mailed within 15 days after the closing price of the Company's Common Stock as quoted on the NYSE has equaled or exceeded
$          for any 10 consecutive trading days. Holders will have the right to convert their shares at any time until the close of business on the day prior to the date fixed for redemption. The redemption price will be paid within 45 days of the redemption date.

CHANGE OF CONTROL REDEMPTION

     Within 30 days following the occurrence of any Change of Control, the Company shall offer ("Change of Control Offer") to purchase all outstanding Convertible Preferred Stock at a purchase price of $25 per share plus accrued and unpaid dividends to the date of the Change of Control Offer. The Change of Control Offer shall be deemed to have commenced upon mailing of notice to the shareholders and shall terminate 30 business days after its commencement, unless a longer offering period is then required by law. Promptly after the termination of the Change of Control Offer ("Change of Control Payment Date"), the Company shall purchase and mail or deliver payment for all shares tendered in response to the Change of Control Offer. If the Change of Control Payment Date is on or after a dividend payment record date and on or before the related dividend payment date, any accrued and unpaid dividends will be paid to the Person in whose name a share is registered at the close of business on such record date, and no additional dividends will be payable to holders who tender shares pursuant to the Change of Control Offer.

     Change of Control means any event or series of events by which (i) any Person as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the exchange Act) of 50% of more of the total voting power of the voting stock of the Company; (ii) the Company consolidates with or merges or amalgamates with or into another Person or conveys, transfers, or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to the transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed or exchanged for voting stock of the surviving corporation and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; or (iii) the shareholders of the Company approve any plan of liquidation or dissolution of the Company.

CERTAIN RESTRICTIONS UPON REDEMPTION AND PAYMENT OF DIVIDENDS

     The Company's ability to pay dividends on and to redeem the Convertible Preferred Stock is subject to the terms of the Indenture relating to its issuance of the 12% Notes, and the 10% Notes, which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The Indenture provides that the Company may not (i) pay any dividends or distributions on its capital stock (other than those payable in capital stock) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its capital stock if at the time of such action an Event of Default shall have occurred and be continuing. An Event of Default, as defined in the Indenture, includes (a) default by the Company in the payment of principal or interest on Notes issued under the Indenture, (b) defaults on other indebtedness of the Company, if any, having an individual or aggregate minimum principal amount of $900,000 or greater, (c) default or breach of covenants and agreements contained in the Indenture upon notice thereof and failure to remedy such default or breach within 60 days, (d) entry against the Company of judgments in excess of $500,000 net of insurance, (e) unauthorized terminations of subsidiary guarantees, and
(f) certain specified bankruptcy proceedings. Within 30 days following the occurrence of any change of control, as defined in the Indenture, the Company is required to offer to purchase all the 12% Notes and the 10% Notes at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of purchase.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax discussion set forth below is a brief description of certain federal income tax aspects of this offering. It is for general information only, and does not consider the federal income tax consequences of the offering that may be relevant to particular classes of taxpayers, such as banks, insurance companies and foreign individuals and entities. Purchasers of the Convertible Preferred Stock offered hereby should consult their own tax advisors as to the income tax consequences to them of an investment therein, including the applicability and effect of state, local and other tax laws.

DIVIDENDS ON CONVERTIBLE PREFERRED STOCK

     Dividends paid on the Convertible Preferred Stock will be taxable as ordinary income to the extent that the Company has either current or accumulated earnings and profits as determined for federal income tax purposes. Preferred Shareholders should be aware that a dividend may be taxable as ordinary income because the Company has current earnings and profits for federal income tax purposes even though the current earnings and profits are insufficient to eliminate an accumulated deficit in earnings and profits and even if the Company has a net loss for the year for financial reporting purposes. Subject to Sections 243, 246 (relating to certain holding period requirements), and 246A (relating to debt financed portfolio stock) of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent of current or accumulated earnings and profits, a dividend payment will be eligible for the 70% dividends-received deduction allowable to corporate shareholders (for corporate shareholders owning less than 20% of the Company).

     To the extent any dividends paid on the Convertible Preferred Stock exceed the Company's current or accumulated earnings and profits, the amount received will be a return of capital. Any such distributions will reduce, on a share-by-share basis, the shareholder's adjusted basis in his Convertible Preferred Stock and, to the extent in excess of the shareholder's adjusted basis, will be treated as gain from the sale or exchange of property. Such gain will be capital gain if the Convertible Preferred Stock is held as a capital asset, and will be long-term capital gain if the holding period for the Convertible Preferred Stock were to exceed one year.

REDEMPTION OF CONVERTIBLE PREFERRED STOCK

     A redemption of the Convertible Preferred Stock for cash will constitute a taxable transaction for federal income tax purposes to the shareholders. A redemption of Convertible Preferred Stock for cash will be treated (subject to Code Section 1059, relating to certain extraordinary dividends on preferred stock), under Section 302 of the Code, as a distribution that is taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits), unless the redemption (a) results in a "complete termination" of the shareholder's stock interest in the Company under Section 302(b)(3) of the Code;
(b) is a "substantially disproportionate" distribution with respect to the shareholder under Section 302(b)(2) of the Code; or (c) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. In determining whether any of these tests has been met, each share of Convertible Preferred Stock and Common Stock considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must generally be taken into account. If any of these tests are met with respect to a particular shareholder, the redemption of Convertible Preferred Stock for cash would result, as to that shareholder, and subject to Code Section 1059, in taxable gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted basis in the Convertible Preferred Stock redeemed. Any gain or loss realized by the shareholder will be recognized in the shareholder's current taxable year. Such gain or loss would be capital gain or loss if the holding period for the Convertible Preferred Stock exceeds one year.

EXTRAORDINARY DIVIDENDS TREATMENT

     Under Section 1059(a) of the Code, a corporate holder of the Convertible Preferred Stock that receives an "extraordinary dividend" will be required, if the Convertible Preferred Stock has not been held for more than two years as of the date the dividend was announced, to reduce the corporate holder's adjusted basis at the time the corporate holder disposes of the Convertible Preferred Stock by the portion of the extraordinary dividend that was not taxed because of the dividends received deduction. The primary definition of an "extraordinary dividend" is found in Section 1059(c) of the Code. The definition is complex and subject to numerous exceptions, which are not described herein. However, in general, an "extraordinary dividend" means any preferred stock dividend that exceeds a rate of 5% of the shareholder's adjusted basis in such stock. In general, all dividends with ex-dividend dates within the same 85-day period are aggregated for purposes of this threshold. In addition, all dividends with ex-dividend dates within the same 365-day period that exceed 20% of a corporate shareholder's adjusted basis in the preferred stock also are aggregated. Thus, accrued dividends paid in arrears on the Convertible Preferred Stock may be treated as "extraordinary dividends," depending upon the amount and timing of the payment of the dividend arrearages and also depending upon a Preferred Shareholder's adjusted basis in the Convertible Preferred Stock.

CONVERSION OF CONVERTIBLE PREFERRED STOCK

     Generally, no gain or loss will be recognized for federal income tax purposes on the conversion of Convertible Preferred Stock into Common Stock of the Company. Taxable gain will be realized upon the receipt of cash paid in lieu of fractional share of Common Stock. Taxable gain also may be realized in the amount of any unpaid dividend arrearages at the time of the conversion. In general, the tax basis for Common Stock received on conversion will be equal to the tax basis of the Convertible Preferred Stock converted and, provided that such Convertible Preferred Stock was held as a capital asset, the holding period of the shares of Common Stock will include the holding period of such Convertible Preferred Stock.

REDEMPTION PREMIUM

     The Convertible Preferred Stock is subject to redemption at the option of the Company in the event of a Change of Control and also under circumstances where the price of the Company's Common Stock has attained certain thresholds. See "Description of Convertible Preferred Stock -- Optional Redemption and Change in Control Redemption." Under Section 305 of the Code, a redemption premium payable with respect to optionally redeemable preferred stock may be treated as a "constructive dividend" reportable over time as taxable income by the holder of the preferred stock. The application of Section 305 under new Treasury regulations is uncertain; however, for the reasons stated below, the Company intends to take the position that "constructive dividend" treatment is not applicable.

     Under the Treasury regulations, a redemption premium will be treated as a "constructive dividend" only if, based upon all of the facts and circumstances, the redemption of the Convertible Preferred Stock is more likely than not to occur. Because it is speculation to predict the probability of either event that would trigger an optional redemption, the Company believes that it is not at this time more likely than not that an optional redemption will occur in the future. Furthermore, even if either or both of such events were viewed by the Internal Revenue Service as more likely than not to occur, "constructive dividend" treatment under the Treasury regulations should not result if the redemption premium is solely in the nature of a penalty for a premature redemption of the Convertible Preferred Stock. The Company intends to take the position that the redemption premium is such a penalty because the Treasury regulations generally provide for such treatment if a redemption premium is payable as a result of changes in economic or market conditions over which neither the Company nor any holder of the Convertible Preferred Stock has any legal or practical control.

ADJUSTMENT OF CONVERSION PRICE

     As noted above, Section 305 of the Code treats as a taxable dividend certain actual or constructive distributions of stock. Treasury regulations treat holders of convertible preferred stock as having received such a constructive distribution where the conversion price is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock is convertible. Thus, under certain circumstances an adjustment in the conversion price of the Convertible Preferred Stock may be taxable to the holders thereof as a dividend.

BACKUP WITHHOLDING

     Under Section 3406 of the Code and applicable Treasury regulations, a holder of Convertible Preferred Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid, or the proceeds of a sale, exchange or redemption of, Convertible Preferred Stock, unless such holder (a) is a corporation or is otherwise exempt from backup withholding or (b) provides a taxpayer identification number, certifies that such number is correct and otherwise complies with applicable requirements of the backup withholding rules.

             DESCRIPTION OF OTHER CAPITAL STOCK AND DEBT SECURITIES

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, of which 8,977,623 shares were issued and outstanding as of September 30, 1996.

     Holders of the Common Stock are entitled to one vote for each share owned for all matters to be voted on by the Preferred Shareholders. As required under Arizona law, there is cumulative voting in the election of directors. Accordingly, each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares, or by distributing votes on the same principle among any number of candidates. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution, or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights. The holders of Common Stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of preferred stock. The Common Stock currently outstanding is, and the Common Stock underlying the Convertible Preferred Stock offered by the Company hereby will, when issued, be validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 50,000,000 shares of preferred stock, par value $.05 per share. No preferred stock is issued or outstanding. The preferred stock may, without action by the shareholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges, and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences, and conversion rights for any series of preferred stock issued in the future.

12% SENIOR SUBORDINATED NOTES DUE 1998

     In December 1993, the Company issued $5.7 million principal amount of 12% Notes. The 12% Notes were issued pursuant to an Indenture dated December 17, 1993. The 12% Notes are listed on the NYSE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SERIES C 10% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 1999

     In September, 1996, the Company issued, in a private placement, $14.3 million principal amount of 10% Notes. The 10% Notes were issued pursuant to the Company's Indenture dated December 17, 1993 and a supplemental indenture dated September, 1996. See Management's Discussion and Analysis of Financial Condition and Results of Operations."

ARIZONA ANTI-TAKEOVER STATUTE

     The Arizona Corporate Takeover Act (the "Act") was adopted in 1987. The policy of the Act is to prevent unfriendly corporate takeover attempts by third parties. Article I of the Act deals with, among other things, the prohibition of "green mail." Article II deals with limitation on voting rights of certain individuals acquiring shares in the market, and Article III regulates certain business combinations respecting corporate transactions proposed by insiders and as part of a takeover plan. Arizona corporations may elect to not be governed by Articles II or III of the Act and by doing so may elect to not be subject to the considerable restrictions on a possible tender offer or other takeovers. Pursuant to a 1995 amendment to the Company's

Articles of Incorporation, the Company affirmatively approved its coverage under Articles II and III of the Act.

TRANSFER AGENT AND REGISTRAR

     The Company's Transfer Agent and Registrar for the Common Stock and the Convertible Preferred Stock is American Securities Transfer & Trust Company, New York, New York.

LISTING

     The Common Stock is currently listed and traded on the NYSE under the symbol "SMU". The Convertible Preferred Stock will be listed on the NYSE under the symbol "SMU-PfA."

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom HD Brous & Co., Inc. is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the form of which is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part) among the Company and the Representative (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of shares of Convertible Preferred Stock set forth opposite their names below:

                                                                    NUMBER OF SHARES
                                   NAME                             TO BE PURCHASED
        ----------------------------------------------------------  ----------------
        HD Brous & Co., Inc.......................................

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Convertible Preferred Stock are subject to certain conditions. The Underwriters are committed to purchase all of the shares of Convertible Preferred Stock offered hereby (other than the shares covered by the over-allotment option described below) if any are purchased.

     The Company has been advised by the Representative that the Underwriters propose to offer the shares of Convertible Preferred Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a concession not in excess of
$          per share. The Underwriters may allow and such dealers may re-allow to other dealers, including any Underwriter, a discount not in excess of
$            per share. After the public offering, the public offering price and concessions and discounts may be changed by the Representative.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities in connection with the offer and sale of the shares of Convertible Preferred Stock, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters have obtained an option from the Company, exercisable during the 45-day period after the date of this Prospectus, under which they may purchase up to 180,000 additional shares of Convertible Preferred Stock at the same price per share which the Company will receive for the shares being purchased by the Underwriters. The Underwriters may exercise the option only to cover over-allotments to the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Representative has informed the Company that the Underwriters do not intend to confirm sales of shares of Convertible Preferred Stock offered hereby to accounts over which they exercise discretionary authority.

     The Company, its directors, and executive officers have agreed not to offer, issue, sell, grant any option for the sale of or otherwise dispose of (or announce any offer, issuance, sale, grant of option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into an exercisable or exchangeable for shares of Common Stock shares for the 90 day period from the date of this Prospectus unless released earlier by the Representative.

     Mr. Miller, a director of the Company since 1995, is a Director of Investment Banking of HD Brous & Co, Inc. headquartered in Great Neck, New York. Mr. Miller is the principal in the office located in Phoenix, Arizona. HD Brous & Co., Inc. is the Representative of this offering. See "Certain Transactions."

                                 LEGAL OPINIONS

     The validity of the shares being offered hereby has been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona and for the Underwriters by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements of Simula, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Convertible Preferred Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be delivered to the Simula, Inc. Investor Relations Department, 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Common Stock is listed on the NYSE. The foregoing information concerning the Company may be inspected at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company will distribute to holders of the shares of Convertible Preferred Stock being offered hereby, annual reports containing audited financial statements and quarterly reports containing unaudited summary financial information for each of the first three fiscal quarters of each fiscal year.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Convertible Preferred Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                  SIMULA, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994 and Unaudited June 30,
  1996................................................................................  F-3
Consolidated Statements of Earnings for the years ended December 31, 1995, 1994 and
  1993 and Unaudited for the six months ended June 30, 1996 and 1995..................  F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995,
  1994 and 1993 and Unaudited for the six months ended June 30, 1996..................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and
  1993 and Unaudited for the six months ended June 30, 1996 and 1995..................  F-6
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT

Directors and Shareholders
Simula, Inc. and Subsidiaries
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Simula, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Simula, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
March 21, 1996

Phoenix, Arizona

                         SIMULA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------    JUNE 30,
                                                             1994          1995          1996
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $ 1,051,177   $ 3,175,172   $   375,404
  Contract and trade receivables -- net (Notes 9 and
     15)................................................   12,389,003    25,221,504    28,872,320
  Income taxes receivable...............................                                2,281,000
  Inventories (Note 4)..................................    6,732,043     8,104,194    13,607,759
  Deferred income taxes (Note 10).......................       23,000
  Prepaid expenses and other............................      399,019       762,836     1,330,161
                                                          -----------   -----------   -----------
          Total current assets..........................   20,594,242    37,263,706    46,466,644
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Net
  (Notes 5 and 8).......................................   13,198,567    15,778,819    18,445,477
DEFERRED COSTS (Note 6).................................    1,460,382     6,385,328       405,689
PATENTS AND LICENSES....................................      187,518       518,644       593,179
INTANGIBLES -- Net (Notes 3 and 6)......................   11,976,773    13,351,361    13,121,898
OTHER ASSETS............................................      273,481     1,441,278     1,426,525
                                                          -----------   -----------   -----------
          TOTAL.........................................  $47,690,963   $74,739,136   $80,459,412
                                                          ===========   ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving line of credit..............................                              $ 6,700,000
  Trade accounts payable................................  $ 6,114,887   $ 7,884,141     8,505,490
  Other accrued liabilities (Note 11)...................    2,572,789     2,607,849     4,417,381
  Advances on contracts.................................    2,529,988     3,920,533     1,463,051
  Deferred income taxes (Note 10).......................                      8,000         8,000
  Current portion of long-term debt (Note 8)............    1,089,665     1,367,187     4,891,402
  Short-term debt (Note 12).............................    3,050,000             0             0
                                                          -----------   -----------   -----------
          Total current liabilities.....................   15,357,329    15,787,710    25,985,324
LONG-TERM DEBT -- Less current portion
  (Notes 8 and 13)......................................   15,339,206    11,261,365     9,424,615
DEFERRED INCOME TAXES (Note 10).........................      345,000       158,000       158,000
                                                          -----------   -----------   -----------
          Total liabilities.............................   31,041,535    27,207,075    35,567,939
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS' EQUITY (Notes 2 and 14)
  Preferred stock, $.05 par value -- authorized,
     50,000,000 shares; no shares issued or
     outstanding........................................
  Common stock, $.01 par value -- authorized, 50,000,000
     shares; issued, 6,468,845, 8,970,627 and 8,966,442
     shares.............................................       64,688        89,706        89,664
  Additional paid-in capital............................   11,226,503    37,981,759    38,696,635
  Retained earnings.....................................    5,638,075     9,740,434     6,105,174
  Treasury stock -- at cost, 82,500 shares..............     (279,838)     (279,838)            0
                                                          -----------   -----------   -----------
          Total shareholders' equity....................   16,649,428    47,532,061    44,891,473
                                                          -----------   -----------   -----------
          TOTAL.........................................  $47,690,963   $74,739,136   $80,459,412
                                                          ===========   ===========   ===========

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                         YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995
                                  -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)      1996
                                                                                          -----------
                                                                                          (UNAUDITED)
Revenue (Notes 3, 15 and 17)....  $24,780,591   $41,157,794   $59,088,613   $28,801,970   $36,358,342
Cost of Revenue.................   15,728,061    27,708,610    36,621,471    18,587,083    27,794,969
                                  -----------   -----------   -----------   -----------   -----------
  Gross margin..................    9,052,530    13,449,184    22,467,142    10,214,887     8,563,373
Administrative Expenses (Notes
  11, 13 and 16)................    5,468,586     8,264,864    15,609,005     6,656,088     8,076,618
Unusual Item (Note 13)..........      919,389             0             0             0             0
                                  -----------   -----------   -----------   -----------   -----------
Operating Income................    2,664,555     5,184,320     6,858,137     3,558,799       486,755
Interest Expense (Note 8).......     (800,255)   (1,831,505)   (2,029,854)   (1,161,874)     (791,251)
Interest Income.................            0        21,608       440,076       191,447             0
                                  -----------   -----------   -----------   -----------   -----------
Income (Loss) Before Taxes......    1,864,300     3,374,423     5,268,359     2,588,372      (304,496)
Income Tax Expense (Benefit)
  (Note 10).....................      743,500     1,260,000     1,166,000     1,035,300      (121,000)
                                  -----------   -----------   -----------   -----------   -----------
Earnings (Loss) before
  cumulative effect of a change
  in accounting principle.......    1,120,800     2,114,423     4,102,359     1,553,072      (183,496)
                                  -----------   -----------   -----------   -----------   -----------
Cumulative effect on prior years
  (to December 31, 1995) of
  changing accounting for
  pre-contract costs -- Net of
  related income tax benefit of
  $2,160,000....................            0             0             0             0     3,239,948
                                  -----------   -----------   -----------   -----------   -----------
Net Earnings (Loss).............  $ 1,120,800   $ 2,114,423   $ 4,102,359   $ 1,553,072   $(3,423,444)
                                  ===========   ===========   ===========   ===========   ===========
Per share amounts:
  Earnings (loss) before
     cumulative effect of a
     change in accounting
     principle..................  $       .22   $       .37   $       .48   $       .20   $      (.02)
Cumulative effect on prior years
  (to December 31, 1995) of
  changing accounting for
  pre-contract costs............            0             0             0             0          (.36)
                                  -----------   -----------   -----------   -----------   -----------
Net Earnings (Loss).............  $       .22   $       .37   $       .48   $       .20   $      (.38)
                                  ===========   ===========   ===========   ===========   ===========
Average Shares Outstanding......    5,024,679     5,704,926     8,576,817     7,748,819     8,916,287
                                  ===========   ===========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
       THREE YEARS ENDED DECEMBER 31, 1995 AND UNAUDITED SIX MONTH PERIOD
                              ENDED JUNE 30, 1996

                                            CLASS A
                                         COMMON STOCK       ADDITIONAL                                 TOTAL
                                      -------------------     PAID-IN      RETAINED     TREASURY    SHAREHOLDERS'
                                       SHARES     AMOUNT      CAPITAL      EARNINGS       STOCK       EQUITY
                                      ---------   -------   -----------   -----------   ---------   -----------
BALANCE, JANUARY 1, 1993............  5,071,940   $50,720   $ 4,094,851   $ 3,086,378               $ 7,231,949
  Net earnings......................                                        1,120,800                 1,120,800
  Common shares issued..............      1,500        15         5,235                                   5,250
  Purchase of common shares for
     treasury.......................          0         0             0             0   $(279,838)     (279,838)
                                      ---------   -------   -----------    ----------   ---------   -----------
BALANCE, DECEMBER 31, 1993..........  5,073,440    50,735     4,100,086     4,207,178    (279,838)    8,078,161
  Net earnings......................                                        2,114,423                 2,114,423
  Conversion of Series B 9% Senior
     Subordinated Convertible Notes
     for common shares..............    967,236     9,672     5,721,578                               5,731,250
  Issuance of common shares for
     warrants and options...........    158,525     1,585       610,361                                 611,946
  Issuance of common shares in
     connection with:
     Acquisition of SOUTHtech.......    178,582     1,786        44,388      (683,526)                 (637,352)
     Acquisition of Artcraft........     67,228       672       464,328                                 465,000
     Acquisition of Sedona
       Scientific, Inc..............     23,834       238       285,762             0           0       286,000
                                      ---------   -------   -----------    ----------   ---------   -----------
BALANCE, DECEMBER 31, 1994..........  6,468,845    64,688    11,226,503     5,638,075    (279,838)   16,649,428
Net earnings........................                                        4,102,359                 4,102,359
Secondary offering of common
  shares............................  2,328,750    23,288    25,544,534                              25,567,822
Issuance of common shares for
  warrants and options..............    173,032     1,730       847,256                                 848,986
Tax benefit from exercise of
  stock options.....................          0         0       363,466             0           0       363,466
                                      ---------   -------   -----------    ----------   ---------   -----------
BALANCE, DECEMBER 31, 1995..........  8,970,627   $89,706   $37,981,759   $ 9,740,434   $(279,838)  $47,532,061
Issuance of common shares for
  options...........................     78,315       783       782,073                                 782,856
Net loss............................                                       (3,423,444)               (3,423,444)
Retirement of treasury stock........    (82,500)     (825)      (67,197)     (211,816)    279,838             0
                                      ---------   -------   -----------    ----------   ---------   -----------
BALANCE, JUNE 30, 1996
  (Unaudited).......................  8,966,442   $89,664   $38,696,635   $ 6,105,174   $       0   $44,891,473
                                      =========   =======   ===========    ==========   =========   ===========

                 See note to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED JUNE 30,
                                                         YEARS ENDED DECEMBER 31,
                                               --------------------------------------------     ---------------------------
                                                  1993            1994             1995            1995            1996
                                               -----------     -----------     ------------     -----------     -----------
OPERATING ACTIVITIES:
  Net earnings (loss)........................  $ 1,120,800     $ 2,114,423     $  4,102,359     $ 1,553,072     $(3,423,444)
  Adjustments to reconcile net earnings
    (loss) to net cash (used) provided by
    operating activities:
    Depreciation and amortization............      798,754       1,651,118        3,064,833       1,227,819       1,375,119
    Deferred income taxes....................     (171,000)        256,000         (156,000)
    Cumulative effect of change in
      accounting.............................                                                                     5,399,948
  Changes in net assets and
    liabilities -- net of effects from
    acquisitions:
    Contract and trade receivables...........     (272,393)     (1,358,328)     (15,059,956)     (6,871,545)     (6,108,298)
    Income tax receivable....................                                                                    (2,281,000)
    Inventories..............................     (330,623)     (2,681,370)      (1,372,151)       (533,615)     (4,944,680)
    Prepaid expenses and other...............       81,473          94,635         (363,817)       (426,401)       (567,325)
    Deferred costs...........................     (114,538)     (1,083,476)      (5,572,295)       (727,784)
    Other assets.............................                       40,035       (1,089,933)       (275,072)         14,753
    Trade accounts payable...................     (385,990)       (146,991)       1,769,254      (2,356,748)        621,349
    Other accrued liabilities................      525,975      (1,538,783)         163,526       1,156,684       1,809,532
                                               -----------     -----------     ------------     -----------     -----------
      Net cash (used) provided by operating
        activities...........................    1,252,458      (2,652,737)     (14,514,180)     (7,253,590)     (8,104,046)
                                               -----------     -----------     ------------     -----------     -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment.........     (564,752)     (1,256,852)      (3,843,133)     (1,419,194)     (3,481,464)
  Proceeds from sale of property and
    equipment................................                                       743,671
  Costs incurred to obtain patents, licenses
    and intangibles..........................     (115,000)       (271,212)        (342,528)       (867,951)       (384,579)
  Cash paid to acquire Coach & Car...........                   (5,352,982)
  Cash paid to acquire SOUTHtech.............                       (4,606)
  Cash paid to acquire Artcraft -- net of
    cash acquired............................                     (628,948)
  Cash paid to acquire Sedona Scientific,
    Inc......................................                      (93,000)
  Cash paid to acquire Airline
    Interiors -- net of cash acquired........   (1,835,251)              0                0               0               0
                                               -----------     -----------     ------------     -----------     -----------
      Net cash used in investing
        activities...........................   (2,515,003)     (7,607,600)      (3,441,990)     (2,287,145)     (3,866,043)
                                               -----------     -----------     ------------     -----------     -----------
FINANCING ACTIVITIES:
  Net borrowings (repayments) under
    short-term debt and line of credit
    agreement................................     (797,035)      2,000,000       (3,050,000)                      6,700,000
  Borrowings under other debt arrangements...    1,173,401      10,799,940        4,407,628       2,627,473       2,444,200
  Principal payments under other debt
    arrangements.............................   (1,952,102)     (3,611,047)      (7,694,271)     (8,246,890)       (756,735)
  Issuance of common shares -- net of
    expenses.................................                      611,946       26,416,808          11,685         782,856
  Prepaid offering costs.....................                                                    25,615,949
  Issuance of 12% Notes -- net of issuance
    costs....................................    4,934,332
  Advances to the Chairman -- net............     (303,427)
  Purchases of treasury stock................     (279,838)
  Real estate -- net of payment to the
    Chairman.................................     (266,639)
  Dividends paid to the Chairman.............      (28,758)              0                0               0               0
                                               -----------     -----------     ------------     -----------     -----------
      Net cash provided by financing
        activities...........................    2,479,934       9,800,839       20,080,165      20,008,217       9,170,321
                                               -----------     -----------     ------------     -----------     -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS................................    1,217,389        (459,498)       2,123,995      10,467,482      (2,799,768)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................      293,286       1,510,675        1,051,177       1,051,177       3,175,172
                                               -----------     -----------     ------------     -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....  $ 1,510,675     $ 1,051,177     $  3,175,172     $11,518,659     $   375,404
                                               ===========     ===========     ============     ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Interest paid............................  $   758,666     $ 1,515,844     $  1,691,712     $ 1,078,599     $   437,081
                                               ===========     ===========     ============     ===========     ===========
    Taxes paid...............................  $   804,000     $   441,700     $  1,365,826     $   852,500     $   277,700
                                               ===========     ===========     ============     ===========     ===========

                         SIMULA, INC. AND SUBSIDIARIES

                                                         YEARS ENDED DECEMBER 31,
                                               --------------------------------------------
                                                  1993            1994             1995
                                               -----------     -----------     ------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Property and equipment acquired under
    capital leases...........................                                  $    924,324
                                                                               ============
  Tax benefits from exercise of stock
    options..................................                                  $    363,466
                                                                               ============
  Purchase accounting adjustments related to
    the acquisitions of Coach & Car and
    Artcraft:
    Additional liabilities offset against
      seller note payable....................                                  $  1,438,000
                                                                               ============
    Additional liabilities recognized upon
      final allocation of purchase price.....                                  $  2,415,000
                                                                               ============
  Conversion of notes:
    Conversion of $6,475,000 Series B 9%
      Senior Subordinated Convertible Notes
      and accrued interest of $136,600 less
      deferred note issuance costs of
      $880,350 for
      967,236 shares.........................                  $ 5,731,250
                                                               ===========
  Coach & Car acquisition:
    Fair value of assets acquired............                  $11,422,148
    Liabilities assumed......................                   (7,069,166)
    Seller note payable......................                   (1,500,000)
    Covenants not to compete.................                    2,500,000
                                                               -----------
  Cash paid to acquire Coach & Car...........                  $ 5,352,982
                                                               ===========
  SOUTHtech acquisition:
    Fair value of assets acquired............                  $   378,014
    Liabilities assumed......................                   (1,010,760)
    Common stock issued......................                      637,352
                                                               -----------
  Cash paid to acquire SOUTHtech.............                  $     4,606
                                                               ===========
  Artcraft acquisition:
    Fair value of assets acquired............                  $ 4,103,924
    Liabilities assumed......................                   (2,988,924)
    Common stock issued......................                     (465,000)
    Cash acquired............................                      (21,052)
                                                               -----------
  Cash paid to acquire Artcraft -- net of
    cash acquired............................                  $   628,948
                                                               ===========
  Sedona Scientific, Inc. acquisition:
    Fair value of assets acquired............                  $   471,277
    Liabilities assumed......................                      (92,277)
    Common stock issued......................                     (286,000)
                                                               -----------
  Cash paid to acquire Sedona Scientific,
    Inc......................................                  $    93,000
                                                               ===========
  Airline Interiors acquisition:
    Fair value of assets acquired............  $ 3,270,480
    Liabilities assumed......................   (2,106,318)
    Covenants not to compete.................    2,700,000
    Liability for covenants not to compete...   (1,864,162)
    Cash acquired............................     (164,749)
                                               -----------
  Cash paid to acquire Airline
    Interiors -- net of cash.................  $ 1,835,251
                                               ===========

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND
            UNAUDITED SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Simula, Inc. ("Simula") and its subsidiaries (collectively the "Company"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

     The Company announced a 3 for 2 split of its common stock to shareholders of record as of September 15, 1995; which shares were issued on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- These consolidated financial statements are prepared in accordance with generally accepted accounting principles. Described below are those accounting principles particularly significant to the Company, including those selected from acceptable alternatives.

     a. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. Revenue related to government contracts and most commercial contracts results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain overhead costs related to contract production.

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it is concluded that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue derived from sales of some commercial products is recognized at contractual amounts when the product is shipped.

     c. Inventories include raw materials and work-in-process applicable to commercial products. Inventories are recorded at cost and are carried at the lower of cost or net realizable value. Amounts are removed from inventory using the estimated average cost per unit.

     d. Property, equipment and leasehold improvements are stated at cost. Amortization of capital leases and leasehold improvements is calculated on a straight-line basis over the life of the asset or term of the lease, whichever is shorter. Depreciation on equipment and buildings is calculated on a straight-line basis over the estimated useful lives of three to thirty years.

     e. Deferred costs include amounts applicable to products and technologies which represent adaptations of existing capabilities to the particular requirements of the Company's customers. These costs are recovered over the specific or estimated revenue streams from these customers. Deferred costs also include costs applicable to bids in process. These costs are deferred when management believes that it is probable that future contracts will be obtained and are transferred to contract costs when contracts are awarded or are expensed when the contract award is no longer considered probable.

                         SIMULA, INC. AND SUBSIDIARIES

     f. Intangibles are recorded at cost. The Company acquires intangible assets in the normal course of business and in business combinations. The Company periodically reviews for changes in circumstances to determine whether there are conditions that indicate that the carrying amount of such assets may not be recoverable. If such conditions are deemed to exist, the Company will determine whether estimated future undiscounted cash flows are less than the carrying amount of such assets, in which case the Company will calculate an impairment loss. Any impairment loss will be recorded as a component of operating earnings. Intangibles are amortized on a straight-line basis over the following periods:

        Goodwill.......................................................   10 - 25 years
        Covenants not to compete.......................................        10 years
        Other..........................................................         7 years

     g. Net income per common and equivalent share has been computed using the weighted average number of common shares and common share equivalents outstanding during each period. Stock options and warrants have been included in the computations as common equivalent shares utilizing the treasury stock method only when their effect is dilutive.

     h. Statements of Cash Flows -- Cash and cash equivalents presented in the statements of cash flows consist of cash on hand and highly liquid investments with a maturity of six months or less.

     i. Reclassifications -- Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

2. SHAREHOLDERS' EQUITY

     The Company completed a secondary offering of common stock which closed and was funded the second quarter of 1995. As a result of this offering, 2,328,750 shares were sold by the Company at $12 per share. The net proceeds from the offering totaled $25,567,822.

3. ACQUISITIONS

     On August 2, 1993, the Company acquired certain assets and covenants not to compete from Airline Interiors, Inc. ("Airline Interiors") for cash, a long-term note and the assumption of certain liabilities. Airline Interiors remodels and refurbishes airline interiors. This acquisition of Airline Interiors has been accounted for using the purchase method of accounting, and the results of operations of Airline Interiors have been included in the consolidated financial statements subsequent to the acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,059,554 and covenants not to compete of $2,489,356 are being amortized over 10 years.

     On June 14, 1994, the Company purchased covenants not to compete and substantially all of the assets of Coach and Car Equipment Corporation ("Coach & Car") for cash, an installment note and the assumption of substantially all of the Coach & Car liabilities. Coach & Car is a manufacturer of seats for trains, subways, mass transit and other vehicles which are principally operated by local government authorities. The acquisition of Coach & Car has been accounted for using the purchase method of accounting, and the results of operations of Coach & Car have been included in the consolidated financial statements subsequent to the acquisition. The excess of purchase price over the fair value of net assets acquired of $5,281,038 is being amortized over 25 years, and covenants not to compete of $2,500,000 are being amortized over 10 years.

                         SIMULA, INC. AND SUBSIDIARIES

     Consideration for this transaction consisted of the following:

    Cash paid...............................................................  $ 3,000,000
    Seller note.............................................................    1,500,000
    Liabilities assumed -- including $2,352,982 of bank debt paid at
      closing...............................................................    9,422,148
                                                                              -----------
              Total.........................................................  $13,922,148
                                                                              ===========

     The assets acquired have been recorded as follows:

    Current assets..........................................................  $ 2,923,585
    Intangibles.............................................................    7,781,038
    Property and equipment..................................................    3,217,525
                                                                              -----------
              Total.........................................................  $13,922,148
                                                                              ===========

     On July 1, 1994, the Company purchased SOUTHtech, Inc. ("SOUTHtech") which was a corporation owned by the Company's Chairman (the "Chairman") (96%), and two unrelated minority shareholders (4%). SOUTHtech is a ceramics manufacturer that provides parts for silicon wafer manufacturing by the semiconductor industry. In determining the acquisition consideration, the Company obtained a valuation opinion from an independent investment banker and the transaction was approved by the disinterested members of the board of directors of the Company. The acquisition consideration consisted of 178,582 shares of the Company's common stock, of which 171,472 shares were issued to the Chairman and 7,110 shares were issued to one of the unrelated minority shareholders, and $4,606 cash, in lieu of stock, to the other unrelated minority shareholder. Because the Company and SOUTHtech were entities under the common control of the Chairman, the shares issued to the Chairman have been recorded at the basis of his investment in SOUTHtech and the shares issued to minority shareholders have been recorded at fair value. The excess of the Chairman's basis over his proportionate share of SOUTHtech's net assets of $683,526 has been recorded as a reduction in retained earnings. The accounts of SOUTHtech have been included in the consolidated financial statements subsequent to the acquisition.

     Assets acquired and liabilities assumed in connection with the SOUTHtech transaction were as follows:

    Assets acquired.........................................................  $   378,014
    Liabilities assumed.....................................................   (1,010,760)
                                                                              -----------
              Net liabilities assumed.......................................  $  (632,746)
                                                                              ===========

     Consideration was recorded as follows:

    Shares issued to the Chairman............................................  $(682,383)
    Shares issued to minority shareholders...................................     45,031
    Cash issued to minority shareholders.....................................      4,606
                                                                               ---------
              Total..........................................................  $(632,746)
                                                                               =========

     During 1995, the ceramics technology used in the semiconductor industry and associated assets of SOUTHtech were sold to a third party effective August 31, 1995. As a result, the Company received cash of $1,328,720 and is entitled to guaranteed payments of $1,500,000 and contingent payments up to a maximum of $1,750,000 based upon the future sales of the SOUTHtech ceramic product within the semiconductor industry. The Company retained the ceramics technology and assets associated with armor products and certain key employees. In connection with this transaction, the Company reported $1,977,000 of technology sales and royalty revenue in 1995.

                         SIMULA, INC. AND SUBSIDIARIES

     On September 30, 1994, the Company purchased all of the operating assets of Artcraft Industries Corp. ("Artcraft") for 67,228 shares of common stock valued at $465,000 and the assumption of certain liabilities. Artcraft is engaged in the manufacture, assembly and sale of railway and mass transit seating systems. The acquisition has been accounted for using the purchase method of accounting, and results of operations of Artcraft have been included in the consolidated financial statements subsequent to the acquisition. The excess of the purchase price over the fair value of net assets acquired of $734,531 is being amortized over 25 years.

     Consideration for the transaction consisted of the following:

    67,228 shares of common stock............................................  $  465,000
    Liabilities assumed -- including $650,000 bank debt paid at closing......   3,638,924
                                                                               ----------
              Total..........................................................  $4,103,924
                                                                               ==========

     The assets acquired have been recorded as follows:

    Current assets...........................................................  $1,669,393
    Intangibles..............................................................     734,531
    Property and equipment...................................................   1,700,000
                                                                               ----------
              Total..........................................................  $4,103,924
                                                                               ==========

In addition, the Company acquired another small company for $93,000 in cash and 23,833 shares of common stock.

     During 1995, the Company completed its identification and quantification of certain preacquisition contingencies related to its acquisitions of Artcraft and Coach & Car. As a result, the Company adjusted the original purchase allocation of these acquisitions resulting in an increase in goodwill of $2,415,000, a net increase in accrued liabilities and advances on contracts of $3,853,000 and a decrease in debt owed to seller of $1,438,000.

     The following summarizes unaudited pro forma operating results for the Company for the two years ended December 31, 1994, assuming the acquisitions had occurred at the beginning of the immediately preceding year.

                                                                 1993              1994
                                                              -----------       -----------
    Revenues................................................  $50,559,000       $55,512,000
                                                              ===========       ===========
    Net earnings............................................  $ 1,188,000       $ 2,362,000
                                                              ===========       ===========
    Net earnings per share..................................  $       .20       $       .37
                                                              ===========       ===========

4. INVENTORIES

     At December 31 inventories consisted of the following:

                                                                 1994              1995
                                                              -----------       -----------
    Raw materials...........................................  $ 3,544,116       $ 3,319,958
    Work in process.........................................    3,187,927         4,711,256
    Finished goods..........................................            0            72,980
                                                              -----------       -----------
              Total inventories.............................  $ 6,732,043       $ 8,104,194
                                                              ===========       ===========

                         SIMULA, INC. AND SUBSIDIARIES

5. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     At December 31 property, equipment and leasehold improvements consisted of the following:

                                                                 1994              1995
                                                              -----------       -----------
    Land....................................................  $ 3,022,819       $ 3,022,819
    Buildings and leasehold improvements....................    4,193,622         4,467,697
    Equipment...............................................   10,717,234        13,408,041
                                                              -----------       -----------
    Total...................................................   17,933,675        20,898,557
    Less accumulated depreciation...........................    4,735,108         5,119,738
                                                              -----------       -----------
              Property, equipment and leasehold
                improvements -- net.........................  $13,198,567       $15,778,819
                                                              ===========       ===========

6. INTANGIBLES AND DEFERRED COSTS

     At December 31, intangibles consisted of the following:

                                                                 1994              1995
                                                              -----------       -----------
    Covenants not to compete (Note 2).......................  $ 5,178,655       $ 4,989,356
    Excess of cost over net assets acquired (Note 2)........    7,124,760         9,540,110
    Other...................................................      407,347           435,163
                                                              -----------       -----------
    Total...................................................   12,710,762        14,964,629
    Less accumulated amortization...........................      733,989         1,613,268
                                                              -----------       -----------
              Intangibles -- net............................  $11,976,773       $13,351,361
                                                              ===========       ===========

     At December 31, deferred costs included the following:

                                                                 1994              1995
                                                              -----------       -----------
    Deferred product costs -- net...........................                    $ 5,430,179
    Deferred financing costs -- net.........................  $   794,033           487,980
    Deferred bid costs......................................      666,349           467,169
                                                              -----------       -----------
              Total deferred costs..........................  $ 1,460,382       $ 6,385,328
                                                              ===========       ===========

7. REVOLVING LINE OF CREDIT

     The Company has a $10,000,000 unsecured Revolving Line of Credit with a bank, interest at prime or LIBOR plus 1.75%. There was no outstanding balance on this line of credit as of December 31, 1995. The loan agreement encompassing this line of credit and the $5,000,000 amortizing term loan (Note 8) contains certain covenants that require the maintenance of a minimum tangible net worth and certain defined financial ratios.

                         SIMULA, INC. AND SUBSIDIARIES

8. DEBT

     Long-term debt at December 31 consisted of the following:

                                                                 1994              1995
                                                              -----------       -----------
    12% Senior Subordinated Notes...........................  $ 5,700,000       $ 5,700,000
    Mortgage notes payable, interest at 9% and 10.4%,
      secured by land and buildings with a carrying amount
      of $6,034,442, due through 2017.......................    3,049,242         2,990,329
    Various loans payable, secured by property and
      equipment.............................................    3,121,151         3,020,703
    Obligations under capital leases, interest at 4% to
      14.5% (Note 13).......................................      358,478           917,520
    Long-term debt repaid in 1995...........................    4,200,000                 0
                                                              -----------       -----------
    Total...................................................   16,428,871        12,628,552
    Less current portion....................................    1,089,665         1,367,187
                                                              -----------       -----------
              Long-term debt................................  $15,339,206       $11,261,365
                                                              ===========       ===========

     In December 1993, the Company completed the sale of $5,700,000 of 12% Senior Subordinated Notes ("12% Notes"), due in 1998. The 12% Notes are not subject to redemption prior to maturity. The Indenture relating to the 12% Notes contains certain covenants including limitations on incurrence of additional indebtedness, limitation on sale of assets, transactions with affiliates and payment of all dividends.

     The Company has a $5,000,000 amortizing term loan under the same loan agreement encompassing the line of credit (Note 7) for the financing of U.S. based equipment with an outstanding balance at December 31, 1995 of $1,946,780. Interest is payable at the LIBOR rate in effect at the time of the drawdown plus 1.75%. The average interest rate on the outstanding balance at December 31, 1995 is 7.8%.

     In June 1994, the Company completed the private placement of $6,475,000 principal amount of 9% Senior Subordinated Convertible Notes (the "Convertible Notes"), due in 2001, convertible into common stock at $6.83 per share. The proceeds from the placement were used to acquire Coach & Car and for working capital. During 1994, all of the Convertible Notes and $136,600 of accrued interest were converted into 967,236 shares of the Company's common stock.

     The aggregate principal payments required for the five years subsequent to December 31, 1995 are:

            1996....................................................  $ 1,367,187
            1997....................................................    1,393,212
            1998....................................................    6,742,969
            1999....................................................      417,595
            2000....................................................      122,469
            Thereafter..............................................    2,585,120
                                                                      -----------
                      Total.........................................  $12,628,552
                                                                      ===========

     Interest expense for the years ended December 31 is comprised of the following:

                                                        1993          1994           1995
                                                      --------     ----------     ----------
    Interest........................................  $788,405     $1,651,881     $1,679,086
    Amortization of deferred finance cost...........    11,850        179,624        350,768
                                                      --------     ----------     ----------
              Interest expense......................  $800,255     $1,831,505     $2,029,854
                                                      ========     ==========     ==========

                         SIMULA, INC. AND SUBSIDIARIES

     Based on borrowing rates currently available to the Company and the quoted market price for the 12% Notes, the fair value of long-term debt at December 31, 1995 is approximately $12,800,000.

9. RECEIVABLES

     At December 31, receivables include the following:

                                                                   1994            1995
                                                                -----------     -----------
    United States Government:
      Billed receivables......................................  $ 2,247,270     $ 2,926,891
      Costs and estimated earnings in excess of billings......    4,592,286       4,541,878
                                                                -----------     -----------
    Total United States Government............................    6,839,556       7,468,769
                                                                -----------     -----------
    Other contracts:
      Billed receivables......................................    3,262,514       2,942,647
      Costs and estimated earnings in excess of billings......    1,652,121      10,244,769
                                                                -----------     -----------
    Total other contracts.....................................    4,914,635      13,187,416
                                                                -----------     -----------
    Other trade receivables...................................      871,812       4,708,319
                                                                -----------     -----------
    Less allowance for doubtful accounts......................     (237,000)       (143,000)
                                                                -----------     -----------
              Contract and trade receivables -- net...........  $12,389,003     $25,221,504
                                                                ===========     ===========

     Costs and estimated earnings in excess of billings are net of $23,659,464 and $40,396,365 of progress billings for United States Government and other governmental agencies at December 31, 1995 and 1994, respectively.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. Amounts receivable from the United States Government or receivable under United States Government related subcontracts will generally be billed in the following month or when the contract and all options thereunder are completed. Amounts due on other contracts are generally billed as shipments are made, subject to retainages. It is estimated that substantially all of such amounts will be billed and collected within one year, although contract extensions may delay certain collections beyond one year.

10. INCOME TAXES

     The provisions for income taxes for the years ended December 31 are as follows:

                                                       1993           1994           1995
                                                     ---------     ----------     ----------
    Current........................................  $ 914,500     $1,004,000     $1,322,000
    Deferred.......................................   (171,000)       256,000       (156,000)
                                                     ---------     ----------     ----------
              Provision for income taxes...........  $ 743,500     $1,260,000     $1,166,000
                                                     =========     ==========     ==========

                         SIMULA, INC. AND SUBSIDIARIES

     The Company's effective income tax rate differs from the federal statutory tax rate at December 31 as follows:

                                                                   1993      1994      1995
                                                                   ----      ----      -----
    Federal statutory income tax rate............................  34.0%     34.0%      34.0%
    State income taxes...........................................   6.0       4.6        6.0
    Tax credits and other........................................  (0.1)     (1.2)       0.7
    Utilization of tax losses....................................     0         0      (18.6)
                                                                   ----      ----      -----
    Effective rate...............................................  39.9%     37.4%      22.1%
                                                                   ====      ====      =====

     The provision for deferred income taxes consists of the following:

                                                         1993          1994         1995
                                                       ---------     --------     ---------
    Accruals.........................................  $ (41,000)    $216,000     $  24,000
    Depreciation expense.............................   (130,000)      40,000       268,000
    Change in valuation allowance for
      tax loss carryforwards.........................          0            0      (448,000)
                                                       ---------     --------     ---------
              Total..................................  $(171,000)    $256,000     $(156,000)
                                                       =========     ========     =========

     The significant tax effected temporary differences comprising deferred taxes at December 31 are as follows:

                                                                     1994          1995
                                                                   ---------     ---------
    Current:
      Accrued vacation and pension costs.........................  $ 149,000     $ 177,000
      Other......................................................   (126,000)     (185,000)
                                                                   ---------     ---------
    Total current deferred tax asset (liability).................     23,000        (8,000)
                                                                   ---------     ---------
    Long-term:
      Excess of tax over book depreciation.......................    (50,000)     (346,000)
      Recognition of contract revenue............................   (289,000)     (166,000)
      Utilization of tax loss carryforwards......................                  448,000
      Other......................................................     (6,000)      (94,000)
                                                                   ---------     ---------
    Total long-term deferred tax liability.......................   (345,000)     (158,000)
                                                                   ---------     ---------
              Net deferred tax liability.........................  $(322,000)    $(166,000)
                                                                   =========     =========

     The valuation allowances associated with tax loss carryforwards as of December 31 are as follows:

                                                                    1994           1995
                                                                 -----------     ---------
    Tax asset for loss carryforward............................  $ 1,200,000     $ 669,000
    Valuation allowance........................................   (1,200,000)     (221,000)
                                                                 -----------     ---------
              Net long-term deferred tax asset.................  $         0     $ 448,000
                                                                 ===========     =========

     At December 31, 1995, the Company had approximately $1.6 million of net operating loss carryforward of an acquired subsidiary which expires through 2008.

11. BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan (the "Plan") for employees. To be eligible to participate, employees must have completed six months of continuous employment and have

                         SIMULA, INC. AND SUBSIDIARIES
attained the age of 21. Benefits are based on length of service and the employee's final pay (averaged over the five highest consecutive years of the last ten years of participation). The Company makes contributions to the Plan based upon actuarially determined amounts.

     Net periodic pension cost includes the following:

                                                          1993         1994         1995
                                                        --------     --------     ---------
    Service cost -- benefit earned during the year....  $120,147     $205,195     $ 169,835
    Interest cost on projected benefit obligation.....    75,001      113,496       116,660
    Actual return on Plan assets......................   (54,024)     (70,053)     (257,497)
    Net amortization and deferral.....................   (14,529)      15,907       172,970
                                                        --------     --------     ---------
              Net periodic pension cost...............  $126,595     $264,545     $ 201,968
                                                        ========     ========     =========

     The Plan's funded status and amounts recognized in the Company's balance sheet at December 31 are as follows:

                                                                      1994         1995
                                                                    ---------   ----------
    Actuarial present value of benefit obligation:
      Vested benefits.............................................  $ 856,257   $1,310,868
      Nonvested benefits..........................................     79,747      237,163
                                                                    ---------   ----------
    Accumulated benefit obligation................................    936,004    1,548,031
    Effect of projected future compensation increases.............    436,713      364,997
                                                                    ---------   ----------
    Projected benefit obligation..................................  1,372,717    1,913,028
    Plan assets at fair value.....................................    891,304    1,375,252
                                                                    ---------   ----------
    Plan assets less than projected benefit obligation............    481,413      537,776
    Unrecognized prior service cost...............................     15,028       24,383
    Unrecognized loss.............................................   (381,331)    (293,362)
    Unrecognized transition liability.............................    101,746       96,094
                                                                    ---------   ----------
      Accrued pension cost........................................  $ 216,856   $  364,891
                                                                    =========   ==========

     Assumptions at December 31 used in the accounting for the Plan were as follows:

                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Discount or settlement rate....................................  7.25%    8.25%    7.25%
    Rate of increase in compensation levels........................  3.00%    4.00%    3.50%
    Expected long-term rate of return on Plan assets...............  8.00%    8.00%    8.00%

     The Plan's assets consist of money market accounts and investments in common stocks, mutual funds, and corporate bonds.

     In addition, the Company has 401(k) plans for substantially all employees and one subsidiary has a union sponsored pension plan for union employees to which the Company makes contractual contributions.

                         SIMULA, INC. AND SUBSIDIARIES

12. RELATED PARTY TRANSACTIONS

     The Company has entered into various transactions with the Chairman. These transactions are further described as follows:

          a. The Company acquired SOUTHtech from the Chairman in 1994 as described in Note 3.

          b. The Chairman loaned the Company $2,000,000 in 1994 which was repaid by the Company in 1995.

13. COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment under capital lease agreements and certain facilities under noncancellable operating leases with various renewal options. Leased assets totaling $1,042,604 and $510,810 (net of accumulated depreciation of $248,683 and $162,830) are included in furniture and equipment as of December 31, 1995 and 1994, respectively.

     The following is a schedule, by year, of minimum rental payments due under the leases described above and for other operating leases for the years ending December 31:

                                                                CAPITAL LEASES   OPERATING LEASES
                                                                --------------   ----------------
    1996......................................................    $  365,319        $1,284,645
    1997......................................................       317,274         1,219,306
    1998......................................................       230,234           667,451
    1999......................................................       143,163           571,994
    2000......................................................        23,604           360,847
    Thereafter................................................           774         1,582,000
                                                                  ----------        ----------
    Total minimum lease payments..............................     1,080,368        $5,686,243
                                                                                    ==========
    Less amounts representing interest........................       162,848
                                                                  ----------
    Present value of net minimum lease payments...............    $  917,520
                                                                  ==========

     Rent expense was $1,109,402, $578,079 and $399,167 for the years ended December 31, 1995, 1994 and 1993, respectively.

     GOVERNMENT CONTRACT SETTLEMENT -- Pursuant to a Settlement Agreement and Release effective September 17, 1993, the Company agreed with the United States of America (the "Government") to a compromise and settlement relating to a claim by the Government for alleged violations of the Truth in Negotiations Act ("TINA"). The Agreement resolved the dispute between the parties without any admission of liability or wrongdoing on the part of the Company. Under the terms of the Agreement, the Company paid the Government $445,000 in three installments. Such amount and related legal fees of $474,000 have been recorded in the income statement as an unusual item.

14. STOCK OPTIONS

     In 1992, the Company adopted the 1992 Stock Option Plan which provided for the issuance of up to 360,000 shares of common stock. All options available under the 1992 Plan have been granted. In 1992, the Company adopted the 1992 Restricted Stock Plan authorizing the Company to grant to key employees of the Company the right to purchase up to an aggregate of 19,500 shares of common stock at $.01 per share. The Company has reserved 19,500 shares of common stock for issuance pursuant to the Restricted Stock Plan, of which 4,500 shares have been awarded. In August 1994, the Company adopted the 1994 Stock Option Plan which reserves up to 945,000 shares of common stock for issuance under the Plan. In accordance with the terms of the 1994 Plan, the Board of Directors has awarded 492,750 options under the 1994 Plan. Options are

                         SIMULA, INC. AND SUBSIDIARIES
exercisable for up to 10 years at a price equal to 100% of the fair market value at the date of grant or 85% of fair market value in the case of non-statutory options.

     Information with respect to the Plans is as follows:

                                                               OPTION        OPTION PRICE
                                                               SHARES      RANGE FOR SHARES
                                                               -------     ----------------
    Outstanding at January 1, 1993...........................        0          0 --      0
      Granted................................................  245,250               $ 3.25
                                                               -------
    Outstanding at December 31, 1993.........................  245,250               $ 3.25
      Granted................................................  161,250     $ 6.92 -- $12.50
      Exercised..............................................   24,075               $ 3.25
      Cancelled..............................................   (1,500)
                                                               -------
    Outstanding at December 31, 1994.........................  380,925     $ 3.25 -- $12.50
      Granted................................................  478,125     $13.17 -- $13.67
      Exercised..............................................  135,500     $ 3.25 -- $ 6.92
      Cancelled..............................................   (6,300)
                                                               -------
    Outstanding at December 31, 1995.........................  717,250
                                                               =======
    Exercisable at December 31, 1995.........................  239,125
                                                               =======

15. MAJOR CUSTOMERS

     Sales to four major customers accounted for approximately 29%, 66% and 77% of total sales for the years ended December 31, 1995, 1994 and 1993. Contract receivables from these customers accounted for approximately 29%, 39% and 59% of the total contract receivables at December 31, 1995, 1994 and 1993. These major customers include all branches of the United States armed forces which accounted for 18%, 24% and 46% of total sales for the years ended December 31, 1995, 1994 and 1993. The Company has performed work for these customers since 1975 and has no reason to believe that there will be any change in these customer relationships.

     For the year ended December 31, 1995 export sales were $6,760,819. For the years ended December 31, 1994 and 1993, export sales were less than 10% of consolidated revenue.

16. OTHER

     The Company's research and development efforts arise from funded development contracts and proprietary research and development.

     Amounts arising from such efforts for the years ended December 31 were as follows:

                                                        1993           1994           1995
                                                     ----------     ----------     ----------
    Research and development expenses, classifed as
      general and administrative expenses..........  $  375,592     $  687,686     $1,419,340
                                                     ==========     ==========     ==========
    Funded contracts:
      Revenues.....................................  $1,685,745     $3,290,146     $3,901,662
      Cost of revenue earned.......................   1,813,120      3,165,130      4,721,858
                                                     ----------     ----------     ----------
              Funded contract -- net...............  $ (127,375)    $  125,016     $ (820,196)
                                                     ==========     ==========     ==========

                         SIMULA, INC. AND SUBSIDIARIES

17. SEGMENT REPORTING

     During 1995, 1994 and 1993, the Company operated in three industry segments. The Simula Government Products, Inc. segment includes the design and manufacture of crash resistant components, energy absorbing devices, ballistics and composites principally in connection with branches of the United States armed forces procurement. The Intaero segment includes operations which manufacture products for the interiors of domestic and foreign passenger airlines and seating systems for rail and other mass transit. The remaining segment, entitled Other, includes general corporate operations and other subsidiaries engaged in technology development and sales (Note 3). Segment disclosures are as follows:

                                                                     1995
                                         -------------------------------------------------------------
                                             SIMULA
                                           GOVERNMENT
                                         PRODUCTS, INC.       INTAERO         OTHER           TOTAL
                                         --------------     -----------     ----------     -----------
Revenue:
  Contract revenue.....................   $  24,753,600     $23,936,070                    $48,689,670
  Product sales........................                       5,673,264     $1,968,879       7,642,143
  Technology sales and royalties.......         779,347               0      1,977,453       2,756,800
                                            -----------     -----------     ----------     -----------
          Total revenue................   $  25,532,947     $29,609,334     $3,946,332     $59,088,613
                                            ===========     ===========     ==========     ===========
Operating income.......................   $   3,294,791     $ 3,066,695     $  496,651     $ 6,858,137
Identifiable assets....................      26,629,708      38,688,362      9,421,066      74,739,136
Depreciation and amortization..........         564,842       1,899,849        600,142       3,064,833
Capital expenditures...................       1,829,664       1,459,651      1,478,142       4,767,457

                                                                     1994
                                         -------------------------------------------------------------
                                             SIMULA
                                           GOVERNMENT
                                         PRODUCTS, INC.       INTAERO         OTHER           TOTAL
                                         --------------     -----------     ----------     -----------
Revenue:
  Contract revenue.....................   $  21,587,963     $12,126,010                    $33,713,973
  Product sales........................                       5,966,839     $1,031,379       6,998,218
  Technology sales and royalties.......         445,603               0              0         445,603
                                            -----------     -----------     ----------     -----------
          Total revenue................   $  22,033,566     $18,092,849     $1,031,379     $41,157,794
                                            ===========     ===========     ==========     ===========
Operating income.......................   $   3,037,566     $ 2,168,567     $  (21,813)    $ 5,184,320
Identifiable assets....................      19,761,764      24,654,688      3,274,511      47,690,963
Depreciation and amortization..........         516,510         763,418        371,190       1,651,118
Capital expenditures...................         586,178               0        670,674       1,256,852

                         SIMULA, INC. AND SUBSIDIARIES

                                                                         1993
                                                   -------------------------------------------------
                                                       SIMULA
                                                     GOVERNMENT
                                                   PRODUCTS, INC.        INTAERO            TOTAL
                                                   --------------       ----------       -----------
Revenue:
  Contract revenue...............................   $  21,252,203                        $21,252,203
  Product sales..................................                       $3,436,797         3,436,797
  Technology sales and royalties.................          91,591                0            91,591
                                                      -----------       ----------       -----------
          Total revenue..........................   $  21,343,794       $3,436,797       $24,780,591
                                                      ===========       ==========       ===========
Operating income.................................   $   2,447,656       $  216,899       $ 2,664,555
Identifiable assets..............................      20,784,764        6,002,468        26,787,232
Depreciation and amortization....................         638,764          159,990           798,754
Capital expenditures.............................         550,752           14,000           564,752

     For the year ended December 31, 1995, inter-segment sales were insignificant and total intercompany sales of $4,065,201 have been eliminated. All revenue in 1994 and 1993 was generated from sales to unaffiliated customers. Operating income for Simula Government Products for 1993 included an unusual item of $919,389 relating to a government contract settlement as discussed in
Note 13.

18. NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed of. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the statement requires that certain long-lived assets and intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company adopted this accounting standard effective January 1, 1995. The adoption of this accounting standard had no impact on the Company's results of operations or financial position.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for transactions entered into in fiscal years that begin after December 15, 1995. This statement establishes financial accounting and reporting for stock-based employee compensation plans, including stock purchase plans, stock option plans, restricted stock and stock appreciation rights. The Statement requires a fair value based method of accounting for employee stock options or similar instruments and encourages a similar method for all employee stock compensation plans. This method measures compensation cost at the grant date based on the value of an award and recognizes it over the service period, usually the vesting period. However, the Statement also allows an entity to continue measuring compensation cost for such plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," provided pro forma disclosures are made. The Company expects to continue to account for its stock-based employee compensation plans using the method of accounting proscribed by APB No. 25 and does not expect this accounting standard will materially impact its results of operations or financial position.

                         SIMULA, INC. AND SUBSIDIARIES

19. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                1995
                                  -----------------------------------------------------------------
                                     FIRST            SECOND             THIRD            FOURTH
                                  -----------       -----------       -----------       -----------
Revenue.........................  $13,580,842       $15,030,715       $14,694,204       $15,782,852
Cost of revenue.................    8,954,807         9,632,276         9,396,431         8,637,957
Gross margin....................    4,626,035         5,398,439         5,297,773         7,144,895
Net earnings....................      616,077           936,995         1,139,182         1,410,105
Net earnings per common and
  equivalent share..............  $       .09       $       .11       $       .13       $       .15

                                                                1994
                                  -----------------------------------------------------------------
                                     FIRST            SECOND             THIRD            FOURTH
                                  -----------       -----------       -----------       -----------
Revenue.........................  $ 6,900,072       $ 7,558,741       $12,875,330       $13,823,651
Cost of revenue.................    4,370,264         4,667,947         9,157,490         9,512,909
Gross margin....................    2,529,808         2,890,794         3,717,840         4,310,742
Net earnings....................      334,798           513,707           603,372           662,546
Net earnings per common and
  equivalent share..............  $       .07       $       .10       $       .10       $       .10

20. UNAUDITED NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

NOTE 2 -- ACCOUNTING CHANGE

     During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. Pre-contract costs represent amounts applicable to products and technologies which represent adaptations of existing capabilities to the particular requirements of the Company's customers. These costs were previously deferred and recovered over the revenue streams from these customers. The Company will now expense these costs as they are incurred. Due to current industry trends and anticipated accounting changes, the new policy is considered preferable to the previous policy. Both policies are currently in accordance with generally accepted accounting principles.

     The $3.2 million cumulative effect of the change on prior years (after reduction for income taxes of $2.2 million) is included in operations of the six months ended June 30, 1996. The effect of the change on the six months ended June 30, 1996 was to decrease earnings before cumulative effect of a change in accounting principle $1.8 million ($.21 per share) and net earnings by $5.0 million ($.57 per share). The pro forma amounts reflect the effect of retroactive application on pre-contract costs, net of amortization, and the related income tax benefits.

                         SIMULA, INC. AND SUBSIDIARIES

     The effect of the change on the first quarter of 1996 was as follows:

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                             MARCH 31, 1996
                                                                             --------------
    Net income as originally reported......................................   $    685,179
    Effect of change in accounting for pre-contract costs..................       (563,247)
                                                                               -----------
    Income before cumulative effect of a change in accounting principle....        121,932
    Cumulative effect on prior years (to December 31, 1995) of changing
      accounting for pre-contract costs....................................     (3,239,948)
                                                                               -----------
    Net loss as restated...................................................   $ (3,118,016)
                                                                               ===========
    Per share amounts:
      Net income as originally reported....................................   $        .08
      Effect of change in accounting for pre-contract costs................           (.07)
                                                                               -----------
      Income before cumulative effect of a change in accounting
         principle.........................................................            .01
      Cumulative effect on prior years (to December 31, 1995) of changing
         accounting for pre-contract costs.................................           (.36)
                                                                               -----------
      Net loss as restated.................................................   $       (.35)
                                                                               -----------

     Pro forma amounts assuming the change in accounting had been applied retroactively are as follows:

                                                        SIX MONTHS
                                                           ENDED          YEAR ENDED
                                                       JUNE 30, 1995   DECEMBER 31, 1995
                                                       -------------   -----------------
            Net earnings.............................   $ 1,116,402       $ 1,658,299
            Net earnings per share...................   $       .14       $       .19

NOTE 3 -- INCOME TAXES

     The tax provision for the three and six month periods ended June 30, 1996 and 1995 is proportionate to the Federal and State combined rate of approximately 40%.

NOTE 4 -- SHAREHOLDERS' EQUITY

     During the second quarter of 1996, the Company retired 82,500 shares of treasury stock which had been acquired for a cost of $279,838.

     Weighted average shares used to compute per share amounts for the three and six month periods ended June 30, 1996 do not include common stock equivalents because their effect would be anti-dilutive.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    3
Risk Factors..........................    7
Use of Proceeds.......................   15
Capitalization........................   16
Price Range of Common Stock...........   17
Dividend Policy.......................   17
Selected Consolidated Financial
  Data................................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   27
Properties............................   39
Management............................   41
Certain Transactions..................   48
Principal Shareholders................   50
Description of Convertible Preferred
  Stock...............................   52
Certain Federal Tax Consequences......   56
Description of Other Capital Stock and
  Securities..........................   59
Underwriting..........................   61
Legal Opinions........................   62
Experts...............................   62
Incorporation of Certain Documents by
  Reference...........................   62
Additional Information................   62
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                1,200,000 SHARES

                                      LOGO

                                  SIMULA, INC.

                      $              SERIES A CONVERTIBLE
                                PREFERRED STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                              HD BROUS & CO., INC.

------------------------------------------------------
------------------------------------------------------

                                  SIMULA, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered. These expenses will be deducted from the gross proceeds of the offering. The information contained below is subject to future contingencies. An asterisk to the right of a dollar figure denotes that the figure is an estimate and the exact amount to be expended for that category is not yet known.

        Registration Fee..................................................  $ 12,000
        Transfer Agent's Fee..............................................    10,000
        Legal Fees........................................................   150,000
        New York Stock Exchange Listing Fee...............................    30,000
        Accounting Fees...................................................    75,000
        Printing and Engraving Costs......................................    90,000
        Other.............................................................    33,000
                                                                            --------
                  Total...................................................  $400,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTICLE 10 of the Articles of Incorporation of the Registrant provides as follows:

     The personal liability of the directors to the Corporation and its shareholders for monetary damages by reason of their conduct as directors shall be limited or eliminated to the fullest extent permitted by Arizona law.

     Section 12.01 of the Bylaws of the Registrant provides as follows:

          12.01 INDEMNIFICATION. To the full extent permitted by Arizona law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another corporation, trust or enterprise, against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

     Section 10-202(B)(1) and Chapter 8, Article 5 (sec.10-850 et seq.) of the General Corporation Law of Arizona, as amended, apply to registrant and provide as follows:

Section 10-202(B). The articles of incorporation shall set forth:

     1. If elected by the incorporators, a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for any of the following:

          (a) The amount of any financial benefit received by a director to which the director is not entitled.

          (b) An intentional infliction of harm on the corporation or the shareholders.

          (c) A violation of sec. 10-833.

          (d) An intentional violation of criminal law.

     As indicated above, the Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Chapter 8 -- Directors and Officers, Article 5 -- Indemnification.

Section 10-850. Definitions

     1. "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

     2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. Director includes the estate or personal representative of a director.

     3. "Expenses" includes attorney fees and all other costs and expenses reasonably related to a proceeding.

     4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses than have not yet been paid by the indemnified person but that have been or may be incurred.

     5. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used with respect to an individual other than a director, as contemplated in sec.10-856, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

     6. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation.

     7. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

     8. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851. Authority to indemnify

     A. Except as provided in subsection D of this section and in 10-854, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

          1. The individual's conduct was in good faith

          2. The individual reasonably believed:

             (a) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

             (b) In all other cases, that the conduct was at least not opposed to its best interests.

          3. In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful

     B. A director's conduct with respect to an employee benefit plan for a purpose reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of subsection A, paragraph 2, subdivision (a) of this section.

     C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

     D. A corporation may not indemnify a director under this section either:

          1. In connection with a proceeding by or in the right of corporation in which the director was adjudged liable to the corporation.

          2. In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

     E. Indemnification permitted under this section in connection with a proceeding by or in right of the corporation is limited to reasonable expenses incurred during the proceeding.

Section 10-852. Mandatory indemnification

     A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     B. Unless limited by its articles of incorporation, sec.10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of the proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in sec.10-851, subsection A and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

     C. A corporation shall not provide the indemnification or advance payment of expenses described in subsection B if this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in sec.10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

Section 10-853. Advance for expenses

     A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the following conditions exist:

          1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in sec.10-851.

          2. The director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

          3. A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     B. The undertaking required by subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

     C. Determinations and authorizations of payments under this section shall be made in the manner specified in sec.10-855.

     D. This section does not apply to the advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to sec.10-852.

Section 10-854. Court ordered indemnification

     Unless the corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving notice the court considers necessary may order indemnification if it determines either:

          1. The director is entitled to mandatory indemnification under sec.10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification.

          2. The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in sec.10-851 or was adjudged liable as described in sec.10-851, subsection D, but if the director was adjudged liable under sec.10-851, subsection D, indemnification is limited to reasonable expenses incurred.

Section 10-855. Determination and authorization of indemnification

     A. A corporation may not indemnify a director under sec.10-851 unless authorized in the specific case after determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in sec.10-851.

     B. The determination shall be made either:

          1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

          2. By special legal counsel:

             (a) Selected by majority vote of the disinterested directors.

             (b) If there are no disinterested directors, selected by majority vote of the board.

          3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

     C. Neither special legal counsel nor any shareholder has any liability whatsoever for the determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with sec.10-830.

     D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

Section 10-856. Indemnification of officers, employees and agents

     Unless a corporation's articles of incorporation provide otherwise:

          1. An officer of the corporation who is not a director is entitled to mandatory indemnification against liability under sec.10-852 and is entitled to apply for court ordered indemnification against liability under sec.10-854, in each case to the same extent as a director.

          2. The corporation may indemnify against liability and advance expenses under this article to an officer, employee or agent of the corporation who is not a director to the same extent as to a director.

          3. A corporation may also indemnify against liability and advance expenses to an officer, employee or agent to the extent, consistent with public policy, that indemnification may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract, provided that if the officer, employee or agent is also a director, indemnification against liability arising from serving as a director is limited to the other provisions of chapters 1 through 17 of this title.

Section 10-857. Insurance

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under sec.10-851 or sec.10-852.

Section 10-858. Application of article

     A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If the articles of incorporation limit indemnification or advances for expenses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

     B. This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In June 1994, the Company sold $6.5 million in aggregate principal amount of its Series B 9% Senior Subordinated Convertible Notes ("Convertible Notes"). The Convertible Notes were sold pursuant to exemptions from registration under the Securities Act of 1933 (" '33 Act"), Sections 4(2) and 4(6), and Regulation D thereunder, and comparable provisions of states' securities laws. The Convertible Notes were convertible to Common Stock, and 631,708 shares of the Company's Common Stock were registered and offered pursuant to a Prospectus dated July 26, 1994 for shares of Common Stock issuable upon the conversion of the Convertible Notes. In addition, 13,116 shares of the Company's Common Stock were registered and offered pursuant to a Prospectus dated December 28, 1994 for remaining shares of Common Stock issuable for accrued interest. As of the date of this Registration Statement, all Convertible Notes have been converted into Common Stock.

     In September 1996, the Company sold $14.3 million in aggregate principal amount of its Series C 10% Senior Subordinated Convertible Notes ("10% Notes"). The 10% Notes were issued pursuant to the Company's Indenture dated December 17, 1993 and Supplemental Indenture dated September 12, 1996. The private placement was made through HD Brous & Co., Inc., a NASD member firm, and other selected dealers. The 10% Notes were sold pursuant to exemptions from registration under the '33 Act, Sections 4(2) and 4(6), and Regulation D thereunder, and comparable provisions of states' securities laws. The 10% Notes are convertible to Common Stock of the Company at a conversion price which may be fixed by each Noteholder at the equivalent of 103% of the average closing price of the Company's Common

Stock on the NYSE for the 10 day period immediately preceding notice to the Company of such an election to fix the conversion price. If not earlier converted, the Notes are redeemable by the Company in whole or in part on a pro rata basis, at par value plus all accrued interest payable through the date of redemption, at any time upon 30 days written notice to the Noteholders in accordance with the following: (i) from September 12, 1996 until June 15, 1997, the Notes may be redeemed by the Company after the closing price of the Company's Common Stock as quoted on the NYSE has equaled or exceeded $25.00 for any 10 consecutive trading days and (ii) after June 15, 1997, the Company may redeem the Notes at any time at par value plus all accrued interest payable through the date of redemption. As of the date of this Registration Statement, no 10% Notes have been converted into Common Stock.

     Other than the foregoing transactions, the Registrant has not offered or sold any unregistered securities within the last three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits.  The following Exhibits are included pursuant to Regulation
S-K.

  NO.                                    DESCRIPTION                                   REFERENCE
-------  ----------------------------------------------------------------------------  ---------
 +1.     Underwriting Agreement......................................................
 *3.1    Articles of Incorporation of Simula, Inc., as amended and restated..........
  3.2    Bylaws of Simula, Inc., as amended and restated.............................      (1)
 *4.1    Specimen of Common Stock Certificate........................................
  4.2    Indenture dated December 17, 1993 (including cross-reference sheet to Trust
         Indenture Act), as amended..................................................      (4)
 +4.3    Certificate of Designations and Preferences (entitled "Statement Pursuant to
         Arizona Revised Statutes sec.10-602").......................................
 +4.4    Specimen of Preferred Stock Certificate.....................................
 *4.5    Amended and Restated Supplemental Indenture No. 2 dated September 12, 1996, entered into in connection with the Registrant's issuance of Series C 10%
         Senior Subordinated Convertible Notes.......................................
 *5.1    Opinion of Streich Lang, P.A. (includes Consent)............................
 10.4    Contract dated December 16, 1991, between Registrant and the United States
         Army Aviation Systems Command with respect to the IBAHRS project ...........      (1)
 10.8    Employment Agreement between Registrant and Stanley P. Desjardins...........      (1)
 10.9    Employment Agreement between Registrant and Donald W. Townsend..............      (1)
 10.11   1992 Stock Option Plan......................................................      (1)
 10.12   1992 Restricted Stock Plan..................................................      (1)
 10.15   Asset Purchase Agreement dated August 2, 1993 between Simula, Inc. and
         Airline Interiors, Inc......................................................      (3)
 10.16   Asset Purchase Agreement dated June 14, 1994, among Simula, Inc., CCEC
         Acquisition Corp. and Coach and Car Equipment Corporation...................      (5)
 10.17   Stock Purchase Agreement between Simula, Inc. and Southtech, Inc. and
         shareholders dated July 1, 1994.............................................      (7)
 10.18   Asset Purchase Agreement dated September 30, 1994, among Simula, Inc.,
         Artcraft Acquisition Corp., and Artcraft Industries Corp....................      (6)
 10.21   1994 Stock Option Plan......................................................      (7)
 10.22   Agreements dated January 27, 1995 with Autoliv AB, including license
         agreement, frame supply agreement and joint development agreement...........      (8)
 10.23   Agreement with Jetstream Aircraft Limited...................................      (8)

  NO.                                    DESCRIPTION                                   REFERENCE
-------  ----------------------------------------------------------------------------  ---------
 10.24   Loan Agreement with First Interstate Bank, N.A. dated October 20, 1995......      (9)
 10.25   Asset Purchase Agreement dated November 1, 1995, between Comfab, Inc. and
         Stanley P. Desjardins, d/b/a Desjardins Engineering; Services Agreement
         dated November 1, 1995, between Simula, Inc. and Comfab, Inc.; Promissory
         Note of Stanley P. Desjardins, d/b/a Desjardins Engineering, dated November
         1, 1995, for the purchase price of Comfab, Inc..............................     (10)
 10.26   Simula, Inc. Employee Stock Purchase Plan...................................     (11)
*10.27   Promissory Note representing $650,000 loan from Stanley P. Desjardins dated
         August 12, 1996.............................................................
*10.28   Promissory Note representing $1,000,000 loan from Stanley P. Desjardins dated August 14, 1996.......................................................
 11.     Earnings Per Share..........................................................
*12.     Ratio of earnings to Fixed Charges..........................................
 18.     Preference Letter re change in accounting principles........................     (13)
*21.     Subsidiaries of Registrant..................................................
*23.     Consents of Independent Auditors............................................
 24.     Powers of Attorney -- Directors.............................................     (10)
 25.     Statement of Eligibility of Trustee on Form T-1 (without Indenture)
         (bound separately)..........................................................      (4)

---------------
* Filed herewith.

+ To be filed by amendment.

 (1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

 (2) Filed with Form 10-KSB for the year ended December 31, 1992.

 (3) Filed with current Report on Form 8-K, dated August 2, 1993.

 (4) Filed with Registration Statement on Form SB-2, No. 33-61028 under the Securities Act of 1933, effective December 10, 1993.

 (5) Filed with current Report on Form 8-K, dated June 14, 1994.

 (6) Filed with current Report on Form 8-K, dated September 30, 1994.

 (7) Filed with Registration Statement on Form SB-2, No. 33-87582, under the Securities Act of 1933, effective December 28, 1994.

 (8) Filed with Registration Statement on Form S-1, No. 33-89186, under the Securities Act of 1933, effective March 28, 1995, as amended by Post-Effective Amendment No. 1, effective March 31, 1995.

 (9) Filed with Report on Form 10-Q for the quarter ended September 30, 1995.

(10) Filed with Report on Form 10-K for the year ended December 31, 1995.

(11) Filed with Definitive Proxy on May 14, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(12) Filed with Report on Form 10-Q for the quarter ended June 30, 1996.

(13) Filed with Report on Form 10-Q/A dated October 3, 1996, amending Report on Form 10-Q for the quarter ended June 30, 1996.

     b.1. Financial Statements. The financial statements of the Company are included in the Prospectus beginning at page F-1.

     b.2. Financial Statement Schedules. All schedules are included in the financial statements of the Company or are included in Part II of the Registration Statement.

ITEM 17.  UNDERTAKINGS

RULE 415

     a. The undersigned registrant hereby undertakes:

          a.1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          a.2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          a.3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     e. Incorporated Annual and Quarterly Reports.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     h. Request for acceleration of effective date.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     i. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on October 3, 1996.

                                          SIMULA, INC.

                                          By /s/  DONALD W. TOWNSEND
                                            ------------------------------------
                                            Donald W. Townsend, President

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------
/s/  DONALD W. TOWNSEND                                       October 3, 1996
--------------------------------------------
Donald W. Townsend, President, Chief
Operating Officer, and Director

/s/  BRADLEY P. FORST                                         October 3, 1996
--------------------------------------------
Bradley P. Forst, Vice President, General
Counsel, Secretary and Director

/s/  SEAN K. NOLEN                                            October 3, 1996
--------------------------------------------
Sean K. Nolen, Vice President, Treasurer,
Chief Financial Officer, and Director

            *
--------------------------------------------
Stanley P. Desjardins, Chairman

            *
--------------------------------------------
James C. Withers, Director

            *
--------------------------------------------
Robert D. Olliver, Director

            *
--------------------------------------------
Scott E. Miller, Director

            *
--------------------------------------------
Ian Grant, Director

*By: /s/  BRADLEY P. FORST                                    October 3, 1996
     ---------------------------------------
     Bradley P. Forst,
     Attorney-in-Fact

          The Company Logo consists of a drawing of the world with a bird in flight over it with the Company name.


                       DESCRIPTION OF PHOTOS ON INSIDE
                     FRONT AND BACK COVERS OF PROSPECTUS

INSIDE FRONT COVER:

upper left photo:
Inflatable Tubular Structure ("ITS") side impact head protection device.

upper right photo:
AI-1000 "16 g" Tourist class seat.

lower left photo:
AMTRAK Coach Class Seat.

lower right photo:
Cockpit Air Bag System (CABS) for helicopters.


INSIDE BACK COVER:

upper left photo:
Commuter Rail Seat.

upper right photo:
Aircraft Crash Sensor Module.

lower left photo:
Drop Tower for Crash Simulation Testing.

lower right photo:
AH-64 Apache Attack Helicopter Armored, Energy Absorbing Crewseat.